                            SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934



Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

    [ ] Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
        6(e)(2))
    [x] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12



                         CONTINENTAL CHOICE CARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N.A.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ]  No fee required
    [x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1)  Title of each class of securities to which transaction applies:

                                      N.A.
--------------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

                                      N.A.
--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                      N.A.
--------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

                                   $8,170,000
--------------------------------------------------------------------------------

    (5) Total fee paid:

                                   $1,634.00
--------------------------------------------------------------------------------

    [X] Fee paid previously with preliminary materials.
     -

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
                                      N.A.
--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
                                      N.A.
--------------------------------------------------------------------------------

    (3) Filing party:
                                      N.A.
--------------------------------------------------------------------------------

    (4) Date filed:
                                      N.A.
--------------------------------------------------------------------------------

                         Continental Choice Care, Inc.
                                35 Airport Road
                         Morristown, New Jersey  07960


            ------------------------------------------------------
                   Notice Of Annual Meeting Of Stockholders
                           To Be Held June 29, 1999
            ------------------------------------------------------

    Continental Choice Care, Inc. (the "Company") will hold a special meeting (the "Meeting") of the stockholders to be held at the Westin Morristown Hotel, 2 Whippany Road, Morristown, New Jersey 07960 on June 29, 1999 at 4:00 p.m., Eastern Standard Time, for the purpose of considering and voting upon the following matters:

        (i) To approve an Agreement and Plan of Merger dated as of February 5, 1999, a copy of which is attached as Annex A to the accompanying Proxy Statement, providing for the merger of TelaLink Network, Ltd., a Delaware corporation with and into Quorum Communications, Inc., a Delaware corporation, which is a wholly owned subsidiary of the Company, and related matters, and to amend the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."

        (ii) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

        (iii) To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan.

        (iv) To elect one director to hold office for a term of three years or until his successor has been duly elected and qualified.

        (v) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

        (vi) To transact such other business as may properly come before the Meeting and any adjournment of the Meeting.

    Holders of Common Stock of the Company at the close of business on May 21, 1999 are entitled to notice of and to vote at the Meeting and any adjournment of the Meeting.

    Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

    The Company's Annual Report for the Fiscal Year ended December 31, 1998 accompanies these proxy materials.

    Whether or not you expect to attend the Meeting, please complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                    By Order of the Board of Directors


                                    Steven L. Trenk
                                    President
June 7, 1999
Morristown, New Jersey

                         Continental Choice Care, Inc.
                                35 Airport Road
                          Morristown, New Jersey 07960
                                  973-898-9666


             ------------------------------------------------------
                     Proxy Statement For Annual Meeting of
                                 Stockholders
            ------------------------------------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Continental Choice Care, Inc. (the "Company"), solely to the stockholders of the Company in connection with the solicitation of proxies for an Annual Meeting of the Company's Stockholders (the "Meeting") to be held at the Westin Morristown Hotel, 2 Whippany Road, Morristown, New Jersey 07960 on June 29, 1999 at 4:00 p.m., Eastern Standard Time, and at any adjournment of the Meeting. We expect to mail these proxy materials to stockholders on or about June 7, 1999. The principal executive offices of the Company are located at 35 Airport Road, Morristown, New Jersey 07960. The telephone number of the Company is (973) 898-9666.

     This Proxy Statement contains certain "forward-looking statements." These statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar terms referenced in the Private Securities Litigation Reform Act of 1995. They are typically used where certain factors may cause actual results to be materially different from the future outcome expressed or implied by such statements. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of these assumptions could, of course, prove to be inaccurate. Therefore, the Company cannot assure you that it will realize the results contemplated in any of these statements. You should not regard such forward-looking information as a representation by the Company that future expectations will be achieved.
It is important to note that past performance is not necessarily predictive of future performance. You should also understand that the following important factors, in addition to those discussed elsewhere in this document and in any documents which we may incorporate by reference, could affect the future results of the Company, and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions in the markets served or proposed to be served by us; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in existing and proposed operating areas; and competition from others in our existing or proposed service markets.

Voting Of Proxies

     Only stockholders of record at the close of business on the record date, May 21, 1999, will be entitled to vote at the Meeting and at adjournments of the Meeting.

     On May 21, 1999, there were outstanding and entitled to vote 3,267,500 shares of the Company's common stock ("Company Stock"). Each outstanding share of Company Stock entitles you to one vote on each matter. A majority of the shares of Company Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business.

     If you properly sign your proxy and do not revoke it, your shares will be voted at the meeting in accordance with your instructions. If no instruction is specified, your shares will be voted by the persons that you designated (with respect to the matters as to which you are entitled to vote) in the following manner:

        (i) "FOR" approval of the Agreement and Plan of Merger dated as of February 5, 1999 (the "Merger Agreement"), the consummation of the transactions contemplated thereby and related matters, and the amendment of the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."

        (ii) "FOR" the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 10,000,000 to 20,000,000 shares.

        (iii) "FOR" an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan from 1,250,000 to 2,500,000.

        (iv) "FOR" the election of a director of the Company, as described in this Proxy Statement.

        (v) "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

        (vi) In connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy.

     You may change your mind and revoke your proxy at any time before voting by giving written notice of revocation to the Secretary of the Company. This may be done by filling out, signing and delivering to the Secretary a proxy bearing a later date or by showing up at the meeting and voting in person.

Required Vote

     The affirmative vote of the holders of at least a majority of the outstanding shares of Company Stock present, in person or by proxy, and entitled to vote at the Meeting is required for approval of each of the proposals and any other matter which may be put to a stockholder vote at the Meeting. As to any particular proposal, if you abstain (or leave the proxy card blank) it will have
the same effect as a vote against that proposal.   A "broker non-vote" (a card
returned by a broker because voting instructions were not received by the broker and the broker does not have discretionary authority to vote on that matter) will not be counted as a vote either for or against the proposal. Management of the Company holds approximately 48.5% of the outstanding shares of Company Stock, net of shares underlying outstanding stock options. Management intends to vote in favor of each of the proposals and in their discretion with respect to any other matters which may properly come before the Annual Meeting. Each member of management holding currently exercisable stock options has advised the Company that he does not intend to exercise any stock options and vote the shares underlying any of such options. Votes cast, either in person or by proxy, will be counted by First City Transfer Company, the Company's transfer agent.


Shareholder Proposals For Next Annual Meeting


     Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company at its offices by February 24, 2000 for consideration for inclusion in the proxy material for the next annual meeting of shareholders. Except for matters that a shareholder of the Company raises pursuant to the procedures contained in Securities and Exchange Commission ("SEC") Rule 14a-8, no business may be brought before an annual meeting except:


          (i) as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors; or

          (ii) business brought before an annual meeting by a shareholder entitled to vote who has delivered notice to the Company not less than 45 days prior to the first anniversary of the record date for the preceding year's annual meeting. For the annual meeting of the stockholders of the Company in the year 2000, the Company must receive this notice on or after February 21, 2000 and on or before April 6, 2000.


Proxy Solicitation

     The accompanying proxy is solicited by the Company. All costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but it may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

Summary of this Proxy Statement

     The following information is intended to be a short introductory summary of information contained elsewhere in this proxy statement. The proxy statement itself contains summaries of various information, including summaries of laws, transactions, businesses, industries and agreements. You are urged to read all of the proxy materials and other information provided by the Company. You are also urged to read the laws, agreements and filings to which the Company refers you. Due to its substantially condensed format, the following short introductory summary omits details, references and warnings which are vital to a complete understanding of the proposals which you are being asked to approve.

Proposal 1.


 . What companies will merge?  The Company formed a wholly-owned subsidiary named
  Quorum Communication, Inc. ("Quorum"). TelaLink Network, Ltd. ("TelaLink") will merge (the "Merger") with Quorum and Quorum will be the surviving entity.

 . What is TelaLink's business? TelaLink was formed primarily for the purpose of acquiring, operating and expanding the services provided by rural local exchange carriers ("RLECs"). RLECs provide local telecommunications services in rural areas throughout the United States. From its inception in 1996, TelaLink has actively engaged in seeking potential mergers and acquisitions in the telecommunications industry, although TelaLink had substantially no revenues prior to December 1998. In December 1998, TelaLink acquired the assets of War Telephone Company, a RLEC located in War, West Virginia. As a result, TelaLink currently provides telephone service to approximately 1,550 customers.

 . Why is the Company proposing a merger with TelaLink? How will this affect my shareholdings? As a result of the merger of TelaLink with Quorum, the Company will enter the telecommunications business. You will become a stockholder of an enterprise that operates a telecommunications business and that will seek additional acquisitions and opportunities for growth in the telecommunications business. Management believes that this business will experience significant expansion.

 . What will happen to TelaLink's capital stock? TelaLink currently has 2,990,000 shares of common stock outstanding held by approximately 20 shareholders and 500,000 shares of preferred stock outstanding, held by 5 shareholders. See "Security Ownership of Management and Certain Beneficial Owners" for a list of holders of five percent or more of TelaLink's common stock and holders of TelaLink preferred stock. As of the effective time of the Merger, shares of the capital stock of TelaLink shall automatically convert into the right to receive a portion of the Company Stock to be issued as consideration for the Merger.

 . What other transactions has the Company entered into in contemplation of the Merger? On May 15, 1999, the Company entered into an agreement (the "Stock Purchase Agreement") pursuant to which the Company agreed to acquire not less than 95% of the issued and outstanding capital stock of Pine Tree Telephone and Telegraph Company ("Pine Tree").

  TelaLink assigned its rights under a certain letter of intent between TelaLink and Pine Tree to the Company which gave the Company the right to pursue the Pine Tree acquisition. Pine Tree is a telecommunication service provider with approximately 6,500 customers located in areas near Portland, Maine. The purchase price is approximately $30,500,000. The Company has deposited the sum of $915,000 in an escrow account as a deposit against the purchase price. The Company intends to obtain a combination of debt and equity financing to finance the remainder of the purchase price. The Company is not seeking shareholder approval of the proposed transaction with Pine Tree and is not currently seeking approval of any financing transaction in which the Company may engage to obtain acquisition financing or other financing in connection with the Pine Tree transaction. Approval of the Merger will not constitute approval of the Pine Tree transaction nor approval of the issuance of any securities by the Company in connection with the Pine Tree transaction. The transaction is subject to state regulatory approval and is expected to be consummated following the end of the calendar quarter during which state regulatory approval is obtained. Under the terms of the Stock Purchase Agreement, Pine Tree is permitted to distribute to its existing shareholders its accumulated cash, certain non-performing assets and any securities held prior to the closing of the transaction. At the closing, the purchase price may be adjusted as provided by the terms to the Stock Purchase Agreement. No assurance can be given that the Company will be able to obtain financing for the Pine Tree transaction or, if financing is obtained on terms acceptable to the Company, that the transaction will otherwise be consummated.

 . What other agreements were made in connection with the Merger? In anticipation of the Merger, the Company has loaned $400,000 to TelaLink. TelaLink currently owes expenses aggregating $200,000 to Benchmark Equity Group, Inc. ("Benchmark") and its affiliates in connection with services rendered and Benchmark is expected to assert additional fees of $319,000 in the event the Merger is consummated. Benchmark and its affiliates hold approximately 41.5% of TelaLink's outstanding common stock and approximately 16.7% of TelaLink's outstanding preferred stock. Frank DeLape, a TelaLink designee for director of the Company, holds all of the outstanding securities of Benchmark.
  Benchmark has entered into an agreement with TelaLink pursuant to which Benchmark agrees to provide merger and acquisition transaction services to TelaLink in exchange for fees based on the transaction consideration. The fees range from 5% of the first $3,000,000 of aggregate consideration paid or received in connection with a covered transaction, to a 1% fee of amounts which exceed $12,000,000. The Company expects to pay a fee of 1.5% of the consideration payable in the Pine Tree transaction, or $457,500, to Benchmark in the event the Pine Tree transaction is consummated. Accordingly, Benchmark is expected to assert claims for fees and expenses of $519,000 if the Pine
  Tree transaction is not consummated and of $976,000 if the Pine Tree transaction is consummated.

  Under the terms of the Merger Agreement, the Company is obligated to issue employee options to acquire 500,000 shares of Company Stock to Mr. Harry S. Bennett, the Chairman and Chief Executive Officer of TelaLink (the "Bennett Options") at an exercise price of $1.875 per share of Company Stock and to make Mr. Bennett an Executive Vice President of the Company.

  Techtron, Inc., a majority stockholder of the Company has granted TelaLink an irrevocable proxy to vote its shares of common stock in favor of the Merger.

 . What consideration will the Company give for the Merger? At or shortly following the closing of the Merger, the Company will issue 1,640,000 shares of Company Stock directly to the holders of the capital stock of TelaLink.

  The Company will also issue 1,540,000 shares into an escrow at the closing.
  If the Company meets certain financial goals described in the Merger Agreement before January 1, 2001 (subject to extension to June 30, 2001 under certain circumstances), holders of TelaLink capital stock will receive 900,000 shares of Company Stock, of which 640,000 will be escrowed shares and 260,000 shares will be newly issued Company Stock. If the Company meets certain alternative financial goals within the same time period, the remaining 900,000 shares of Company Stock will be released from the escrow.

  The release of the second group of shares of Company Stock from the escrow is not contingent on the release of the first group of shares and vice versa. As a result, the net aggregate number of shares of Company Stock which the Company will issue in connection with the Merger will be either 1,640,000, 2,540,000 or 3,440,000. The following table shows the approximate percentage of outstanding Company Stock which the former shareholders of TelaLink will hold following the Merger where Company management's currently exercisable "in the money" options are deemed to have been exercised and where those options are not deemed to have been exercised:


        Company Stock Issued                If Options are deemed exercised             If Options are not deemed exercised
------------------------------------     --------------------------------------        --------------------------------------
             1,640,000                                                 26.85%                                      33%
             2,540,000                                                 36.25%                                      44%
             3,440,000                                                 43.50%                                      51%

See "Security Ownership of Management and Certain Beneficial Owners" for a more detailed table of TelaLink share ownership calculations.

 . When is the Merger expected to be completed? The parties to the Merger are working as quickly as possible towards a completion date of June 30, 1999 or promptly following receipt of stockholder approvals and any required regulatory approvals, if later.

 . What are the tax consequences to stockholders? Management of the Company believes the exchange of shares in the Merger will not result in a taxable event for the Company's stockholders. The Company expects to account for the transaction as a purchase of the shares of capital stock of TelaLink.

 . Why is the Company asking me to approve a name change for the Company. The change of name is a condition to the Merger originally requested by TelaLink. However, Management of the Company believes the Company's existing name is more appropriate for a health care business than it is for a Company involved in several businesses. Management further believes that the name "Quorum Holding Corp." is more appropriate for a company involved in several businesses which are not related to health care if TelaLink is included among those businesses. If the Merger is not consummated, management does not believe the proposed name is appropriate for the Company.

 .  Do I Have The Right To Dissent From The Merger? Stockholders of the Company
   have the right to dissent from the Merger pursuant to New Jersey law. If you intend to exercise dissenters' rights, you must file a written notice of
                                              ----
   dissent with the Company, stating that you intend to demand payment for your shares if the Merger is approved. Neither an abstention nor a vote against the Merger will constitute such a notice. You will lose your right to dissent if you vote FOR the Merger or consent in writing to the Merger or if you fail to properly make demand for payment. You and the Company each have specific rights and obligations. There are specific action and time requirements
          ---
   with which you must comply in order to dissent. We urge you to carefully read
                  ----
   the summary contained in this proxy statement under the heading "Dissenter's Rights" and to consult an attorney regarding the laws to which that summary refers.

Proposal 2

 . Why does the Company want to increase the number of authorized shares of Common Stock? The Company's certificate of incorporation currently authorizes the Company to issue 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Company does not have any preferred stock issued or outstanding. However, 3,267,500 shares of Company Stock were issued and outstanding as of May 21, 1999, and 3,480,000 shares of Company Stock were reserved for issuance pursuant to outstanding warrants, options and other securities. If the Merger is approved by the stockholders and is closed, the number of shares of Company Stock which the Company will be required to issue and reserve for issuance under the terms of the Merger Agreement and related agreements will be greater than the number of shares of Company Stock that the Company currently has available for issuance. Whether or not the Merger is closed, management believes that the Company should have additional authorized shares available for use in any future acquisitions or mergers and for other corporate purposes. The approval of the Company's stockholders is required to amend the Company's certificate of incorporation to increase the number of authorized shares of capital stock.



Proposal 3

 .  Why am I voting to approve additional shares for a plan we recently approved?
   Under the terms of the Merger Agreement, the Company is required to make 1,000,000 shares available under the terms of the Company's 1997 Equity Incentive Plan (the "1997 Plan") to cover the issuance of options to new management of the Company and its subsidiaries. This is a condition to TelaLink's obligation to close the Merger. Management of TelaLink advised the Company that they believe it is necessary to have shares available under the plan in order to attract and retain the most qualified management personnel, including personnel for the telecommunications business. Management of the Company also believes that additional shares should be available for options to attract and retain qualified personnel. Of the 1,250,000 shares currently available under the 1997 Plan, the Company has reserved 1,190,000 for issuance on the exercise of currently outstanding options.

 . Will the Board of Directors change? Under the terms of the Merger Agreement, the Company has agreed to expand the Board of Directors from five to seven members and to allow the TelaLink stockholders to nominate three of those directors. One of the three directors nominated by TelaLink must qualify as "independent" under applicable rules and regulations. At such time as TelaLink's designee for "independent" director is elected, management believes that Stanley B. Amsterdam will resign from his term as a director of the Company and expects that the newly nominated independent director will serve the remainder of Mr. Amsterdam's term, expiring in 2001. Individuals nominated by the TelaLink shareholders will initially be elected by the Company's Board of Directors. TelaLink management has advised the Company that it intends to nominate three directors, Frank DeLape, Harry Bennett and Robert J. Ranalli. Mr. Ranalli is TelaLink's designee for "independent" director.

 . Certain terms used throughout this Proxy Statement. The following is a summary list of certain defined terms used throughout this Proxy Statement.

  "Colonial" - Colonial Telephone Company. The parent of War Telephone Company. War Telephone Company was an RLEC which sold substantially all of its assets to a subsidiary of TelaLink.

  "FCC" - Federal Communications Commission.

  "Pine Tree" - Pine Tree Telephone and Telegraph Company. A RLEC located near Portland, Maine which the Company proposes to acquire.

  "PUC" - Public Utility Commission. State regulatory authorities which administer state telecommunications regulations.

  "Quorum" - Quorum Communications, Inc., a wholly owned subsidiary of the Company which the Company intends to merge with TelaLink. Quorum was originally named "TNL Acquisition, Inc.", the name which appears in the Merger Agreement.

  "RLEC" - Rural Local Exchange Carrier.  A rural telephone company.

  "RTFC" - Rural Telephone Finance Cooperative. A cooperative which provides financing and business management services to RLECs.

  "RBOC" - Regional Bell Operating Company.

  "TelaLink" - TelaLink Network, Ltd. A telephone company which the Company intends to merge into Quorum, a subsidiary of the Company.

  "Telecommunications Act" - The federal Telecommunications Act of 1996.

  "1997 Plan" - The Company's 1997 Equity Incentive Plan.


     PROPOSAL 1.   APPROVAL OF THE MERGER AND CHANGE OF CORPORATE NAME

     The following information is a summary of information relating to the Merger described in the Merger Agreement. This summary is not intended to be a complete description of the Merger. It is subject to and qualified by the more detailed information contained in the Merger Agreement and related documents. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and copies of other relevant documents have been incorporated into this Proxy Statement from the Company's report on Form 8-K filed with the United States Securities and Exchange Commission on February 19, 1999 which is available from the Company upon request. We urge you to read each of these documents.

Information Concerning the Business of TelaLink

     TelaLink is a Delaware corporation formed April 2, 1996. Its principal place of business and its executive offices are located at 35 Airport Road, Morristown, New Jersey 07960. Its telephone number is (973) 898-9666. TelaLink is a provider of telecommunications services. It seeks to grow through the acquisition of rural local exchange carriers ("RLECs"). RLECs are companies that provide basic local telecommunications services to customers in rural communities and other protected territories throughout the United States and which meet certain other regulatory requirements. TelaLink recently acquired and operates a RLEC with over 1500 customers that has provided rural telephone service to residents of the community of War, West Virginia, for over thirty years.

     For the year ended December 31, 1998, TelaLink had revenue and net loss of approximately $97,000 and $499,000, respectively. On a pro forma basis, after giving effect to the acquisition of the assets of the West Virginia RLEC, TelaLink would have had revenue and net loss of approximately $1,159,000 and $839,000, respectively, for the year ended December 31, 1998.

Industry Overview

     The local telephone industry is comprised of a group of five Regional Bell Operating Companies ("RBOCs"), comprised of Ameritech, Bell Atlantic, BellSouth Corporation, Southwestern Bell, and U.S. West, and a large number of other smaller independent telephone companies. According to the United States Telecommunications Association over 1,300 telephone companies in the United States each have fewer than 25,000 customers. Many of these small telephone companies operate in thinly populated, rural areas. In many cases, there has historically been limited competition within the rural areas due to the high cost of constructing and operating a competing network for use by the limited customer base in such areas. Many of these RLECs are owned by families or small groups of individuals and were founded shortly after World War I. The federal Telecommunications Act of 1996 ("Telecommunications Act") has led many of these companies to modernize and provide varied expanded services. As a result of the mandates of the Telecommunications Act, management of TelaLink believes there will be increasing opportunities to acquire RLECs. In addition, RBOCs and other larger companies may seek to dispose of rural customers in certain markets in order to focus on urban and international markets. However, newer competing technologies, increased housing density in formerly rural areas and regulatory changes are likely to increase competition for RLECs and for customers historically served by RLECs.

     The independent RLEC market has limited competition as compared to the non-rural telecommunications market and has a favorable regulatory environment, currently including regulatory assurance of a reasonable rate of return on investment. See "Regulatory Matters". The largest use of telecommunication services in rural areas is for telephone voice transmission, but TelaLink management believes there is a rapidly growing demand for such services as Internet access, Caller ID, Call Forwarding, Voice Mail, Telemedicine and Distance Learning Applications.

Recent Acquisition

     A subsidiary of TelaLink acquired substantially all of the assets of War Telephone Company for $4,500,000 in December 1998. The funds to pay the $4,500,000 purchase price were comprised of $1,500,000 in cash and the proceeds of a $3,000,000 loan from the Rural Telephone Finance Cooperative ("RTFC"). The RFTC is a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products and business management services. The RTFC loan is secured by a first priority lien on TelaLink's RLEC assets.

     TelaLink's RLEC is located in McDowell County, West Virginia and has approximately 1,550 customers. The RLEC currently employs three full time employees and operates from a company-owned facility in War, West Virginia. Its operating area comprises approximately 5 square miles and contains approximately 300 customers per square mile. The RLEC's customers are approximately 98% residential and 2% business. In the year ended December 31, 1997, revenues derived by War under its precedent owner were approximately $1.1 million.

Business and Acquisition Strategies

     Introduction. Management of TelaLink believes that the rural telecommunications market is particularly attractive due to limited competition for customers in individual rural markets and a favorable regulatory environment. Management of TelaLink intends to have the company acquire additional RLECs and rural telephone operations currently operated by larger telephone companies in the mid-west and western regions of the United States.

     Continued Growth Through Acquisitions. TelaLink expects to grow primarily by acquiring independent RLECs and by purchasing rural telephone operations from large telephone companies such as the RBOCs, GTE Corporation and others. TelaLink will focus its acquisition efforts on rural telephone companies that:
(i) retain qualified technical, management, administrative and customer oriented professionals who would be assets to TelaLink's local and company wide operations; (ii) have operational, management, administrative and customer oriented functions that benefit TelaLink as a whole or which can be reduced, eliminated or combined with other facilities operated by TelaLink; (iii) exhibit positive economic and demographic characteristics which increase the opportunity for the acquired company to grow; (iv) have a positive regulatory and operating environment; (v) have deployed advanced technology; and (vi) have strong mid-level management capabilities.

     TelaLink may also consider the acquisition of cellular, cable television, long distance resale, paging and wireless operations, in connection with operations of RLECs which TelaLink may otherwise acquire. Management believes that, by consolidating rural telephone operations, TelaLink can achieve operating efficiencies by the reduction of overhead costs. They further believe that TelaLink can increase the revenues historically achieved by the operations by offering enhanced services such as voicemail, conference calling, Internet access, call forwarding, cellular services and other premium services that are not currently generally provided to customers in rural areas in which TelaLink operates and intends to operate.

     There is substantial competition for the purchase of RLECs. Any further such acquisitions will require and depend upon TelaLink's continuing ability to obtain acquisition financing and to find willing sellers. There can be no assurance that TelaLink will obtain any such acquisition financing or execute agreements with acquisition candidates. Such acquisitions will also depend on the ability of TelaLink to obtain appropriate Federal Communications Commission ("FCC") and state regulatory licenses to engage in these services.

     Improve Operating Efficiency Of Acquired RLECs. By consolidating RLECs and other rural telephone operations under a single corporate organization, TelaLink management believes that TelaLink can achieve significant operating efficiencies that the independent telephone operators could not attain individually. To accomplish this, TelaLink management intends to consolidate the regulatory, accounting and billing functions of the acquired companies in order to reduce overhead costs. TelaLink management believes its operating, regulatory, marketing, technical and management expertise and its potential financial resources from sources such as the RTFC will improve the operations and profitability of the acquired RLECs.

     Increase Revenue Through Enhanced Service Offerings. TelaLink management believes that local community presence and brand recognition will allow it to grow revenues by offering additional telecommunications services to its anticipated customer base. Unlike the RBOCs, TelaLink's RLEC operations are not presently subject to regulatory restrictions that would prohibit it from marketing other services such as long distance services in its existing franchise territory or elsewhere. TelaLink intends to pursue incremental revenue growth through: (i) enhanced calling services, including voice mail and conference calling; (ii) long distance resale services, including related products such as "800" service and long distance calling cards; (iii) multimedia services such as Internet access, cable television and other entertainment services; and (iv) various wireless services, including cellular, PCS and paging.

     Expand Existing Market Presence By Competing in Adjacent Markets. TelaLink management believes TelaLink has an opportunity to penetrate underserved markets adjacent to its proposed franchise areas. TelaLink management believes that by pursuing this opportunity it can generate additional revenue by utilizing its existing RLEC network infrastructure. TelaLink plans to offer an array of telecommunications services, such as local, long distance, data and wireless, to customers in rural and small urban markets (populations between 25,000 and 75,000) within approximately 200 miles of any company-owned RLEC. Applicable regulations assure RLECs an opportunity to recover reasonable costs incurred in the provision of regulated telecommunication services and to earn a reasonable rate of return on the investment required to provide those services inside of the RLEC's area. However, the regulations do not mandate such cost recovery and rate of return for activities in areas not included in the RLEC's area, such as adjoining areas in which TelaLink proposes to compete, or for non-regulated services, such as wireless services. In addition, a portion of the cost of operating the RLEC (such as personnel costs) may be allocated to the competitive business conducted by the RLEC in adjoining areas. As a result, TelaLink may be entitled to exclude certain revenues from, and be required to exclude certain costs from the regulatory calculations pursuant to which the RLEC's assured rate of return and cost recovery are calculated. There can be no assurance that TelaLink will be successful in implementing its strategy, including obtaining appropriate FCC or state regulatory certifications or licenses to engage in these services.

     Debt Financing. As a key component of its strategy, TelaLink expects to finance a significant amount of its acquisitions through affiliates of the Farm Credit Banks and Cooperative Finance Corporation ("CFC") whose mission is to provide rural telecommunications companies (as well as other rural utilities) with an assured source of low-cost capital, state-of-the-art financial products, and business management services. TelaLink plans to finance a material portion of the cost of future acquisitions through the issuance of additional debt securities to such entities as well as through the issuance of equity securities. Upon acquiring its RLEC assets, TelaLink obtained acquisition and working capital financing from one such entity for the acquisition of its RLEC assets and may obtain additional financing in respect of other RLECs it may acquire. Although these entities are permitted by law to lend up to 80% of the purchase price of an RLEC, there can be no assurance that such entities will provide any future financing for TelaLink or will provide future financing at such a funding ratio. Further, TelaLink would be required to provide that portion of the RLEC purchase price not provided by them in the form of equity. No assurance can be given that TelaLink will be able to obtain the necessary equity funding or that it will be able to obtain such funding on terms acceptable to the Company.

Revenue Generation

     RLECs typically receive the majority of their revenue from "access charges" (the rates long-distance carriers pay to a local exchange carrier for use of it's network to originate and terminate toll calls), as compared to the RBOCs, which receive a majority of their revenues from basic local service charges. RLECs also receive revenues from services the RLECs provide under collection agreements with long distance carriers. Under each collection agreement, the RLEC bills its customers for long distance calls made by the customers through the long distance carrier, in addition to billing the customers for local calls handled wholly by the RLEC. The long distance carrier pays an agreed service fee to the RLEC for the billing and collection services provided to the carrier by the RLEC. In addition, RLECs receive federal Universal Service Support Fund revenue. The Universal Service Support Fund was created to assist small telephone companies serving rural and sparsely populated communities by granting funds to carriers that are designated as "Eligible Telecommunications Carriers". "Eligible Telecommunications Carriers" are designated by state regulatory agencies, which usually are called public service commissions or public utility commissions ("PUCs"). TelaLink's current and targeted RLEC acquisitions are designated as Eligible Telecommunications Carriers and, accordingly, TelaLink will be eligible to benefit from the Universal Service Support Fund. Large local exchange carriers which do not qualify as RLECs, in contrast, are not eligible to receive the funds because of their overall size and the regulatory assumption that they can afford to subsidize rural areas with profits from their larger urban/suburban franchises. Also, the PUCs generally impose greater demands on larger local exchange carriers to spend capital to modernize plant facilities than they do with respect to RLECs and/or holding companies that own only RLECs in their portfolios.

     TelaLink plans to generate revenue through: (i) the provision of basic local telephone service to customers within its planned service areas; (ii) the provision of network access whereby TeleLink will connect its local customers' calls with other carriers for origination and termination of interstate and intrastate long-distance phone calls; (iii) Universal Service Support Fund payments; and (iv) the provision of ancillary services to long distance carriers such as billing and collection services and (v) ancillary competitive services such as long-distance resale, enhanced services, wireless services, cable television services, Internet services and customer premises equipment sales.

Competition

     TelaLink faces competition for acquisition targets from a variety of other consolidators of RLEC businesses. The largest of these competitors include, without limitation, the RBOCs, MJD Communications, Inc., TDS Telecom, a subsidiary of Telephone and Data Systems, Inc., Century Telephone Corp., Citizens Telephone Corp., Pioneer Telephone Corp., Inc. and Frontier Communications, Inc. TelaLink also faces competition from both traditional service providers and from a wide variety of cellular service, Internet service, cable based service and other providers in the local markets in which TelaLink operates and expects to operate. In the current regulatory environment, which stresses universal communications service, RLECs have had relatively little competition in their local service areas. This results, in part, from regulatory cost structures which are intended to keep rural customer telephone charges at reasonable levels while allowing RLECs to recover costs and earn a fair return on investment. Because the regulatory pricing and cost recovery advantages available to RLECs are generally unavailable to competitors of RLECs, there has been a substantial economic barrier to entry for potential competitors. However, based on the Telecommunications Act of 1996 (the "Telecommunications Act") and other recent actions of federal and state regulatory authorities, TelaLink's management believes that the competition in the rural markets is likely to increase over the next several years.

Properties

         TelaLink's RLEC subsidiary operates from a 1058 square foot free standing facility located on approximately one-half acre property in War, West Virginia. WAR wholly owns the facility and its surrounding property, subject to certain security interests including the security interest of the RTFC.

TelaLink Management

     Senior management of TelaLink is comprised of Harry S. Bennett, the Chief Executive Officer and Chairman, and Jane Medlin, its Chief Operating Officer.

     Harry S. Bennett joined TelaLink as its Chairman and Chief Executive Officer. He has over 25 years of experience with AT&T and most recently was its Executive Vice President of the Local Service Division. He holds a Bachelor of Science degree from the United States Military Academy and a Master of Science degree from the Massachusetts Institute of Technology (MIT).

     Jane Medlin joined TelaLink in December 1998 as its Chief Operating Officer. She has over 30 years of local and long distance telephony experience concentrating in the operating and product segments of the business. During her local career at Bell Atlantic, she held a wide range of positions that spanned from Operator Services, Local Office Administration, Business Premises Engineering, Installation and Maintenance, and Marketing. Her most recent position was as Chief Technical Officer for several business units. Ms. Medlin holds a Bachelor of Arts degree from the University of Richmond, a Master of Arts degree from Virginia Commonwealth University, and a Master of Business Administration from Fairleigh Dickinson University.

Litigation

     There is presently no litigation pending against TelaLink or its subsidiary. A former officer of a company owned in part by Edward Bridges, a former director of TelaLink, has informally raised claims against that company, Mr. Bridges and companies affiliated with or formerly affiliated with Mr. Bridges, including TelaLink, regarding alleged money and stock compensation claimed to be owed. TelaLink expects to vigorously defend against any such claim. In addition, the shareholders of TelaLink have agreed to indemnify the Company from any liability it may incur as a result of any such claim.

Regulatory Matters

         The telecommunications industry is heavily regulated on the federal level by the FCC, on the state level by the various PUCs, and by numerous local authorities. Although such regulations have historically supported the revenue base of WarTel, they have also caused TelaLink and WarTel to incur additional costs. Although future changes in the regulatory landscape are probable and are likely to result in additional competition, the precise effect of any current or future change in regulation cannot be predicted with any certainty. A brief description of some of the sources of such regulatory authority follows.

     Federal Regulation. TelaLink is subject to the Communications Act of 1934, as amended (the "Communications Act") pursuant to which the FCC (i) regulates rates charged by carriers for interstate access services (i.e., the originating and terminating of connections to the local telephone network for long distance calls); (ii) requires carriers providing interstate access services to file tariffs with the FCC reflecting the rates, terms and conditions of those services, which are reviewed by the FCC; (iii) requires that carriers separate their costs between regulated and non-regulated services; and (iv) governs the way in which costs incurred in the combined provision of both interstate and intrastate services are identified for purposes of federal or state regulation.

     State Regulation. Many PUCs regulate the purchase and sale of RLECs and other local exchange carriers, prescribe certain accounting procedures, review tariffs and regulate various other matters, including service standards and operating procedures. Local service rates used by RLECs to recover revenues from its intrastate services generally are regulated by PUCs through "rate of return" regulation that focuses on authorized levels of earnings by RLECs.

     Local Regulation. RLECs also are subject to local regulations, such as building code and zoning requirements, which vary greatly from jurisdiction to jurisdiction.

     Telecommunications Act. The Telecommunications Act of 1996 (the "Telecommunications Act"), which was intended to promote competition in all areas of telecommunications and to reduce regulation, brought broad regulatory changes to virtually every aspect of the telecommunications industry, at both the state and federal level. As a result of the Telecommunications Act, local exchange carriers, including RLECs, have become subject to competition for the first time in traditional local telephone and intrastate toll services. The Telecommunications Act also seeks to provide (1) the availability of quality services at reasonable rates; (2) increased access to affordable services for all consumers, including those in low income, rural, insular and high cost areas, and to schools, libraries and health care providers; and (3) that all providers of telecommunications services contribute to the Universal Service Support Fund.

     The Telecommunications Act also mandates the promulgation of new regulations for interconnection between competing carriers, by providing that local exchange carriers are entitled to recover their costs and may receive a reasonable profit for providing interconnection to competitors.

     Under the Telecommunications Act, TelaLink's RLEC, as a rural carrier, is eligible to request exemption, suspension or modification of certain interconnection requirements from its state PUC, however, it is unknown whether the PUC will grant such relief. In addition, as a rural telephone carrier, TelaLink's RLEC automatically is exempt from those interconnection requirements applying only to incumbent local exchange carriers, however, such exemption may be challenged upon application by a potential competitor in TelaLink's operational territory.

     The Telecommunications Act also eases entry into the telecommunications industry for competitors by, among other things, removing most state and local barriers to competition. TelaLink believes that competition in many areas it serves will likely increase as a result of the Telecommunications Act, although the form and degree of competition cannot be ascertained until such time as the FCC (and, in certain instances, state regulatory bodies) adopts final regulations. The risk to the Company from competitive entrants into its local telephone markets could be offset by the Company's potential opportunities in new services offerings, such as interstate service, Internet access, PCS or other wireless service, cable TV or international services.

Regulatory Matters Relating to Cost Recovery and Regulated Revenues

     As regulated common carriers, RLECs are entitled by law to an opportunity to recover the reasonable costs they incur in the provision of regulated telecommunications services and to earn a reasonable rate of return on the investment required to provide the regulated services. The costs of providing regulated services are recovered through rates established by the appropriate regulatory authority (i.e., the FCC for interstate services and generally the state PUC for intrastate services). For RLECs, the cost recovery process may also be achieved through the application of "pooling" and distributions from the Universal Service Support Fund

     The RLEC is subject to FCC regulation of the rates it charges for interstate access service. The process known as "separations" which allocates a carrier's costs between interstate and intrastate services is governed by the FCC's rules and regulations. Such process establishes how much of TelaLink's costs are recovered from the interstate jurisdiction and how much from the intrastate jurisdiction. Because government regulators generally recognize that such an allocation could have a significant impact on RLECs' abilities to provide needed services to their customers, such regulators typically allow RLECs to recover a reasonable level of expenses and return on investment while concurrently charging acceptable service rates irrespective of the economic market conditions of their rural service areas.

     To the extent that a telecommunications carrier engages in providing nonregulated services, such services cannot be subsidized by the provision of regulated services. Accordingly, when a carrier incurs an expense that is utilized for the provision of both regulated and nonregulated service, the FCC requires the carrier to engage in a process (similar to the separations process described above) which allocate expenses between (i) regulated and nonregulated services; and (ii) the company's interstate costs or revenue requirements including its authorized rate of return.

     The purpose of applying the FCC's separations and access rules is to identify the interstate allocation of costs to be recovered from each of the various access rate elements. Because the individual company rate making and tariff filing process was considered burdensome for small local exchange carriers, the FCC established the National Exchange Carrier Association in 1983 which, among other things, is responsible for developing interstate access service tariff rates and terms, as such rates are based on a pooling of data provided by the local exchange carrier. NECA establishes interstate access rates on information provided to it by participating local exchange carriers. The revenues generated by applying the NECA rates are pooled by the participating companies, reported to NECA and redistributed on the basis of each company's costs.

Background of the Merger

     Prior to the sale of substantially all of the Company's dialysis business assets and the sales of the assets of the Company's affiliated consulting customers in October 1997 and January 1998, the Company began to investigate potential acquisition and merger candidates. This search continued through November 1998. The Company engaged in preliminary discussions and substantive negotiations with other companies. However, except for the acquisition of certain dry cleaning businesses, none of the discussions or negotiations resulted in the execution of a merger or other agreement.

     In November 1998, Stephen L. Trenk, the President and Chief Operating Officer of the Company, and Alvin S. Trenk, the Chairman and Chief Executive Officer of the Company, were approached by Mr. Frank M. DeLape, a principal of Benchmark Equity Group ("Benchmark"). Benchmark and its affiliates own approximately 41% of the outstanding common stock of TelaLink. Mr. DeLape met with Steven and Alvin Trenk on several occasions to engage in preliminary negotiations regarding a possible acquisition or merger. Subsequent negotiations involving other officers of the Company and Mr. Harry S. Bennett, the Chairman and CEO of TelaLink, were conducted shortly thereafter. These talks resulted in the execution of a letter of intent in December 1998. The parties continued negotiations culminating in the execution of the proposed Merger Agreement on February 5, 1999.


The Merger Agreement

General

     The Merger Agreement generally provides that, on consummation of the Merger, TelaLink will be merged with Quorum, a newly formed subsidiary of the Company with Quorum as the surviving corporation. The Merger shall become effective upon filing of certificates of merger with the State of Delaware. At the effective time of the Merger (the "Effective Time"), TelaLink will cease to exist, Quorum will succeed to any and all interests of TelaLink, including in its current subsidiaries and Quorum will continue to operate as a wholly-owned subsidiary of the Company. At the Effective Time, title to all real and personal property of TelaLink and all of TelaLink's rights, debts and liabilities will vest in Quorum. Shares of the capital stock of TelaLink will be converted into the right to receive shares of Company Stock and an interest in the Company Stock to be placed in an escrow as of the closing of the Merger (the "Closing") or to be issued contingently.

Consideration

     All currently outstanding preferred stock of TelaLink will be converted into TelaLink common stock immediately preceding the closing. The holders of TelaLink common stock will receive a minimum of 1,640,000 and a maximum of 3,440,000 of its Company Stock in exchange for all outstanding TelaLink capital stock and all rights to acquire TelaLink capital stock.

     Of the shares of Company Stock to be issued in the Merger, 1,640,000 shares will be issued at or promptly following the Closing, 1,540,000 shares will be issued into the Escrow and 260,000 shares will be issued if the Company attains certain post Effective Date financial goals. 1,540,000 of the shares of Company Stock held pursuant to the Escrow (the "Escrow Shares") will be distributed from the Escrow to the holders of TelaLink common stock if certain financial goals are achieved (the "Initial Escrow Shares") and/or the remaining Escrow Shares ("Final Escrow Shares") will be released if certain alternative financial goals are achieved. In addition, 260,000 shares of Company Stock (the "Contingent Shares") will be issued to the current holders of TelaLink Common Stock if and when the Initial Escrow Shares are released from the Escrow. The following charts illustrate the minimum conditions to the release of the Escrow Shares.

Release of Initial & Final Escrow Shares and Issuance of Contingent Shares

     The Initial Escrow Shares will be released and the Contingent Shares will be issued if any of the following financial goals are achieved:


If the "Closing Price"
    of Company                                The Company
Common Stock is(1):  On or Before:  And/Or   has "Earnings" of:  On or Before:
-------------------  -------------  ------   ------------------  -------------

    $10.00(2)          12/31/99       AND       $ 4,500,000         12/31/99
    $12.50              6/30/00       AND       $ 9,000,000          6/30/00
    $15.00             12/31/00       AND       $20,000,000         12/31/00

The Final Escrow Shares will be released if any of the following financial goals are achieved:

If the "Closing Price"
    of Company                                The Company
Common Stock is(1):  On or Before:  And/Or   has "Earnings" of:  On or Before:
-------------------  -------------  ------   ------------------  -------------

     $15.00             12/31/00      OR        $20,000,000         12/31/00


(1) The designated price is the minimum price which must be maintained for 20 consecutive trading days for so long as the Company's Common Stock Purchase Warrants are outstanding (including any extensions) and as an average of the preceding 20 consecutive trading days thereafter.

(2) In lieu of the requirement that Company Stock have a Closing Price equal to or greater than $10.00 per share by December 31, 1999, TelaLink's current affiliates are entitled to obtain equity financing for the Company based solely on the issuance of Company Stock in the public markets by December 31, 1999 at a price not less than $7.25 per share resulting in net proceeds to the Company of not less than $11,600,000.

     In the event the Initial Escrow Shares or the Final Escrow Shares are not released, they will be returned to the Company's treasury.

     As used in the Escrow Agreement, the term "Closing Price" means the closing bid price or the closing sale price of Company Stock depending on the market in which such stock trades. The term "Earnings" means pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") calculated on an annualized basis by multiplying EBITDA for the last month of the relevant measurement period by 12. The calculation of Earnings shall include only the results of operations of Quorum following the Closing and shall exclude any charges to earnings resulting solely from the release of Escrow Shares. Acquisitions which have been closed pending only state or local regulatory approval shall be included in the calculation of Earnings solely to the extent all regulatory approvals in respect of the acquisitions are obtained within six months. As a result, an acquisition which is closed on December 31, 2000 pending only regulatory approval will be included in the calculation of Earnings if the requisite regulatory approvals are received on or before June 30, 2001. In the event there is no interim closing, the date of the final closing shall control.

Additional Agreements Contained In The Merger Agreement

     The Merger Agreement contains certain additional agreements to be performed by the parties. The Company has agreed to grant options to acquire 500,000 shares of the Company's common stock at an exercise price of $1.875 to Harry S. Bennett pursuant to the Company's 1997 Equity Incentive Plan. Options covering approximately 166,667 shares of Company Stock will vest each year during the term of Mr. Bennett's Employment Agreement. In addition, by operation of law, as of the Effective Time, the Company will assume the obligations under Mr. Bennett's Employment Agreement with TelaLink. This Employment Agreement provides for an initial term of three years and a base salary of $250,000 per year, plus annual bonuses of up to $250,000, of which $125,000 per annum is guaranteed.

     The Company agreed to call a shareholders meeting, prepare proxy materials and use its best efforts to obtain approval of the Merger Agreement, subject to the fiduciary duties of the Board. Subject to the fiduciary duties of the Board, the Company and TelaLink each agreed not to take any action with respect to any transaction which could reasonably be expected to interfere with the Merger.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of the Company, Quorum and TelaLink. The representations and warranties relate to, among other things, the following: (i) corporate organization, existence and good standing, (ii) ownership of other business entities, (iii) due authorization of the Merger Agreement and the related agreements referred to in the Merger Agreement, (iv) capitalization of the entities; (v) the accuracy and completeness of various filings and financial reports; (vi) ownership of assets; (vii) the lack of any material loss or adverse change; (viii) compliance with applicable laws; (ix) disclosures relating to actions, suits, proceedings, or investigations; (x) status of employee benefit plans; (xi) permits; (xii) unlawful payments; (xiii) environmental matters; (xiv) loan arrangements with affiliates; (xv) solvency,
(xvi) a reasonable belief on the part of the Company that not less than $2,000,000 of its accounts receivable are receivable or have been realized; and
(xvii) various other matters.

Conditions to the Merger

     The obligations of the parties to consummate the Merger are subject to certain conditions including, but not limited to (i) the approval of the Merger by the shareholders of the Company at the Meeting; (ii) the receipt of certain approvals, consents or waivers of governmental authorities and the passage of all applicable statutory waiting periods; (iii) no material adverse change relating to the Company; (iv) the accuracy of the representations and the warranties of, and the performance of all convenants to be performed by the Company and Quorum; and (v) approval of the Merger by the Company's Shareholders. The conditions to the Company's obligations under the Agreement also include (i) the lack of any material adverse change in the business of TelaLink; (ii) the accuracy of all representations and warranties of and the performance of all convenants by TelaLink and its subsidiaries; (iii) the obtaining of all consents; (iv) the lack of any litigation; (v) the approval of the Merger and Merger Agreement by the shareholders of the Company and TelaLink. The Company is also required to maintain minimum aggregate cash and short and medium term investments of $5,000,000, less funds advanced and expended in connection with the Merger, loans to TelaLink and less certain other permitted reductions.

Termination

     The Merger Agreement may be terminated at any time prior to the closing of the Merger by mutual written consent of the parties. The Agreement may be terminated by any party who has not caused the closing not to occur if the closing does not occur on or before July 31, 1999. The Merger Agreement may also be terminated if the transactions contemplated by the Merger are made illegal or otherwise prohibited by any statute, rule or regulation or if a court or governmental agency of competent jurisdiction has issued an order, decree or ruling or otherwise seeks to restrain, enjoin or prohibit the consummation of such transactions.

     TelaLink may terminate the Merger Agreement upon a failure of the representations, warranties or obligations of the Company or if any of TelaLink's conditions to closing as set forth in the Merger Agreement, are not met. Similarly, the Company may terminate the Agreement upon the failure of any of the representations, warranties or covenants of TelaLink, if the Company's conditions to closing as set forth in the Merger Agreement, do not exist. If the holders of more than ten (10%) percent of either the outstanding TelaLink Common Stock or the outstanding Company Stock shall dissent from the Merger or if an aggregate of ten (10%) percent of TelaLink Common Stock and Company Stock shall dissent from the Merger, any party may terminate the Merger Agreement.

     Except in cases of mutual consent and certain other cases, in the event that any party fails or refuses to consummate the Merger or in the event of any other default or breach which results in the failure of the Merger, the non-defaulting party is entitled to seek and obtain money damages from the defaulting party or may seek to obtain specific performance of the Merger Agreement.


Related Agreements

     In addition to the Merger Agreement, certain other parties have entered into additional agreements (the "Related Agreements"). The Related Agreements include the Shareholders' Agreement, the Resale Restriction/Lock-Up Agreement and the Registration Rights Agreement.

     The Shareholders' Agreement is to be entered into among each individual or entity which is a shareholder of TelaLink as of the closing date of the Merger (such TelaLink shareholders referred to collectively as the "TelaLink Group") and Techtron, Inc. ("Techtron"). See "Security Ownership of Management and Certain Beneficial Owners." Under the terms of the Merger Agreement, the Company has agreed to increase the number of members of the board of directors of the Company by two members to a total of seven members. Under the terms of the Shareholders' Agreement, the parties have agreed to act, in their capacities as shareholders, to nominate up to three nominees for director designated by TelaLink shareholders and up to four nominees for director designated by Techtron until June 30, 2001. At least one director nominated by Techtron and one director nominated by TelaLink must be "independent" in accordance with certain provisions of the Internal Revenue Code, regulations of the SEC and rules of the Nasdaq Stock Market, Inc. with respect voting committees, compensation committees and stock option plans. The Resale Restrictions/Lock-Up Agreement will be entered into among Techtron, TelaLink Group and the Company. Pursuant to the terms of the Resale Restriction/Lock-Up Agreement, Techtron and the TelaLink Group each agree not to sell, hypothecate, pledge or otherwise transfer any shares of Company Stock held by it or him for a period following the Effective Date. Techtron will agree to a restriction of 12 months, and the TelaLink Group will agree to an 18 month period.

     The Registration Rights Agreement will be entered into among the Company and the TelaLink Group. Under the terms of the Registration Rights Agreement the Company will grant certain securities registration rights to the TelaLink Group. The Company will grant the TelaLink Group two "piggyback" and one demand registration right. Under the terms of the "piggyback" registration rights, the TelaLink Group members are entitled to require the Company to include those shares in any registration statement filed under the federal Securities Act of 1933. The "piggyback" rights do not apply to certain registrations in connection with mergers, sales of assets, consolidations and like transactions and registrations of securities issued pursuant to certain employee benefit plans and certain other registrations. Piggyback registration rights may be demanded by the TelaLink Group only after the earlier of June 30, 2001 and the date, if any, upon which all of the Escrow Shares are released from the Escrow and are limited to two such piggyback registrations. The TelaLink Group also has a one time right to demand registration of the Company shares received by them at any time after the earlier of June 30, 2001 or the date, if any, on which all of the Escrow Shares shall be released from the Escrow. Subject to certain limitations contained in the Registration Rights Agreement, the Company is obligated to comply with such request. In the case of a registration demand, the Company is required to prepare and file a registration statement covering the shares to be registered and to pay substantially all the expenses incurred in connection with the registration statement, other than certain underwriting fees, commissions, expenses, discounts and transfer taxes. The Related Agreements are Exhibits to the Company's Report on Form 8-K filed with the SEC on February 19, 1999 copies of which are available to stockholders from the Company upon request.

     The Company has loaned $400,000 directly to TelaLink for working capital at the rate of $100,000 per month. The loans bear interest of the rate of 12% per annum of such amount, $250,000 was loaned to TelaLink in the first three months of 1999, and $150,000 was loaned in April 1999. No portion of the TelaLink loan had been repaid as of the date of this Proxy Statement. The loan to TelaLink from the Company is secured by assets and a pledge of capital stock of TelaLink. The security interests of the Company in TelaLink's assets are subordinate to the security interests of the RTFC. As a result, in the event of a default by TelaLink, the Company may not be secured to the full amount of the loans. In the event that the Merger is not consummated, the loans will be due April 30, 2000.

Accounting for the Merger

     The Merger will be accounted for by the Company as a purchase. In accordance with the purchase method of accounting, Company Stock distributed as part of the Closing will be valued at the average stock price prior to and subsequent to the announcement of the Merger and escrowed shares and contingent shares will be valued as of the date, if any, they are released from the Escrow or issued, respectively.

Federal Income Tax Consequences of the Merger

     The following is a general discussion of certain of the expected federal income tax consequences of the Merger. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of his personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign taxpayers, dealers in securities and taxpayers subject to any aspect of state, local or foreign tax laws). This discussion refers to the Internal Revenue Code of 1986, as amended (the "Code"). The Company has not requested a written opinion of its legal counsel, nor has it requested a ruling from the Internal Revenue Service in connection with the Merger. Management believes the principal federal income tax consequences of the Merger to the Company and its stockholders will be the following:

1. The Merger of TelaLink into Quorum will constitute a reorganization within the meaning of (S)368 of the Code.

2. No gain or loss will be recognized by the Company as a result of the Merger.

3. Each Dissenting holder of the Company receiving cash in exchange for his securities will be treated as if he received such cash in redemption of his securities subject to the provisions of the Code. The amount of such stockholder's recognized gain or loss will be the difference, if any, between (i) the amount of cash received and (ii) such stockholder's tax basis in the securities exchanged. Such gain or loss would be capital gain or loss if the securities were held as a capital asset, and would be long term if the holding period was more than one year.

     Management believes the principal federal income tax consequences to the shareholders of TelaLink will be the following:

1. Upon the exchange by stockholders of TelaLink Common Stock and/or TelaLink Preferred stock for Company Stock, no gain or loss will be recognized by any such TelaLink stockholder.

2. The basis of the Company Stock received by the stockholders of TelaLink will be the same basis as the TelaLink Common Stock or TelaLink Series A Preferred Stock surrendered.

3. The holding period of the Company Stock received by stockholders of TelaLink will include the holding period of the TelaLink Common Stock or TelaLink Series A Preferred stock surrendered in exchange therefor, provided the TelaLink Common Stock or TelaLink Preferred Stock so surrendered was held as a capital asset at the time of the Merger.

     The above description is subject to certain assumptions and qualifications, including that each affiliate of TelaLink who has executed the Lock-Up Agreement which restricts the disposition of Company Stock received in connection with the Merger will continue to be bound to the current terms of that agreement.

     There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view with respect to the tax consequences described above.

     Management has assumed, without independent investigation, that the representations contained in the Lock-Up Agreement and other representations of TelaLink's management and shareholders contained in the agreements and certifications delivered or to be delivered at closing are true and accurate.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The Unaudited Pro Forma Condensed Combined Statements of Operations for the fiscal year ended December 31, 1998 and for the three months ended March 31, 1999, and the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999 have been prepared to illustrate the estimated effects of the Merger pursuant to the Merger Agreement between the Company and TelaLink Ltd. ("TelaLink") as well as the Stock Purchase Agreement between the Company and Pine Tree Telephone and Telegraph Company ("Pine Tree"). The Unaudited Pro Forma Condensed Combined Statements of Operations for the periods were prepared as if the Merger and Stock Purchase was consummated at the beginning of the fiscal year presented. The Unaudited Pro Forma Condensed Combined Balance Sheet was prepared as if the Merger and Stock Purchase was effective March 31, 1999. The Unaudited Pro Forma Condensed Combined Financial Information does not purport to represent what the Company's financial position or results of operations would actually have been if such Merger and Stock Purchase had in fact occurred on such date. The Unaudited Pro Forma Condensed Combined Financial Information also does not purport to project the financial position or results of operations of the Company as of any future date or for any future period.

     The Unaudited Pro Forma Condensed Combined Statement of Operations includes the historical sales and costs of the Company adjusted for the effects of the Merger and Stock Purchase.

     The unaudited pro forma financial information should be read in conjunction with the Company's consolidated financial statements and the related notes appearing in the Company's Annual Report on Form 10-KSB/A accompanying this Proxy and TelaLink's consolidated financial statements, War Telephone Company's ("WTC") financial statements and Pine Tree's financial statements included in this Proxy Statement.

             Unaudited Pro Forma Condensed Combined Balance Sheet
                             As of March 31, 1999


ASSETS:
                              Continental                                                   Pro Forma           Pro Forma
                           Choice Care, Inc.        Pine Tree          TelaLink            Adjustments           Combined
                          --------------------  -----------------  -----------------  ---------------------    -------------
Current Assets:
Cash and cash
 equivalents                        $2,867,700        $ 1,396,308         $  152,441      (1,396,308) (4)         $ 3,020,141

Investments                          1,484,839          3,996,037            157,895      (3,996,037) (4)           1,642,734
Accounts receivable,
 net                                   121,636            729,256            268,475                                1,119,367

Amounts due from
 officer                               385,000                  0                  0                                  385,000

Notes receivable                       250,000                  0                  0        (250,000) (6)                   0
Other  current assets                  175,841             82,292             14,192                                  272,325
                                    ----------        -----------         ----------     ---------------          -----------
   Total current assets              5,285,016          6,203,893            593,003          (5,642,345)           6,439,567
Amounts due from
 affiliates                            393,714                  0                  0                                  393,714

Property and
 equipment, net                        529,982          5,397,633          1,349,310           1,000,474(4)         8,277,399

Goodwill and other
 intangibles, net                    1,276,668                  0          3,006,346           2,861,112(6)        31,241,088

                                                                                              24,096,961(4)
Other assets                           171,740            163,677            337,477        (100,000) (6)             572,894
                                    ----------        -----------         ----------     ---------------          -----------

   Total Assets                     $7,657,120        $11,765,203         $5,286,136     $    22,216,202          $46,924,661
                                    ==========        ===========         ==========     ===============          ===========

   The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
              Information are an integral part of this statement.

             Unaudited Pro Forma Condensed Combined Balance Sheet
                             As of March 31, 1999

LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT):


                                     Continental                                                                     Pro Forma
                                  Choice Care, Inc.      Pine Tree          TelaLink      Pro Forma Adjustments      Combined
                                  -----------------  -----------------  ----------------  ---------------------      --------
Current Liabilities:
Accounts payable                        $  612,499        $   228,430        $  501,909                             $ 1,342,838
Accrued expenses                           993,520            367,542            91,503    $        115,000(6)        1,892,565
                                                                                                    325,000(4)
Line of Credit                              30,000                  0           200,000                                 230,000
Customer deposits and advance
 billings                                        0             49,321            73,134                                 122,455

Due to shareholder                               0                  0           200,000                                 200,000
Notes payable                                    0                  0           250,000        (250,000) (6)                  0
Current portion of long term
 debt                                      932,265                  0           304,186           820,476(4)          2,056,927
                                        ----------        -----------        ----------    ----------------         -----------
 Total Current Liabilities               2,568,284            645,293         1,620,732           1,010,476           5,844,785

Long term debt, less current                81,786                  0         3,020,376          18,679,524(4)       21,781,686
 portion

Preferred Stock                                  0                  0         1,500,000          (1,500,000)(6)               0

Commitments and
 contingencies

Stockholders' Equity (Deficit):

Common Stock                             5,595,061             21,440             2,840           3,288,300(6)       19,886,201
                                                                                                 10,978,560(4)
Paid in capital                                  0              4,340            83,083             (83,083)(6)               0
                                                                                                     (4,340)(4)
Accumulated other
 comprehensive income                            0            (20,925)                0              20,925(4)                0

Retained (deficit) earnings               (588,011)        11,115,055          (940,895)            940,895(6)         (588,011)
                                                                                               (11,115,055)(4)
                                        ----------        -----------        ----------    ----------------
 Total Stockholders' Equity
  (Deficit)                              5,007,050         11,119,910          (854,972)          4,026,202          19,298,190
                                        ----------        -----------        ----------    ----------------         -----------

Total Liabilities and
 Stockholders' Equity (Deficit)         $7,657,120        $11,765,203        $5,286,136    $     22,216,202         $46,924,661
                                        ==========        ===========        ==========    ================         ===========


   The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
              Information are an integral part of this statement.

        Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the Year Ended December 31, 1998


                                     Historical
                                    Continental
                                    Choice Care,        Historical        TelaLink Pro                               Pro Forma
                                        Inc.            Pine Tree        Forma Combined   Pro Forma Adjustments      Combined
                                    ------------    ------------------   --------------   ---------------------      --------
Revenues:
Consulting                            $   333,324                   0                 0                              $    333,324
Dry cleaning                              965,700                   0                 0                                   965,700
Telecommunications                              0           5,061,010         1,159,261                                 6,220,271
                                      -----------          ----------        ----------        ------------          ------------
                                        1,299,024           5,061,010         1,159,261        $          0             7,519,295

Cost of services                          678,761             793,681           384,222                   0             1,856,664
General and administrative              2,021,662           1,208,326         1,068,565                   0             4,298,553
Depreciation & amortization               121,421             635,091           225,288              71,528(6)          1,755,799
                                                                                                    702,471(4)
Interest (income) expense, net           (285,568)            (19,531)          282,537           1,186,343(4)          1,163,781
                                      -----------          ----------        ----------                              ------------
 Total costs & expenses                 2,536,276           2,617,567         1,960,612           1,960,342             9,074,342
                                      -----------          ----------        ----------        ------------          ------------

(Loss) income before income
 taxes and investment income           (1,237,252)          2,443,443          (801,351)         (1,960,342)           (1,555,047)


Investment income, net                          0             424,321                 0            (424,321)(4)                 0

(Benefit) provision for taxes            (154,790)                  0            36,500             154,790(6)            294,500
                                      -----------          ----------        ----------             258,000 (4)      ------------
                                                                                               ------------
(Loss) income from continuing
 operations                            (1,082,462)          2,867,764          (837,851)         (2,539,453)           (1,850,002)

Income from discontinued
 operations                               300,474                   0                 0         (300,474)(6)                    0
                                      -----------          ----------        ----------        ------------          ------------

Net (loss) income                       ($781,988)         $2,867,764         ($837,851)        ($2,839,927)          ($1,850,002)
                                      ===========          ==========        ==========        ============          ============

Net (loss) income per share
 from continuing operations                $(0.33)          $1,337.58            $(3.54)                                   $(0.22)
                                      ===========          ==========        ==========                              ============

Net (loss) income per share                $(0.24)          $1,337.58            $(3.54)                                   $(0.22)
                                      ===========          ==========        ==========                              ============

Basic and diluted weighted
 average shares outstanding             3,237,500               2,144           236,667           5,281,178             8,518,678
                                      ===========          ==========        ==========        ============          ============



   The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
              Information are an integral part of this statement.

                                   TelaLink
             Unaudited Pro Forma Combined Statement of Operations
                     For the Year Ended December 31, 1998

                                                                           TelaLink
                                                            Pro Forma      Pro Forma
                                  TelaLink       WTC       Adjustments     Combined
                                 -----------  ----------  --------------  -----------
Revenues:
Telecommunications               $   96,530   $1,062,731            0     $1,159,261

Cost of services                     58,054      326,168            0        384,222
General and administrative          475,202      127,863      465,500(2)   1,068,565
Depreciation and amortization        32,960      123,332       68,996(2)     225,288
Interest expense, net                29,084       79,953    173,500(2)       282,537
                                 ----------   ----------  -----------     ----------
 Total costs and expenses           595,300      657,316      707,996      1,960,612
                                 ----------   ----------  -----------     ----------

Loss before income taxes           (498,770)     405,415     (707,996)      (801,351)

Provision for taxes                       0      177,919  (141,419)(2)        36,500
                                 ----------   ----------                  ----------

Net loss                          ($498,770)  $  227,496    ($566,577)     ($837,851)
                                 ==========   ==========  ===========     ==========

   The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
              Information are an integral part of this statement.

        Unaudited Pro Forma Condensed Combined Statement of Operations
                   For the Three Months Ended March 31, 1999



                                     Historical
                                     Continental        Historical         Historical           Pro Forma            Pro Forma
                                  Choice Care, Inc.      Pine Tree          TelaLink           Adjustments           Combined
                                  -----------------  -----------------     ----------          -----------           --------
Revenues:
Consulting                              $   83,331         $        0         $        0                             $     83,331
Dry Cleaning                               430,248                  0                  0                                  430,248
Telecommunications                               0          1,137,390            282,344                                1,419,734
                                        ----------         ----------         ----------        ------------         ------------
                                           513,579          1,137,390            282,344        $          0            1,933,313

Cost of Services                           321,608            190,719             77,882                                  590,209
General and Administrative                 756,283            277,598            516,643                                1,550,524
Depreciation & amortization                 49,852            160,946             77,064             175,618(4)           481,979
                                                                                                      17,882(6)
Interest (income) expense, net             (25,164)            (6,534)            55,535           302,893(4)             326,730
                                        ----------         ----------         ----------        ------------         ------------
 Total costs & expenses                  1,102,579            622,729            727,124             497,010            2,949,442
                                        ----------         ----------         ----------        ------------         ------------

(Loss) income before income               (589,000)           514,661           (444,780)           (497,010)          (1,016,129)
 taxes

Investment income, net                           0             18,613                  0         (18,613) (4)                   0

Provision for taxes                              0                  0              5,750           48,000 (4)              53,750

                                        ----------         ----------         ----------        ------------         ------------
Net (loss) income                        ($589,000)        $  533,274          ($450,530)          ($563,623)         ($1,069,879)
                                        ==========         ==========         ==========        ============         ============

Net (loss) income per share                 $(0.18)           $248.73             $(0.16)                                  $(0.12)
                                        ==========         ==========         ==========                             ============

Basic and diluted weighed                3,246,833              2,144          2,840,000           5,281,178            8,528,011
 average shares outstanding             ==========         ==========         ==========        ============         ============



     The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this statement.

     Below are the historical and pro forma per share data relating to book value, cash dividends and income (loss) per share from continuing operations for the periods presented. The pro forma equivalent per share amounts were calculated by multiplying the pro forma income (loss) per share before non-recurring charges or credits directly attributable to the transaction, pro forma book value per share and pro forma dividends per share of the Company by the exchange ratio of TelaLink shares issued in connection with the proposed transaction so that the per share amounts are equated to the respective values for one share of Pine Tree, TelaLink and combined.

                    Historical and Pro Forma Per Share Data
                      For the Year Ended December 31, 1998

                                              Historical
                                              Continental
                                             Choice Care,          Historical                                Pro Forma
                                                 Inc.               Pine Tree       Historical TelaLink      Combined
                                           -----------------   -------------------  -------------------  -----------------
Book value per share                                  $ 1.71             $5,075.06              $(1.73)            $ 2.34
                                                      ======   ===================              ======             ======

Equivalent pro forma book value per share                                                       $ 0.77
                                                                                                ======

Net (loss) income per share                           $(0.24)          $1,337.58 A              $(3.54)            $(0.22)
                                                      ======   ===================              ======             ======

Equivalent net loss per share                                                                   $(0.07)
                                                                                                ======

Cash dividends per share                              $    0             $  757.24              $    0             $    0
                                                      ======   ===================              ======             ======


                    Historical and Pro Forma Per Share Data
                   For the Three Months Ended March 31, 1999

                                               Historical
                                              Continental
                                              Choice Care,         Historical                                Pro Forma
                                                  Inc.              Pine Tree       Historical TelaLink      Combined
                                           ------------------  -------------------  -------------------  -----------------
Book value per share                                  $ 1.54           $5,186.53 A         $     (0.30)            $ 2.26
                                                      ======   ===================         ===========             ======

Equivalent pro forma book value per share                                                  $      0.75
                                                                                           ===========

Net (loss) income per share                           $(0.18)            $248.73 A         $     (0.16)            $(0.12)
                                                      ======   ===================         ===========             ======

Equivalent net (loss) per share                                                            $     (0.04)
                                                                                           ===========

Cash dividends per share                              $    0               $127.50         $         0             $    0
                                                      ======   ===================         ===========             ======

A - Equivalent information for Pine Tree is not presented as the company will be purchased for cash.

     Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.   Basis of Presentation

     The unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet of Continental Choice Care, Inc. and subsidiaries (the "Company") as of March 31, 1999 with the historical consolidated balance sheet of TelaLink Network, Ltd. and subsidiary (TelaLink) and the historical balance sheet of Pine Tree Telephone and Telegraph Company ("Pine Tree") after giving effect to the proposed merger and acquisition as if the transactions happened on March 31, 1999.

     The unaudited pro forma combined financial information combines the historical consolidated statements of operations of the Company for the year ended December 31, 1998 and for the three months ended March 31, 1999 with the pro forma combined statements of operations of TelaLink for the same periods after giving effect to TelaLink's acquisition of substantially all assets of War Telephone Company and the Company's proposed acquisitions of TelaLink and Pine Tree as if the purchases had occurred at the beginning of the fiscal year presented.

2.   TelaLink Purchase of RLEC

     TelaLink was party to an Asset Purchase Agreement by and among TelaLink, Colonial Telephone Company ("Colonial"), dated June 9, 1998 and amended and finalized on November 23, 1998. Pursuant to the terms of that agreement, TelaLink's subsidiary acquired substantially all of the assets of War Telephone Company ("WTC"), a RLEC subsidiary of Colonial for $4,500,000. The funds to pay the $4,500,000 purchase price were comprised of $1,500,000 in cash and the proceeds of a $3,000,000 loan from the Rural Telephone Finance Cooperative ("RTFC"), a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products, and business management services. The RTFC loan is secured by a first priority lien on the RLEC assets acquired from War Telephone Company.

     The application of the purchase accounting method resulted in $3,057,510 in excess purchase price over net assets acquired. Such intangible assets are being amortized over forty years and thus accordingly, a pro forma adjustment for the amortization of intangibles of $68,996 for the period January 1, 1998 to December 2, 1998 (the date on which the acquisition was consummated) has been recorded in the accompanying TelaLink unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998. In addition, for the year ended December 31, 1998, a pro forma salary adjustment for TelaLink's new management and an interest expense adjustment have been included for $537,000 and $173,500 respectively for the period January 1, 1998 to December 2, 1998 as well as a pro forma income tax expense adjustment for ($141,419) which considers the combined loss for federal income tax purposes. The management fee of $71,500 previously paid to Colonial, as the former owner of War Telephone Company has been eliminated as of December 31, 1998 through a pro forma adjustment as it will not be paid in the future. No pro forma adjustments are required in the accompanying unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1999 due to WTC and TelaLink's operations being consolidated for the 1999 period.

3.   Pine Tree Stock Purchase Agreement

     Effective May 15, 1999, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") by and among the Company, Pine Tree and the principal (95%) stockholder of Pine Tree, whereby the Company will purchase not less than 95% of Pine Tree's issued and outstanding capital stock. Pine Tree is a telecommunication service provider to areas near Portland, Maine. The Company will acquire capital stock of Pine Tree for approximately $30,500,000, of which $19,500,000 is expected to be financed from low cost loans from industry sources, which may include the RTFC, and the remainder from other equity financing sources. No assurance can be given that the RTFC will provide the Company any financing for this transaction. The proposed merger would be accounted for under the purchase method pursuant to APB 16.

     The transaction will be consummated on the first day following the end of the calendar quarter during which the Public Utilities Commission of the State of Maine ("PUC") gives written notification that the transaction has received regulatory approval. The Company has deposited the sum of $915,000 in an escrow account as a deposit against the purchase price under the Stock Purchase Agreement. Pine Tree may distribute to its stockholders its accumulated cash, certain non-performing assets and any securities held. At the closing, the purchase price may be adjusted as provided by the terms to the Stock Purchase Agreement.

4.   Proposed Pine Tree Acquisition Pro Forma Adjustments

     The estimated purchase price for Pine Tree is $30,825,000, which consists of approximately $30,500,000 for the purchase of all 2,144 issued and outstanding shares of capital stock of Pine Tree and $325,000 of estimated transaction costs. The computation of excess purchase price over the net assets acquired is as follows:

        Estimated purchase price                                     $30,825,000
        Net assets acquired                                            6,728,039
                                                                     -----------

        Excess of estimated purchase price over net assets acquired  $24,096,961
                                                                     ===========

     The excess of estimated purchase price over net assets acquired will be amortized over forty years and thus accordingly, a pro forma adjustment for the amortization of $602,424 and $150,606 for the year ended December 31, 1998 and three months ended March 31, 1999, respectively, has been recorded in the accompanying unaudited pro forma condensed combined statements of operations. In addition, the pro forma adjustments include the elimination of cash and cash equivalents, investments and associated interest and investment income, as well as Pine Tree's stockholder's equity.

Pine Tree Stockholders Equity                                                   $11,119,910
     Less - Cash and cash equivalents                                             1,396,308
          Investments                                                             3,996,037
     Plus - Book vs. appraised value of assets                                    1,000,474
      acquired                                                                  -----------
Net assets acquired                                                             $ 6,728,039
                                                                                ===========

     Pro forma income tax expense adjustments of $258,000 and $48,000 for year ended December 31, 1998 and three months ended March 31, 1999, respectively, have been recorded to consider the impact of Pine Tree's earnings on the combined statement of operations. Transaction costs are estimated to be $325,000 and are included in accrued expenses.

     Pro forma adjustments include a $1,000,474 increase in the fair market value of land, property and equipment being acquired as determined by an asset valuation performed. Pro Forma adjustments include an increase of $100,047 and $25,012 in associated depreciation expense for the year ended December 31, 1998, and the three months ended March 31, 1999.

     Additional pro forma adjustments include an $11,000,000 increase in the Company's capital stock which equates to an assumed issuance of 3,641,178 shares of common stock based on the Company's average price per share three days preceding and following the announcement of the transaction, as well as an increase of $19,500,000 in notes payable. Accordingly, $1,166,812 and $296,359 of interest expense has been recorded in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, assuming an expected interest rate of approximately 6.1%. The assumptions as to the nature, amount and price of equity securities to be issued for the purpose of financing the Pine Tree transaction are made solely for the purpose of demonstrating one possible effect on shareholders' equity as a result of the financing of the proposed transaction. Approval of the Merger will not constitute approval of the Pine Tree transaction nor approval of the issuance of any securities by the Company in connection with the Pine Tree transaction.

5.   Proposed TelaLink Merger

     The proposed merger between the Company and TelaLink would be accounted for under the purchase method pursuant to APB 16. The Company would issue 1,640,000 shares of its common stock, all of which have been valued at the average price of the Company's common stock for three days prior to the announcement of the proposed transaction and three days subsequent to such announcement ($1.976). Escrow shares have not been considered in the accompanying unaudited pro forma combined balance sheet as their release is contingent on the achievement of certain financial results.

6.   Proposed TelaLink Merger Pro Forma Adjustments

     The estimated purchase price is $3,506,140 which consists of $3,240,640 for the value of the Company's common stock issued, $50,500 for the granting of 500,000 options to purchase the Company's common stock at $1.875 per share and $215,000 of estimated transaction costs. The computation of excess purchase price over net assets acquired is as follows:


        Estimated purchase price                                     $3,506,140
        Net assets acquired                                             645,028
                                                                     ----------

        Excess of estimated purchase price over net assets acquired  $2,861,112
                                                                     ==========


     Any future issuances of escrowed common shares would result in an increase in intangible assets and stockholders' equity of the Company and increase amortization expense of such intangible assets.

     The pro forma adjustments include the elimination of the preferred stock and stockholders' deficit accounts of TelaLink as of March 31, 1999, the issuance of the Company's common stock to TelaLink common shareholders and options valued at $3,240,640 as well as $250,000 advanced by the Company to TelaLink in the first quarter of 1999. Transaction costs are estimated to be $215,000 of which approximately $100,000 was recorded by the Company in the first quarter of 1999 and is included in other assets. Recorded transaction costs have been eliminated and the remaining $115,000 of estimated transaction costs are included in accrued expenses in the accompanying unaudited pro forma condensed combined balance sheets.

     The excess of pro forma purchase price over net assets acquired will be amortized over forty years. Additional amortization expense of $71,528 and $17,882 has been included in the unaudited pro forma condensed combined statement of operations as of December 31, 1998 and March 31, 1999, respectively.

     The Company's benefit for income taxes and income from discontinued operations have been eliminated in the accompanying unaudited pro forma condensed combined statement of operations as of December 31, 1998 due to realization uncertainties.

TelaLink Management's Discussion and Analysis

General

     TelaLink is in the business of merging, acquiring and consolidating Rural Local Exchange Carriers ("RLECs"). RLECs provide basic local telecommunications services in rural communities throughout the United States. TelaLink's proposed business includes upgrading such facilities as necessary, and providing enhanced standard services such as voice mail, Internet access, wireless services, and data services. TelaLink also expects in the future to provide integrated, interactive multi-media capabilities combining communications, information and entertainment services.

     TelaLink did not commence telecommunications operations until December 1998, when its subsidiary, War Telecommunications Company, Inc., purchased substantially all the assets of War Telephone Company, Colonial's West Virginia based RLEC subsidiary. The purchase price of the assets was $4,500,000, all of which was paid in cash. $3,157,895 of the purchase price was comprised of the proceeds of debt financing obtained from the RTFC, as discussed below. The asset acquisition was accounted for as a purchase, and as such TelaLink has recorded approximately $3,058,000 of goodwill related to the excess of fair value of the assets at the date of acquisition. This goodwill is to be amortized over a period of 40 years. The results of operations of War Telephone Company are included in TelaLink's consolidated financial statements only from the date of acquisition, and all operational results of TelaLink are attributable to that acquisition.

     As a result of the timing of the acquisition of the assets of WTC, results of operations for TelaLink and WTC as of December 31, 1998, are discussed separately below. For the period ended March 31, 1999, the results of operations for TelaLink and WTC have been consolidated.

TelaLink

Results of Operations for the year ended December 31, 1998

     TelaLink incurred a net loss from operations of $499,000 for the year ended December 31, 1998, compared to a net loss of $9,000 for the year ended December 31, 1997. The net loss in 1998 was attributed principally to general and administrative expenses of $468,000 associated with various start-up and acquisition costs, such as travel, consulting fees, etc. Other operating expenses in 1998 of $58,000 were directly related to plant and customer operations to provide telecommunication services for TelaLink's RLEC subsidiary, including billing, collections, rearrangements and changes, new customer additions, and employee related expenses.

     Interest expense was $29,000 for the year ended December 31, 1998 related to the November 30, 1998 RTFC credit facility of $3,500,000 discussed in more detail below.

Results of Operations for the three months ended March 31, 1999

    For the three months ended March 31, 1999, TelaLink had net operating losses of $451,000. The net loss in 1999 is attributable to general and administrative expenses of $517,000 associated with various start-up costs, such as travel, consulting fees, etc. as well as salaries and related benefits expense.

    TelaLink recognized revenues from local, long distance network and other services of $282,000 in 1999. Costs associated with these services totaled $78,000, or 28% of revenues. There were no such revenues or costs in 1998 since TelaLink did not commence telecommunications operations until December 1998.

    Depreciation and amortization expenses for 1999 totaled $77,000, of which $70,000 relates to the purchase of assets in connection with the acquisition of WTC as well as the associated goodwill generated from this transaction.

    For the three months ended March 31, 1999, net interest expense was $56,000 resulting from debt financing obtained from the RTFC as discussed below.

    The provision for federal and state income taxes was $-0- and $5,750 in 1999. The income tax rate was 0% and 9% in 1999. The state tax provision relates directly to the operating results of TelaLink's subsidiary telecommunications business.

Liquidity and Capital Resources

     On November 30, 1998, TelaLink entered into a credit facility offered by the RTFC which includes a promissory note in the amount of $3,157,895 and a $300,000 line of credit, of which $200,000 was unused and available for use by TelaLink at December 31, 1998. As of March 31, 1999, $100,000 was unused and available for use by TelaLink. Proceeds from the credit facility were used by TelaLink to finance the acquisition of the assets of War Telephone Company. The RTFC credit facility has a fifteen year term, accrues interest at a variable rate and is secured by substantially all of the subsidiary's assets plus the guarantee of TelaLink. The credit facility includes covenants which among other things, require the subsidiary to maintain specified financial ratios and restrict payments of dividends.

     In addition to the above, TelaLink obtained cash from the following financing sources: notes payable to related parties in the amount of $250,000, and the issuance of 600,000 shares of Series A convertible preferred stock for cash proceeds of $1,500,000. TelaLink also has a liability for an amount due to a shareholder totaling $200,000. The $200,000 due to shareholder results from a 1998 consulting agreement that TelaLink entered into with Benchmark Equity Group, Inc. ("Benchmark"), a shareholder of TelaLink. Under the terms of this agreement the parties agreed that TelaLink would pay Benchmark an aggregate of $200,000 upon the closing of the War Telephone Company asset transaction. At March 31, 1999, these fees had not been paid. In addition, in the first four months of 1999, Continental Choice Care, Inc. loaned $400,000 at 12% interest to TelaLink for working capital purposes.

     During 1999, TelaLink has used cash generated from the revenues of WTC to fund required capital improvements at the subsidiary, including Year 2000 upgrades, and to convert billing and associated processes from the former owner to an independent external vendor. These capital improvements are necessary to achieve required customer service levels and to provide value added services, such as voice mail, caller ID, and Internet services to enhance revenue. WTC revenues for 1999 are expected to remain at the 1998 level until these capital improvements are made.

     TelaLink anticipates that income from operations will not be sufficient during 1999 to fund its merger and acquisition activities. TelaLink expects to finance a significant portion of its acquisition activity with low cost debt financing available from the RTFC or other similar industry sources. TelaLink became a member of the RTFC in 1998, when it first obtained RTFC funding for the acquisition of RLEC assets. If TelaLink's proposed RLEC acquisition candidates meet RFTC financial and operational criteria and subject to TelaLink's obligations to provide a portion of the purchase price in the form of equity financing, the RTFC and other industry sources can provide acquisition financing as needed.

     TelaLink will also require additional funds from public or private financing markets for future acquisitions. TelaLink management believes that all or a substantial portion of those additional funds may be raised in the form of equity financing. TelaLink also plans additional financing activities by issuing equity to the sellers of acquired companies. The availability of such capital sources will depend on prevailing market conditions, interest rates and the financial position and results of operations of TelaLink. There can be no assurance, however, that such financing will be available.

Year 2000

Background

     Year 2000 issues result from computer programs and embedded computer chips that do not differentiate between the 19th century and the 20th century because they are written using two digit rather than four digit dates to define the applicable year. If not corrected, many computer applications and date-sensitive devices could fail or produce erroneous results when processing data involving dates after December 31, 1999. The Year 2000 issue affects virtually all companies and organizations, including TelaLink. The failure to correct Year 2000 problems could result in an interruption or failure of normal business activities or operations. Such failures could materially and adversely affect TelaLink's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting from, in part, the uncertainty of the Year 2000 readiness of third-party suppliers such as Communications Date Group and Northern Telecom, TelaLink management is unable to determine at this time whether the consequences of Year 2000 failure will have a material impact on their results of operation, liquidity or financial condition.

State of Readiness

     TelaLink has secured the technical services of an external telecommunications engineering company to evaluate its systems to determine Year 2000 impact and to prepare questionnaires to send to TelaLink's subscribers to determine the status of their Year 2000 review.

     TelaLink's operating and administrative hardware have been certified as Year 2000 compliant. Certain operating equipment requires additional software upgrades to assure Year 2000 compliance. TelaLink has contracted for software upgrades to be performed. The price for this additional service, including testing and certification, is approximately $12,725. The work is expected to be completed in the second fiscal quarter of 1999.

Risks

     While TelaLink does not anticipate any difficulties achieving the upgrading and testing schedule described above, there is a risk that the current schedule will not be met. Additionally, there can be no guarantee that the systems of other companies on which TelaLink's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with TelaLink's systems, will not have a material adverse effect on the results of operations, liquidity and financial position of TelaLink.

     TelaLink believes that with the completion of its planned upgrade for WTC, the possibility of significant interruptions of normal operations should be greatly reduced. However, TelaLink's failure to resolve Year 2000 issues on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations including, among other things, a temporary inability to provide telephony services or engage in normal business activities. Additionally, failure of third parties upon whom TelaLink's business relies to timely remediate their Year 2000 issues could result in disruptions in TelaLink's intrastate-intralata telephone service access, missed or unapplied payments, temporary disruptions in telephony services and other general problems related to TelaLink's daily operations. While TelaLink believes that its Year 2000 readiness efforts will adequately address its own internal Year 2000 issues, the overall risks associated with the Year 2000 remain difficult to accurately describe and quantify, and there can be no guarantee that the Year 2000 issue will not have a material adverse effect on the results of operations, liquidity and financial position of TelaLink.

Contingency Plan

     TelaLink has not implemented a Year 2000 contingency plan. As detailed above, TelaLink has initiated actions to identify and resolve Year 2000 issues. TelaLink is currently developing a contingency plan in the event its present course of action to identify and resolve Year 2000 issues should fall behind schedule.

War Telephone Company

Results of Operations for the year ended December 31, 1998

     Revenues from local, long distance network and other services were $1,063,000 for the eleven months ended November 30, 1998 compared to $1,060,000 for the year ended December 31, 1997. Revenues from local network services were $387,000 for the eleven months ended November 30, 1998 compared to $418,000 for the year ended December 31, 1997. Revenues from long distance network services were $571,000 for the eleven months ended November 30, 1998 compared to $517,000 for the year ended December 31, 1997. Prior to the sale of substantially all of its assets, War Telephone Company had a stable customer base of 1,550 access lines.

     Total operating expenses were $585,000 for the eleven months ended November 30, 1998 compared to $782,000 for the year ended December 31, 1997. The decrease in operating expenses from 1997 to 1998 was primarily due to a decreased corporate overhead allocation from Colonial, the former parent company of War Telephone Company. The corporate overhead allocation represented the estimate of Colonial's management of finance, administrative and other overhead changes incurred by Colonial on behalf of its War Telephone Company subsidiary prior to the sale of assets to TelaLink.

     Depreciation and amortization was $123,000 for the eleven months ended November 30, 1998 compared to $130,000 for the year ended December 31, 1997.

     Interest expense was $83,000 for the eleven months ended November 30, 1998 compared to $109,000 for the year ended December 31, 1997. Interest expense incurred by War Telephone Company related to a note payable to McDowell County, West Virginia. This note was not assumed by TelaLink's subsidiary when it acquired the assets of War Telephone Company.

     Income taxes were $178,000 for the eleven months ended November 30, 1998 compared to $77,000 for the year ended December 31, 1997. During 1998 and 1997, War Telephone Company filed a consolidated federal income tax return with its former parent company.

Liquidity and Capital Resources

     During 1998 and 1997, War Telephone Company had outstanding a 13.5% note payable to McDowell County, West Virginia, with a remaining balance of $675,000. This note was not assumed by TelaLink's subsidiary when it acquired the assets of War Telephone Company.

     Net cash provided by operating activities during the eleven months ended November 30, 1998 was $216,000 compared to $75,000 during the year ended December 31, 1997. The increase in cash provided by operating activities was due primarily to the increase in net income over the corresponding period.

     Net cash used in investing activities during the eleven months ended November 30, 1998 was $37,000 compared to $92,000 during the year ended December 31, 1997. The decrease in cash used in investing activities was due primarily to the failure of the debt service trustee to pay the scheduled debt payment for August 1998, offset by additional net advances to Colonial.

Pine Tree Telephone and Telegraph Company

     On May 15, 1999 the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Pine Tree Telephone and Telegraph Company ("Pine Tree") and the holder of approximately 95% of the outstanding capital stock of Pine Tree. Pine Tree is a telecommunications service provider to areas near Lewiston and Portland, Maine. The Company was assigned the opportunity to purchase the Pine Tree capital stock from TelaLink based primarily on the Company's ability to make the $915,000 down payment required under the Stock Purchase Agreement. Under the Stock Purchase Agreement, the Company will acquire not less than 95% of Pine Tree's outstanding stock for $30,500,000. The Company has deposited the sum of $915,000 in an escrow account as a deposit against the purchase price. The Company intends to obtain a combination of debt and equity financing to finance the remainder of the purchase price. Although the Company intends to obtain debt financing of up to $19,500,000 in connection with the Pine Tree transaction, no assurance can be given that the Company will be successful in obtaining such debt financing or that it can obtain financing on terms acceptable to it. The Company intends to raise the remaining $11,000,000 of the Pine Tree purchase price primarily through the sale of equity. In addition, the Company may use some or all of its existing and future cash reserves to fund a portion of the acquisition. The Company is unable to accurately estimate the timing or amount of any future offering of equity securities. Further, the Company cannot give any assurance as to the form, type, nature or voting rights of any securities it may issue to finance the acquisition or whether those securities will be sold publicly or privately. As a result, the Company is unable to accurately predict the amount of any dilution to existing holders of Company Stock as a result of the financing of the Pine Tree transaction. To the extent that any issuance of equity securities or other voting rights exceeds 50% or more of the voting rights of the Company then outstanding (or issuable upon exercise, conversion or exchange of outstanding securities) and in the absence of a voting trust, shareholders agreement or similar agreement, a change of control of the Company can occur. No assurance can be given that future issuances of equity securities or voting rights of the Company will not result in a change of control of the Company. The transaction is subject to state regulatory approval and is expected to be consummated following the end of the calendar quarter during which state regulatory approval is obtained. Under the terms of the Stock Purchase Agreement, Pine Tree is permitted to distribute its accumulated cash, certain non-performing assets and any securities held. At the closing, the purchase price may be adjusted as provided by the terms to the Stock Purchase Agreement. The Company intends to account for the transaction as a purchase.

Results of Operations for the year ended December 31, 1998

     For the year ended December 31, 1998 and 1997, Pine Tree had total net income of $2,868,000 and $2,886,000, on revenue of $5,061,000 and $4,733,000 respectively. This increase in revenue of $328,000 was specifically attributable to an increase of $93,000 in interstate revenues and an increase of $175,000 in billing and collection revenues. Pine Tree distributed $1,624,000 to shareholders in 1998 compared to $1,308,000 in 1997. There were no material charges in operating expenses for the corresponding periods.

Results of Operations for the three months ended March 31, 1999

     For the three months ended March 31, 1999 and 1998, respectively, Pine Tree had total net income of $533,000 and $683,000, on revenue of $1,137,000 and $1,289,000. The decline in revenue of $152,000 and corresponding decline in Income from Operations was specifically attributable to a decline in interstate revenue of $129,000 and state toll and access revenue of $44,000. Pine Tree distributed $273,000 to shareholders during the three months ended March 31, 1999, compared to $51,000 during the same period in 1998. There were no material changes in operating expenses for the corresponding periods.

Year 2000

     Pine Tree began its assessment of being Year 2000 compliant in 1997 by looking at its major systems and increased that scope in 1998. Upgrades to software and equipment were also started in 1997.

     All or nearly all of Pine Tree's exposure to Year 2000 problems involve reliance on third parties, i.e. interconnecting LEC's switch manufacturers, and billing service bureaus. Pine Tree has contacted third party providers of services and has been informed that Year 2000 issues are being addressed.

     Pine Tree has determined that one subsystem remains non Year 2000 compliant. Pine Tree expects to be fully compliant by mid-year 1999. Pine Tree is not able to certify Year 2000 compliance due to its reliance on statements and certifications provided by Pine Tree's vendors and service providers. Pine Tree continues to assess its readiness status, and although Pine Tree does not feel that the Year 2000 problems will have a material impact on their results of operation, liquidity or financial condition, no guarantee can be made.

Corporate Name Change

     The Company has agreed to change the name of the Company to "Quorum Holding Corp." or another name acceptable to the parties to the Merger Agreement. The name "Continental Choice Care, Inc." was designated in the Company's Amended and Restated Certificate of Incorporation. In order to comply with its agreement, the Company must amend its Certificate of Incorporation to effectuate the adoption of the new name. Management of the Company believes the Company's existing name is more appropriate for a health care business than it is for a company involved in several businesses. Management further believes that the name "Quorum Holding Corp." is more appropriate for the Company if TelaLink is included among those businesses.

Dissenter's Rights

     Stockholders of the Company have the right to dissent from the Merger pursuant to the provisions of Section 14A:11-1 et seq. ("Chapter 11") of the New Jersey Business Corporation Act ("NJBCA").

     Chapter 11 of the NJBCA sets forth the procedures to be followed by a stockholder in order to exercise his dissenter's rights. The following brief summary does not purport to be a complete statement of the provisions of Chapter 11 and is qualified in its entirety by reference to the text of Chapter 11 of the NJBCA.

     A stockholder who intends to exercise dissenters' rights under New Jersey law must file a written notice of dissent with the Company at 35 Airport Road, Morristown, NJ 07960, Attention: President, stating that the stockholder intends to demand payment for his or her shares if the Merger is approved. Neither an abstention nor a vote against the Merger will constitute such a notice.
However, if the required written notice is properly filed, failure to vote against the Merger will not constitute a waiver of dissenter's rights. It is recommended that any written objection which is mailed be sent by registered or certified mail, "Return Receipt Requested." A stockholder will lose his or her right to dissent if he or she votes FOR the Merger or consents in writing to the Merger.

     Within 10 days after the approval of the Merger by the stockholders of the Company, the Company will give written notice of such favorable vote, by certified mail, to each stockholder who has duly filed a written objection, at such holder's address as it appears on the books of the Company, except any holder who voted "FOR" the Merger or consented in writing to the Merger.

     Within 20 days after mailing such notice, any stockholder who filed a written objection and who elects to dissent must file with the Company a written demand for the payment of the fair value of his or her shares. For the convenience of the Company, such demand should be filed at 35 Airport Road, Morristown, New Jersey 07960, Attention: President, and should state the holder's name and residence address and the number of shares as to which he or she holds and a demand for payment of the fair value of his or her shares. It is recommended that any such demand for payment which is mailed be sent by registered or certified mail, "Return Receipt Requested".

     A stockholder may not dissent as to less than all of the shares that he or she owns beneficially, and with respect to which he or she has a right to dissent. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     Not later than 10 days after the expiration of the period within which stockholders may make written demand to be paid the fair value of their shares (the "10 Day Deadline"), the Company will mail to each dissenting stockholder its most recent financial statements and may offer, but is not required, to pay all dissenting stockholders a specified price per share. If the fair value of the shares is not agreed upon within 30 days, a stockholder may make written demand on the Company that it commence an action in the Superior Court of New Jersey for a determination of the fair value of the shares. Such demand must be made within 60 days after the 10 Day Deadline and such action will be commenced by the Company within 30 days after receipt by the Company of such demand. If the Company fails to commence an action, any dissenting stockholder may do so in the name of the Company provided such action is brought not later than 60 days after the expiration of the time in which the Company was to commence such proceeding. The court shall thereupon determine the fair value of the shares and in connection therewith, may allow such interest on such amount from the date demand was made until the date of payment as it finds to be equitable. The court may also apportion and assess against dissenting stockholders or the Company the costs and expenses of such proceeding.

     Any stockholder who fails to properly file a written notice of dissent or who votes for the Merger or who fails to properly make demand for will lose his or her right to dissent. Furthermore, if no court petition demanding determination of the fair value of the shares of dissenting holders is filed within the time limits described above, all dissenting holders will lose their right to dissent under Chapter 11. However, if any stockholder properly files such a petition, the proceeding will be for the benefit of all stockholders who had duly elected to dissent.

     At the time of the filing of the demand for payment or within 20 days thereafter, a dissenting stockholder must submit the certificate representing his or her shares of common stock to the Company in order that there may be conspicuously noted thereon that a demand for payment has been filed. After notation, such certificates shall be returned to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his or her certificate for such notation may lose his or her right to dissent. A dissenting stockholder may withdraw his election to dissent with the consent of the Company. The right of a dissenting stockholder who has complied with the required procedures to receive payment of the fair value of his or her shares is exclusive of any other right which he may have as a stockholder, except as otherwise provided by New Jersey common law.

Recommendation of the Board of Directors.

     The Board of Directors of the Company has approved the Merger and believes that the consummation of the Merger is in the best interests of the Company and the stockholders of the Company. The Board of Directors recommends that the stockholders of the Company vote in favor of approval of the Merger Agreement, the Merger and the amendment to the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."




     PROPOSAL 2.   APPROVAL OF INCREASE IN AUTHORIZED SHARES

     The Company's Amended and Restated Certificate of Incorporation ("Certificate") authorizes the issuance 15,000,000 shares of capital stock consisting of 10,000,000 shares designated "Common Stock", with no par value, and 5,000,000 shares designated " Preferred Stock." The Certificate generally permits the Board to create and issue shares of Preferred Stock in series or classes, with such number of shares, designations, par value, relative voting, dividend, liquidation and other rights, preferences and limitations as shall be determined by action by the Board of Directors pursuant to the provisions of the New Jersey Business Corporation Act. As of the date of this Proxy Statement, no shares of Preferred Stock have been created or issued by the Board and the Board does not have any present plan to create or issue any Preferred Stock.

    As of May 21, 1999, the Company had 3,267,500 shares of Common Stock outstanding. In addition, as of such date, the Company had reserved 3,480,000 shares of Common Stock for the purposes of the Company's Director Stock Option Plan, the Company's 1997 Plan and the Company's 1994 Plan, outstanding warrants and outstanding underwriter's unit purchase options. After giving effect to the prior issuances of Common Stock and the prior reservations of Common Stock, the Company has 3,252,500 shares of Common Stock remaining which are authorized but not yet reserved or issued.


    The Company has agreed to issue up to 3,340,000 shares in connection with the Merger.

The Company has also agreed to reserve 500,000 shares for issuance upon the exercise of Mr. Bennett's options as to make 1,000,000 shares available for new management employees pursuant to the 1997 plans.

     As a result, the number of authorized shares of Company Stock not otherwise issued and outstanding or reserved for issuance is less than the number of shares which the Company will require to meet its outstanding obligations if the Merger is consummated.

    Whether or not the Merger is approved by the stockholders of the Company at the Meeting, the Company intends to acquire additional businesses and companies. In addition, Management believes that additional authorized shares should be available to the Company for the purpose of raising equity capital in the future, to permit the adoption of additional benefit plans and for other corporate purposes. In most cases, the Board will have discretion to determine the terms of any issuance of additional Company Stock.

    If this proposal is adopted, Article 4 of the Company's Certificate of Incorporation will be amended to read as follows:

    4. The total number of shares of capital stock which the Corporation is authorized to issue is 25,000,000 shares of which 20,000,000 shares shall be designated common stock, no par value ("Common Stock") and 5,000,000 shares shall be designated preferred stock ("Preferred Stock"). The Board of Directors of the Corporation is authorized to create and issue shares of Preferred Stock in series or classes, with such number of shares, designations, par value, relative voting, dividend, liquidation and other rights, preferences and limitations as shall be determined by action by the Board of Directors pursuant to the provisions of the New Jersey Business Corporation Act. The authority granted to the Board of Directors hereunder with respect to each class or series shall include, but not be limited to, the ability to determine the following:

          (i) The extent of cumulative, non-cumulative or partially cumulative dividends;

          (ii) The rights of holders to receive dividends payable on a parity with subordinate to or in preference to dividends payable on any other class or series;

          (iii) The preferential rights of holders upon the distribution of the assets of or on liquidation of the Corporation;

          (iv) The terms and conditions of redemption privileges of holders, if any;

          (v)   The terms and conditions of voting rights of holders, if any;
                and

          (vi) Any other rights, preferences and limitations as may be determined from time to time by action of the Board of Directions of the Corporation pursuant to the New Jersey Business Corporation Act.

    The Board of Directors shall also have such authority to change from time to time the designation or number of Preferred Stock or the relative rights, preferences and limitations of the shares of Preferred Stock as shall be permitted by the New Jersey Business Corporation Act.

    The Board of Directors of the Company recommends increasing the authorized shares of Common Stock to 20,000,000 shares, thereby increasing total number of common stock and preferred stock shares authorized to 25,000,000 shares.

Market for Company Stock and Related Security Holder Matters

    The Company's common stock (CCCI) and the Company's Common Stock Purchase Warrants (CCCIW) and the Company's Units, each comprised of one share of Common Stock and one Common Stock Purchase Warrant, (CCCIU) are traded in the Nasdaq Small Cap market. There were approximately 17 holders of record of the Company's common stock as of February 11, 1999. The following table sets forth the closing prices for each of the securities for each quarter following the quarter ended December 31, 1996. The figures set forth below were obtained from the National Association of Securities Dealers ("NASD") "Monthly Statistical Report".



                        Common Stock      Warrants       Units
Three months ended         (CCCI)         (CCCIW)       (CCCIU)
------------------         ------         --------      -------

                       High      Low    High  Low    High      Low
                      -------  -------  ----  ----  -------  -------

March 31, 1999        2-11/16   2-1/16  3/16   1/8  2-13/16   2-5/16
December 31, 1998       2-1/4  1-27/32   1/8  1/32   2-9/32  1-15/16
September 30, 1998      2-1/4  1-11/16   1/8  1/32    2-1/4  2-11/16
June 30, 1998          2-7/16  1-13/16   1/8  1/32   2-7/16   2-1/32
March 31, 1998          2-1/4   1-7/16  1/16  1/32   2-1/16   1-5/16
December 31, 1997      2-1/16   1-5/32  3/32  1/32    2-1/8    1-1/4
September 30, 1997      1-5/8        1  1/32  1/32    1-1/4   1-1/16
June 30, 1997          1-7/16        1  5/32  1/32    1-1/2        1
March 31, 1997          2-3/8   1-3/16   1/4  1/16    2-1/4      7/8



     The prices shown reflect interdealer quotations without adjustment for retail mark-up, mark-down or commission and may not represent actual transactions. The Company has paid no cash or stock dividends since its inception. The Company's securities were delisted from trading on the Nasdaq National Market System and commenced trading on the Nasdaq Small Cap Market effective October 1998. Management believes the delisting resulted primarily from the sale of the Company's health care assets and the resulting decrease in Company operations.

     PROPOSAL 3.    INCREASE IN SHARES SUBJECT TO 1997 PLAN

    At the time the Company's 1997 Equity Incentive Plan ("1997 Plan") was adopted, 1,250,000 shares of Company Stock were reserved for issuance under the
1997 Plan.   Pursuant to the Merger Agreement, the Company agreed to reserve
500,000 shares of Company Stock for issuance upon the exercise of options to be granted to Harry S. Bennett under the terms of the 1997 Plan and agreed to make not less than 1,000,000 shares available for issuance upon the exercise of options or otherwise, under the terms of the 1997 Plan. As a result, the number of shares of Company Stock reserved for issuance pursuant to the 1997 Plan is less than the number of shares which the Company will require to meet its outstanding obligations if the Merger is consummated.

     Pursuant to the terms of the 1997 Plan, it is to be administered by a committee designated by the Board of Directors (the "Committee") or by the full Board.

     The purposes of the 1997 Plan are to assist in attracting, retaining, and motivating persons who can make a significant contribution to the Company and to promote the identification of their interests with those of the shareholders of the Company. The 1997 Plan is open to all management and non-management employees of the Company, as well as certain consultants and independent contractors. The Company and its subsidiaries employed approximately 62 full time employees, including officers, as of February 16, 1999. In addition, Alvin
S. Trenk, the Company's Chairman and Chief Executive Officer serves as a consultant to the Company. If the Merger is consummated, Harry S. Bennett will become eligible to participate in the 1997 Plan (and will be entitled to receive options to acquire up to 500,000 shares of Company Stock at $1.875 per share), as will other existing and future employees and certain consultants to the Company's subsidiaries. Management believes that the number of shares of Company Stock reserved for issuance pursuant to the 1997 Plan should be increased to enable to Company to fulfill the goals of the 1997 Plan regardless of whether the Merger is approved. Management believes that the increase is appropriate if the Merger is not consummated primarily to permit the Company to attract and retain qualified personnel in the Company's current and future businesses.

     Pursuant to the terms of the 1997 Plan, the Company may grant awards in the form of Options (both incentive stock options, as defined under Section 422 of the Code ("ISO") and nonstatutory stock options ("NSO"), Stock Appreciation Rights ("SARs")), an award of shares for no cash consideration subject to certain restricts (a "Restricted Stock Award") or the award of shares to be delivered in the future ("Deferred Stock Award") to employees of the Company and others which or who may be in a position to make a significant contribution to the Company. ISOs, however, may only be issued to employees of the Company.

     Incentive stock options granted under the 1997 Plan will be exercisable during the period commencing on the date of grant of the option and terminating up to ten (10) years from the date of grant (five (5) years in the case of an ISO granted to a holder of 10% of the Company's issued and outstanding shares) at an exercise price which is not less than one hundred (100%) percent of the fair market value of the Common Stock on the date of the grant (110% in the case of an ISO granted to a holder of 10% of the Company's issued and outstanding shares). NSOs will be exercisable during the period commencing on the date of the grant of the option and terminating up to ten (10) years from the date of grant at an exercise price which is not less than fifty (50%) percent of the fair market value of the Common Stock on the date of grant.

     SARs granted under the 1997 Plan are exercisable during the period established by the Committee (except in the event of death or disability of the holder), or in the case of a SAR related to an option, the expiration of the related option. In addition, a SAR may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the SAR or the base price of the SAR (which is determined by the Committee) if it is not a SAR related to an option. A SAR related to an option may be exercised only when and to the extent the option is able to be exercised.

     Upon the exercise of an Option, payment must be made in full (in the form of cash or shares) together with payment for any withholding taxes then required to be paid. The receipt of incentive shares is subject to full payment by the recipient of any withholding taxes required to be paid.

     Incentive shares, either in the form of Restricted Stock or Deferred Stock, may be issued as provided in the agreement with the recipient, based upon such standards as may be established by the Committee, including but not limited to the achievement of the performance standards set forth in the agreement.

     The Committee has the authority to interpret the provisions of the 1997 Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all determinations deemed necessary or advisable for its administration, including the individuals to whom grants are made and the type, vesting, timing, amount, exercise price and other terms of such grants.

     The Board of Directors may amend or terminate the 1997 Plan except that shareholder approval is required to effect any change which would require shareholder approval pursuant to Section 16 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as to increase materially the aggregate number of shares that may be issued under the Incentive Plan (unless the change is merely an adjustment to reflect such changes as a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify materially the requirements as to eligibility to receive options, SARs or incentive shares or to increase materially the benefits accruing to participants. No action taken by the Board may materially and adversely affect any outstanding grant or award without the consent of the holder.

     The Committee may also modify, extend or renew outstanding options, SARs or accept the surrender of outstanding options or rights granted under the 1997 Plan and authorize the granting of new options and SARs pursuant to the 1997 Plan in substitution therefor, including specifying a longer term than the surrendered options or rights. Further, the Committee may modify the terms of any outstanding agreement providing for the award of incentive shares. In no event, however, may modifications adversely affect the grantee of the grant of incentive stock without the grantee's consent.

     Termination. The Plan will terminate April 28, 2007, ten years after the date of its initial approval by the shareholders of the Company.

          The Board of Directors recommends approval of the increase from 1,250,000 to 2,500,000 shares of Company Stock reserved for issuance under the 1997 Plan.


     PROPOSAL 4.     ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation requires that the Board of Directors be divided into three classes. The members of each class of directors serve for staggered three-year terms, including two Class I directors (Martin G. Jacobs, M.D. and Stanley B. Amsterdam), one Class II director (Steven L. Trenk) and two Class III directors (Alvin S. Trenk and Jeffrey B. Mendell). The current Class I directors are serving a three year term expiring in 2001, the Class II director is serving a three year term expiring as of the date of the Meeting and the current Class III directors are serving three year terms expiring in 2000. Each of the current directors holds office until the expiration of his respective term and until his respective successor is elected and qualified, or until death, resignation or removal.

     Pursuant to the terms of the Merger Agreement, the Company has agreed to nominate up to three nominees for director designated by TelaLink. TelaLink management has advised the Company that it intends to nominate three directors, Frank DeLape, Harry Bennett and Robert J. Ranalli. Mr. Ranalli is TelaLink's designee for "independent" director. In the event the Merger is consummated, Mr. Amsterdam is expected to resign as a Class I director following the date on which Mr. Ranalli is elected or TelaLink designates another director nominee who is "independent" under applicable regulatory and Nasdaq requirements. TelaLink has not advised the Company of the names of its other nominees, if any. If the Merger is consummated, the Board is expected to elect the TelaLink designees.
If elected by the shareholders of the Company, Steven L. Trenk will serve for a three year term expiring in 2002 or until his successor is elected and qualified, or until death, resignation or removal. Officers serve at the discretion of the Board of Directors.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of Steven L. Trenk. If Mr. Trenk becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why Mr. Trenk may not be able to serve as directors if elected.



The Board of Directors recommends that Steven L. Trenk be elected as a director.

     The name and age of each of the nominees and each of the incumbent directors whose term will continue following the Meeting, the executive officers and significant employees of the Company, their respective positions with the Company and, to the extent applicable, the period during which each such individual has served as a director are set forth below. Additional biographical information concerning each of the nominees, the incumbent directors, executive officers and significant employees of the Company follows the table.


                                                      Position with
Name                               Age                the Company                               Director Since
----                               ---                -----------                               --------------
Class I Directors
Martin G. Jacobs, M.D.             69                 Director, Corporate Medical Director            993

Stanley B. Amsterdam               69                 Director                                        998

Class II Directors
Steven L. Trenk                    45                 Director, President and Chief Operating         993
                                                      Officer
Class III Directors
Alvin S. Trenk                     69                 Director, Chairman, Chief Executive             993
                                                      Officer

Jeffrey B. Mendell                 45                 Director                                        994

Executive Officers

Mark Raab                          35                 Chief Financial Officer,
                                                      Treasurer                                         -

Proposed TelaLink Designees
Harry S. Bennett                   54                 -                                                 -
Robert J. Ranalli                  60                 -                                                 -
Frank DeLape                       45                 -                                                 -



Certain Biographical Information Concerning
Incumbent Directors and Executive Officers and

Proposed TelaLink Designees

    Alvin S. Trenk, a founder of Techtron and of the Company, has served as Chairman of the Board of Directors of Techtron since prior to 1989. Mr. A. Trenk has served as the Chairman, Chief Executive Officer and a director of each of the Company's current subsidiaries since the formation of each subsidiary and as Chairman, Chief Executive Officer and a Director of Continental Dialysis Center of the Bronx, Inc., an affiliate and former consulting customer of the Company ("CDBI"), since its formation. Since December 1993 he has served as Chairman and Chief Executive Officer of Alpha Administration Corp., an affiliate and former consulting customer of the Company ("Alpha"). Mr. A. Trenk is also Chairman of the Board of Directors of Upper Manhattan Dialysis Center, Inc., a former consulting customer of the Company ("UMDC"). See "Certain Transactions." Mr. A. Trenk also serves as Chairman, Chief Executive Officer and a director of Trenk Enterprises, Inc. ("TEI"), which is wholly-owned by Mr. A. Trenk and pursuant to which Mr. A. Trenk provides services to the Company. See "Compensation Arrangements - Employment Agreements." In addition, Mr. A. Trenk is an officer and director of various corporations engaged in the ownership and development of real property and the operation of helicopter landing facilities, helicopter charter, air taxi, sightseeing and tour operations, as well as other activities.

    Steven L. Trenk, a founder of the Company, served as Vice President for Business Development of Techtron from 1987 through October 1991. Since October 1991, Mr. S. Trenk has served as the President of each of the Company's subsidiaries, other than Renal Management, Inc., and, since December 1993, has served as the President of Alpha. Mr. S. Trenk has served as the Vice Chairman of RMI since its inception. Mr. S. Trenk is the Treasurer of UMDC. Mr. S. Trenk also serves as the Vice President of Orange Y Associates, Inc., a real estate development company.

    Martin G. Jacobs, M.D., a founder of the Company, is a physician engaged in the treatment of renal disease and hypertension. Dr. Jacobs has served as President of Nephrological Associates, P.A., which he founded in 1964. Dr. Jacobs has served as the Corporate Medical Director for Techtron since its formation and for the Company since its formation.

    Mark Raab joined the Company in 1995, was appointed as Controller in 1997 and was appointed Chief Financial Officer and Treasurer of the Company in 1998. From 1987 until joining the Company, Mr. Raab worked in the banking industry in various positions, the last being Accounting Manager, the position he held with First Fidelity Bank, N.A. Mr. Raab holds a bachelor's degree in business administration.

    Jeffrey B. Mendell is an owner and Managing Director of G.S. Wilcox & Co., LLC, a commercial mortgage banking company based in White Plains, New York, a position he has held since September, 1996. In addition, Mr. Mendell is the Chairman and Chief Executive Officer of JBM Realty Capital Corp. through which he acts as principal in the acquisition and development of commercial real estate. He was the president of National Realty & Development Corp., a privately held corporation which owns and manages commercial real estate, from May 1992 to August, 1996. Mr. Mendell also participates in various other business ventures.

     Mr. Amsterdam is the Product Manager for the elastic fabrics division of Guilford Mills, Inc., a position he has held for approximately 20 years.

     Harry S. Bennett joined TelaLink as its Chairman and Chief Executive Officer in December, 1998. Prior to joining TelaLink, Mr. Bennett was employed by AT&T for over 25 years and held the position of Executive Vice President of AT&T's Local Services Division at the time of his departure just prior to joining TelaLink.

     Robert J. Ranalli was the President of AT&T Consumer Services division, the consumer long distance business, Chairman of the Board of AT&T Universal Card division and Chairman of the Board of AT&T Transtech Services at the time of his retirement from AT&T in 1994. Mr. Ranalli is currently a director of each of CMGI, Ariel Corp., Sterling Networks, Inc. and DirectAg.com, Inc. The securities of CMGI, an Internet operating company, and Ariel Corp., a manufacturer of remote access equipment for internet service providers and businesses, are publicly traded. Sterling Networks, Inc., a professional services data network design and consulting company, and DirectAg.com, Inc., an internet based dealer of agricultural seed products to businesses, are privately held.

    Frank DeLape has served as the Chief Executive Officer of Benchmark Equity Group, Inc. ("Benchmark") since its formation in 1994. Benchmark is a privately held venture capital firm which, with its affiliates, is primarily engaged in providing financing and financial advice to companies, including a number of public companies in a variety of industries. These industries include the telecommunications, Internet services, retailing, business services and computer technology industries. Mr. DeLape has also served as the President, Secretary, Treasurer and a Director of Oak Tree Capital, Inc., a privately held financial consulting firm since its formation in 1996. Mr. DeLape served as a director of THINK New Ideas, Inc., a publicly traded company engaged in advertising, marketing, Internet and intranet services and data management, from January 1996 through February 1998.

    Alvin S. Trenk is the father of Steven L. Trenk and the brother-in-law of Martin G. Jacobs, M.D. Martin G. Jacobs, M.D. is the uncle of Steven L. Trenk.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq. The Company is not aware that any director, officer or 10% beneficial owner of the Company's Common Stock failed to file reports during the year ended December 31, 1998.

Meetings of the Board and Committees

    During fiscal year 1998, the Board of Directors held meetings and acted by unanimous written consent on 11 occasions during 1998. Each of the directors attended all meetings of the Board of Directors and meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during 1998.

    The Company has a standing Compensation Committee and Audit Committee. Each of the committees are comprised of Mr. Amsterdam and Mr. Mendell. The Compensation Committee provides recommendations concerning salaries and incentive compensation for executive officers and key personnel, and administers the Company's Equity Incentive Plans. All actions which would otherwise be taken by the Compensation Committee were taken by the full Board of Directors during the fiscal year ended December 31, 1998. The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. The Audit Committee held 1 meeting during the fiscal year ended December 31, 1998. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for each of the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, (i) the chief executive officer and (ii) the other three most highly compensated executive officers of the Company for the fiscal year ended December 31, 1998 (the "named executive officers"):

                           Summary Compensation Table

                                            Annual Compensation
                                     -----------------------------------
                                                                                      Common
                                                                                      Stock
                                                                                    Underlying
Name and Principal Position          Fiscal Year     Salary          Bonus            Options
---------------------------          ------------  ----------      ---------          -------

Alvin S. Trenk (1)
  Chairman and                          1998         $300,000         $0               150,000
  Chief Executive Officer               1997          300,000          0               150,000
                                        1996          241,800          0                     0
Steven L. Trenk
  President and Chief                   1998          189,615          0                150,000
  Operating Officer                     1997          120,000          0                175,000      (2)
                                        1996          120,000          0                 25,000
Martin G. Jacobs
  Corporate Medical Director            1998          115,269          0                150,000
                                        1997           88,923     25,000                175,000      (2)
                                        1996           60,000          0                 25,000
Jeff Ellentuck
  Executive Vice President
   and General Counsel                  1998          135,000          0                      0
                                        1997          130,000     25,000                100,000      (2)
                                        1996          117,385          0                 25,000


----------
(1) Paid to Trenk Enterprises, Inc, a corporation wholly-owned by Alvin S. Trenk which provides consulting services to the Company. See "Compensation Arrangements - Employment Agreements."

(2) Includes all options issued during fiscal years 1995 and 1996, each of which were repriced to $1.875 per share in February 1997.

     See "Certain Transactions" for additional information with respect to benefits received by certain members of management of the Company.

Security Ownership of Management and Certain Beneficial Owners

     The following table sets forth certain information, as of May 21, 1999 regarding the beneficial ownership of the Company's Common Stock by each director and named executive officer (see "Compensation of Directors and Executive Officers") of the Company and by all directors and executive officers as a group and each person known to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock. The table also sets forth information, on a pro forma basis, regarding the beneficial ownership of the Company by each listed individual and by all directors and officers as a group to illustrate the estimated effects of the Merger transaction as if the transaction was effective as of May 21, 1999. The table assumes that all conditions to release of all escrows have been met. The Company has been advised that each shareholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.

                                                                 Percent of
Name and Address                 Amount and Nature of            Outstanding
of Beneficial Owner              Beneficial Ownership            Common Stock
-------------------              --------------------     ---------------------------

                                   Company                 Minimum        Maximum
                                Common Stock   Current     Pro Forma(2)  Pro Forma (2)
                                ------------   -------     ------------  -------------
Techtron, Inc. (1)               1,527,500     46.75%         31.13%           22.77%
Alvin S. Trenk(1)                  303,000(3)  51.31%(4)      35.13%           26.12%
Steven L. Trenk(1)                 326,000(5)  51.58%(1)      35.42%           26.35%
Martin G. Jacobs, M.D. (1)         325,000(6)  51.57%(1)      35.40%           26.34%
Jeff Ellentuck(1)                  100,000(7)   3.06%          2.04%            1.49%
Stanley B. Amsterdam(1)             65,000(8)   1.99%          1.32%             .97%
Jeffrey B. Mendell(1)              140,000(9)   4.28%          2.85%            2.09%
All Directors and Officers
   as a Group (7 persons)        2,799,250     85.67%         57.04%           41.73%
------------------

*  Less than one percent

(1) The address of each named person and entity is 35 Airport Road, Morristown, New Jersey 07960.

(2) The pro forma minimum column assumes an aggregate issuance of 1,690,000 and the pro forma maximum column assumes an aggregate issuance of 3,490,000 shares of Company Stock in the Merger and the LoanCo stock purchase transaction.

(3) Includes 300,000 shares underlying currently exercisable options issued to Mr. A. Trenk under the Company's 1997 Equity Incentive Plan (the "1997 Plan").

(4) Includes 1,527,500 shares held by Techtron. Alvin S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are each officers, directors and principal shareholders of Techtron and directly own an aggregate of approximately 80.69% of the outstanding stock of Techtron. These individuals may also be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Common Stock owned by Techtron. Alvin
    S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are treated as a group herein for purposes of determining beneficial ownership.

(5) Includes 1,000 shares held in the name of Mr. S. Trenk's children. Includes 25,000 and 300,000 shares of Company Stock underlying currently exercisable options issued to Mr. S. Trenk under the Company's 1994 Long Term Incentive Award Plan (the "1994 Plan") and the 1997 Plan, respectively.

(6) Includes 25,000 and 300,000 shares of Company Stock underlying currently exercisable options issued to Dr. Jacobs under the 1994 Plan and the 1997 Plan, respectively.

(7) Includes 50,000 and 50,000 shares of Company Stock underlying currently exercisable options issued to Mr. Ellentuck under the 1994 Plan and the 1997 Plan, respectively.

(8) Includes 10,000 shares of Company Stock underlying currently exercisable options issued to Mr. Amsterdam under the Director's Stock Option Plan.

(9) Includes 50,000 and 90,000 shares of Company Stock underlying currently exercisable options issued to Mr. Mendell under the Director's Stock Option Plan and the 1997 Plan, respectively.

     The following table sets forth certain information, as of May 21, 1999 regarding the beneficial ownership of TelaLink's common stock and preferred stock by (i) each person known to be the beneficial owner of more than five percent of the outstanding shares of TelaLink common stock or preferred stock and (ii) by each person expected to be designated as a director of the Company by TelaLink. The Company has been advised that each shareholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.


TelaLink Beneficial Ownership

TelaLink Common                                        Number of             Percentage of
Stock Holders                                       TelaLink Shares         TelaLink Shares
-------------                                    ---------------------  -----------------------
Benchmark Equity Group, Inc. (1)(9)                            629,850                    21.07%
Edward Bridges (2)                                             525,000                    17.56%
Trident III, LLC (1)(8)                                        329,900                    11.03%
Lighthouse Capital Insurance                                   250,000                     8.36%
  Company (3)
Emerging Ventures, LLC (1)                                     217,500                     7.27%
Christopher Efird (8)                                          217,500                     7.27%
Harry S. Bennett(4)(6)                                         500,000                    16.72%
Frank DeLape (4)(5)(8)                                         847,350                    28.34%
Robert J. Ranalli (4)(6)                                           -0-                        *
Benchmark Equity Group, Inc.                                 1,210,100                    41.47%
and affiliates as a group (5 holders)(8)
All TelaLink Common Holders                                  2,990,000
as a group (20 holders)

TelaLink Preferred
Stock Holders
-------------
Saud Naif Abdulaziz Al-Saud (7)                                200,000                  --
Mohammed Musaed El-Seif (7)                                    100,000                  --
The Sutton Group, Inc. (7)                                     100,000                  --
Naif Bandar Ahmed Al-Sudairy (7)                                50,000                  --
Abdullah M. Al-Sheikh (7)                                       50,000                  --
TelaLink Acquisition Corp.                                     100,000

__________________
*  Less than one percent

(1) The address of the named person or entity is 700 Gemini, Suite 100, Houston Texas 77058.

(2) The address of the named person is c/o McInroy & Rigby, Suite 800, Arlington, Virginia.

(3) The address of the named entity is Lighthouse Capital Insurance Company Mees Pierson (Cayman) Limited, P.O. Box 2003, George Town, Grand Cayman, BWI.

(4) TelaLink designee for director of the Company.


(5) Includes 629,850 shares held by Benchmark Equity Group, Inc. ("Benchmark") and 217,500 shares held by Emerging Ventures LLC, a Delaware limited liability company. Mr. DeLape holds 100% of the outstanding common stock of Benchmark. Benchmark is the manager of Emerging Ventures LLC. Does not include 250,000 shares of TelaLink common stock held by Lighthouse Capital Insurance Company ("Lighthouse"). Mr. DeLape and his children are remote contingent beneficiaries of a variable universal life insurance contract issued by Lighthouse. Mr. DeLape disclaims beneficial ownership of such shares and does not have voting or dispositive power with respect to such shares.



(6) The address of the named person is c/o TelaLink Network, Ltd., 35 Airport Road, Morristown, New Jersey.



(7) The address of the named person is c/o Pound Capital Corporation, 277 Park Avenue, 47th Floor New York, NY 10172.

(8) Does not include 100,000 shares of preferred stock held by TelaLink Acquisition Corp. of which Trident III, LLC owns 39%, Frank DeLape owns 51% and Christopher Efird owns 10% of the outstanding capital stock.

(9) Does not include 217,500 shares held by Emerging Ventures LLC; 217,500 shares held by Christopher Efird; or 250,000 shares held by Lighthouse.

     The following table sets forth information, on a pro forma basis, regarding the beneficial ownership of the Company by each individual named in the preceding table to illustrate the estimated effects of the Merger as if the Merger was effective as of May 21, 1999. The table shows the effect of the Merger as if (i) no portion of the escrows are released and no contingent shares are issued, (ii) the Initial Escrow has been released and the contingent shares have been issued and (iii) all escrows are released and all contingent shares are issued. The table also shows the effect on percentage ownership of Company Stock following the merger where all currently exercisable "in the money" options held by management of the Company are exercised prior to the Merger.
For purposes of the following table, the phrase "in the money" refers to options which, as of May 21, 1999, had an exercise price which was less than the closing per share price of Company Stock on that date.

                          Shares of Company Stock to be Issued in
                          the Merger.
                      --------------------------------------------------------------------
                            1,640,000                             2,540,000                               3,440,000
                      -----------------------------          -----------------------------          ------------------------------
                           Company         % of                  Company          % of                   Company          % of
                           Shares        Company                  Shares        Company                  Shares         Company
TelaLink Common           Received      Stock Post               Received      Stock Post               Received       Stock Post
Stock Holders             in Merger      Closing                in Merger       Closing                 In Merger       Closing
----------------------  -------------  ------------            ------------   ------------            -------------   ------------
Benchmark Equity              219,078          4.46%                339,304           5.84%                 459,530           6.85%
 Group, Inc.
Edward Bridges                182,609          3.72%                282,821           4.87%                 383,033           5.71%
Trident III, LLC              114,748          2.34%                177,719           3.06%                 240,691           3.59%
Lighthouse Capital             86,957          1.77%                134,677           2.32%                 182,397           2.72%
 Insurance Company
Emerging Ventures, LLC         75,652          1.54%                117,169           2.02%                 158,685           2.37%
Christopher Efird (1)          75,652          1.54%                117,169           2.02%                 158,685           2.37%
Harry S. Bennett              173,913          3.54%                269,353           4.64%                 364,793           5.44%
Frank DeLape                  294,730          6.01%                456,473           7.86%                 618,215           9.22%
Robert J. Ranalli                 -0-              *                    -0-              *                      -0-              *
Benchmark Equity              420,904          8.58%                651,888          11.22%                 882,873          13.16%
 Group, Inc.
 and affiliates as a
 group (5 holders)
All TelaLink Common         1,040,000         21.19%              1,610,732          27.74%               2,181,463          32.52%
 Holders as a group (20
 holders)
TelaLink Preferred
Stock Holders
-------------
Saud Naif Abdulaziz           200,000          3.95%                316,883           5.32%                 433,766           6.33%
 Al-Saud
Mohammed Musaed               100,000          1.98%  158,442          2.66%                 216,883           3.16%
 El-Seif
The Sutton Group, Inc.        100,000          1.98%  158,442          2.66%                 216,883           3.16%
Naif Bandar Ahmed              50,000             *    79,221          1.33%                 108,442           1.58%
 Al-Sudairy
Abdullah M. Al-Sheikh          50,000             *    79,221          1.33%                 108,442           1.58%
All TelaLink                  500,000          9.89%                792,208          13.30%               1,084,416          15.81%
 Preferred Holders
as a group (6 holders)

If current "in the money"
options held by Management
are exercised

All TelaLink Common         1,040,000         16.62%              1,647,792          23.02%               2,255,584          27.99%
 Holders as a group (20
 holders)
All TelaLink                  600,000          9.59%                950,649          13.28%               1,301,299          16.15%
 Preferred Holders
as a group (6 holders)

Compensation Arrangements

Director Compensation

     The non-employee directors of the Company receive compensation of $1,000 per meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors which they attend as a committee member. Directors are entitled to participate in the Company's Director's Stock Option Plan, described below. Further, certain directors received options to acquire Common Stock pursuant to the 1997 Plan.

Employment Agreements

     The Company entered into a consulting agreement (the "TEI Agreement") with Trenk Enterprises, Inc.("TEI") dated as of April 1, 1994. TEI is wholly-owned by Alvin S. Trenk. Under the terms of the TEI Agreement, Mr. A. Trenk serves as the Chairman of the Board and Chief Executive Officer of the Company, and as Chairman of the Board, Chief Executive Officer and director of the Company's
subsidiaries.   Mr. A. Trenk is required to perform up to 750 hours of service per year. The TEI Agreement provides for payments by the Company to TEI of $300,000 per year plus such cash bonuses as may be determined by the Board of Directors.

     The TEI Agreement has a five year term which automatically renews for an additional year on every anniversary date unless the agreement is otherwise terminated pursuant to its terms. The Company has agreed to permit the employees of TEI to participate in employee benefit plans established for senior management of the Company. The Company has also agreed to make automobile payments up to $1,500 per month, to pay for $1,000,000 of term life insurance, the beneficiary of which will be the Company, and to pay for disability insurance for Mr. A. Trenk.

     In May 1998, the Board amended Steven L. Trenk's employment agreement and increased Mr. Trenk's annual base salary from $150,000 to $250,000. In addition, Mr. S. Trenk is entitled to receive an annual bonus equal to 10% of the Company's pre-tax income in excess of the prior year's pre-tax income, up to a maximum of $100,000 per annum. The agreement has a five year term and renews for an additional one year term on every anniversary date, unless the agreement is otherwise terminated in accordance with its terms. The Company has also agreed to make automobile payments up to $1,500 per month, to pay for $1,000,000 term life insurance, the beneficiary of which will be the Company and to pay for disability insurance for Mr. S. Trenk. Under the terms of Mr. S. Trenk's amended employment agreement, Mr. S. Trenk is entitled to terminate his employment if there is a "change of control." If Mr. S. Trenk terminates his employment as a result of a "change of control" as defined in his employment agreement, he will be entitled to receive all amounts due to him from the Company to the date of termination plus two years' base salary, payable in cash in two lump sum payments. A "change of control" pursuant to the amended employment agreement includes among others: (i) the approval of a merger, as a result of which the shareholders of the Company immediately prior to such approval do not, immediately after the consummation of such transaction own more than 50% of the voting stock of the surviving entity; (ii) a third party acquisition of beneficial ownership of 50% or more of the outstanding common stock of the Company (other than from the Company), or

(iii) upon certain changes in the composition of the Board. Mr. Trenk has waived any rights he may have to terminate his employment agreement as resulting from the transactions contemplated by the Merger Agreement and the acquisition of LoanCo.

     Martin G. Jacobs, M.D. entered into a medical director agreement dated as of April 1, 1994 (the "Medical Director Agreement"). The Agreement, as amended, provides for an annual base salary of $111,000 for serving as Corporate Medical Director and agreeing to devote not less than 500 hours per year to the Company's business. The Medical Director Agreement has an initial one year term and renews every anniversary thereafter, unless terminated by the Board of Directors in writing no later than ninety (90) days preceding the anniversary date. The Company has also agreed to make automobile payments up to $500 per month and to pay for disability insurance for Dr. Jacobs.

     Each of Alvin Trenk, Steven Trenk and Dr. Jacobs has agreed that during the term of his employment or medical director agreement, he will not, directly or indirectly, engage in business activities that are competitive with the Company's activities in any county of any state in the United States, or any country outside of the United States, in which, during his employment, the Company conducted any material business or in which its customers were located. In addition, each employee has agreed that he will not solicit or accept business from any customers of the Company or hire any employees of the Company and shall maintain the Company's proprietary information during the term of his agreement and for at least one year after the expiration of his or her agreement.

Compensation Plans

1994 Long-Term Incentive Award Plan

     The Continental Choice Care, Inc. 1994 Long-Term Incentive Award Plan (the "1994 Plan") covers 300,000 shares of Common Stock pursuant to which officers and key employees of the Company designated as senior executives are eligible to receive incentive and/or non-statutory stock options, awards of shares of Common Stock and stock appreciation rights ("Rights"). The 1994 Plan, which expires in 2004, is generally administered by the Compensation Committee designated by the Board of Directors. The Board of Directors in its entirety may also administer the 1994 Plan. The purposes of the 1994 Plan are to assist in attracting, retaining, and motivating senior executives and to promote the identification of their interests with those of the shareholders of the Company. Incentive stock options and Rights granted under the 1994 Plan are generally exercisable during the period commencing six months from the date of grant of the option and terminating ten years from the date of grant. The exercise prices for incentive stock options are not less than the fair market value of the Common Stock on the date of the grant. In addition, a Right may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the Right or the base price of the Right (which is determined by the Committee) if it is not a Right related to an option. A Right related to an option may be exercised only when and to the extent the option is able to be exercised. No participant in the 1994 Plan is entitled to receive grants of options, Rights and awards of incentive shares in the aggregate exceeding 25,000 shares per year.

1997 Equity Incentive Plan

     See "Proposal 3 - Increase in Shares Subject to 1997 Plan" for a description of the 1997 Plan.

401(k) Plan

     In January 1994, the Company adopted a salary deferral and savings plan (the "Savings Plan") which is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and includes a qualified cash or deferred arrangement under Section 401(k) of the Code. Subject to limits set forth in the Code, an employee who meets certain age and service requirements may participate in the Savings Plan by contributing through payroll deductions up to 15% of compensation into an account established for the participating employee and may allocate amounts in such account among a variety of investment vehicles. The Company makes matching contributions to an employee's account in an amount of up to and including 10% of the first 6% of the compensation contributed by each employee. The Savings Plan also provides for loans to, and withdrawals by, participating employees, subject to certain limitations.

Option Exercises and Fiscal Year-End Values

     The following table contains information with respect to the exercise of options by the named executive officers during the last fiscal year and with respect to unexercised options held by those officers as of the end of the fiscal year.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Value

                                                     Number of Unexercised         Value of Unexercised
                       Number of                          Options at               In-the-Money Options
                        Shares                          Fiscal Year End             at Fiscal Year End
                      Acquired on      Value            ---------------             ------------------
       Name            Exercise       Realized       Exercisable Unexercisable     Exercisable Unexercisable
       ----            --------       --------       ----------- -------------     ----------- -------------
Alvin S. Trenk            0             $0             300,000        0              $159,525       $0
Steven L. Trenk           0              0             326,000        0               200,413        0
Martin G. Jacobs          0              0             325,000        0               202,569        0
Jeff Ellentuck            0              0             100,000        0                67,238        0

Option Grants during Last Fiscal Year

     Shown below is information with respect to the number of options to purchase Common Stock granted to the named executive officers during the Company's last fiscal year.

                      Option Grants during the Fiscal Year
                            Ended December 31, 1998

                                                % of Total
                           Number of         Options Granted
                       Shares Underlying     to Employees in         Exercise
Name                    Options Granted        Fiscal Year         Price ($/Sh)      Expiration Date
----                    ---------------       -----------       ------------------   ----------------
Alvin S. Trenk               150,000             32.5%                 1.4375        January 22, 2003
Steven L. Trenk              150,000             32.5%                 1.4375        January 22, 2003
Martin G. Jacobs             150,000             32.5%                 1.4375        January 22, 2003

________________
Each of the options in the foregoing table was issued effective January 23, 1998 and became exercisable July 23, 1998.

Certain Relationships And Related Transactions

    The Company was a party to consulting and service agreements with, or assumed certain rights and obligations of Alpha Administration Corp. ("Alpha"), Upper Manhattan Dialysis Center, Inc. ("UMDC"), the National Nephrology Foundation ("NNF") and Continental Dialysis of the Bronx, Inc. ("CDBI"). Alpha, CDBI and UMDC are referred to collectively as the "Consulting Customers." Under the terms of the various consulting and services agreements, the Company provided consulting, administrative and other services to or on behalf of each of such corporations.

     All of the outstanding common stock of each of Alpha and CDBI is held by, and 50% of the outstanding common stock of UMDC is held by, Alvin S. Trenk, the Chairman and Chief Executive Officer of the Company, Steven L. Trenk, President and Chief Operating Officer of the Company, and Martin G. Jacobs, M.D., Medical Director of the Company (collectively, "Certain Executive Officers").

     Effective October 8, 1997 (the "IHS Closing Date"), each of Alpha and CDBI sold substantially all of their respective assets to IHS of New York, Inc., retaining certain liabilities and certain assets. In addition, UMDC sold substantially all of its assets to Renal Research Institute, L.L.C. ("RRI") in a two stage closing. The first closing occurred in January 1998. The second closing is contingent upon approval from the New York State Department of Health. The Company and IHS of New York, Inc. are parties to a Consulting Agreement pursuant to which the Company has agreed to provide the consulting services of certain Executive Officers for three years in exchange for aggregate payments to the Company of $1,000,000. Except as described herein there are no material relationships between the Company or TelaLink and/ either of RRI or IHS of New York, Inc.

     As of the IHS Closing Date, approximately $1,298,930 was due to the Company from Alpha for loans, advances and accrued consulting fees. The Certain Executive Officers personally guaranteed certain loans and advances due from Alpha, aggregating $565,000 as of the IHS Closing Date. Further, approximately $1,749,564 was due to the Company from CDBI for loans, advances and consulting fees. The promissory notes relating to loans and advances to both Alpha and CDBI had a fixed annual rate of 8%. As of March 31, 1999, interest on these notes had not been recorded by the Company due to realization uncertainties. Interest payments are not expected due to insufficient borrower cash flow to pay these amounts.

     The proceeds of the IHS transaction were applied, in part, to the repayment of amounts due the Company. Following the IHS Closing Date, all amounts due from Alpha and CDBI, other than $200,000 of consulting fees due from CDBI, were paid in full. The unpaid consulting fees were not recognized by the Company since there was insufficient cash from the IHS Closing to pay these amounts and CDBI does not expect to earn sufficient revenues to make payments.


     The Company and Certain Executive Officers jointly and severally guaranteed the repayment of loans made by a bank lender to UMDC and to Drs. Lorch and Cortell, the remaining shareholders of UMDC, aggregating approximately $623,000 as of the first RRI closing. The Company loaned UMDC additional amounts aggregating approximately $3,452,000 and UMDC had accrued consulting and service fees and certain accounting fees aggregating approximately $1,907,000 as of the first RRI Closing. Loans to UMDC accrued interest at a floating rate equal to the applicable prime rate less 1%. In addition, the Company was a guarantor of UMDC's real property lease. In connection with the first RRI closing, the bank loan was repaid and the Company and the Certain Executive Officers were released from their various guarantees related to UMDC. As of March 31, 1999 $1,764,000 of consulting, service and other fees remained outstanding from UMDC and $127,000 of principal and interest remained outstanding from Drs. Lorch and Cortell.

     Although the Company expects to receive payment of these amounts at the RRI Second Closing, there can be no assurance given that the RRI Second Closing will occur as the transaction is contingent on the NY Approval. No assurance can be given that the NY Approval will be granted. However, pending the completion of the second RRI closing with UMDC, if any, UMDC and RRI have entered into a consulting and service agreement pursuant to which RRI will perform certain services for UMDC. Under the terms of the RRI agreements, UMDC is entitled to a set rate of income from available UMDC cash prior to any payments being made to RRI and UMDC's entitlement accrues if not paid. Further, the amount of the entitlement increases in the event NY Approval is not received in a timely manner.

     While the agreements with Alpha and CDBI were not negotiated in arms-length transactions, the Company believes the terms of its agreements with the Consulting Customers are the same or better than those which the Company could have obtained in arms-length transactions.



     Martin G. Jacobs, M.D., the Corporate Medical Director and a director of the Company is also in private practice with Nephrological Associates, P.A. which provided services to the Company as a Medical Director and which, prior to the sale of the Company's dialysis treatment assets, generated, together with Dr. Jacobs individually, approximately 10% of the Company's clients.

     From January 1, 1998 through March 31, 1999, the Company advanced an aggregate of approximately $157,850 to Techtron, Inc. Certain Executive Officers hold a majority of the outstanding common stock of Techtron, Inc., the Company's principal shareholder. The advances were made pursuant to promissory notes which bear interest at the rate of 8% per annum and are payable on demand. Payments on the notes are not anticipated in 1999 due to the fact that Techtron does not expect to earn sufficient revenues to make payments.

     Of amounts due under agreements with related parties, only consulting fees due the Company from CDBI under a Consulting Services Agreement are in default. A total of $200,000, representing all consulting fees from the inception of the agreement until the time of the sale of CDBI to IHS, is due the Company from CDBI.

     In addition, several promissory notes and associated guarantees of related parties were in default under the original terms of the notes. As of March 31, 1999, amounts due the Company from Techtron totaled $393,714. Of this amount, $125,868 was secured by a promissory note dated August 9, 1994. Under the original terms of this note, principal and interest were due and payable by December 31, 1996. The terms of the note were amended by the Company to become due and payable on demand. Interest of approximately $53,000 has accrued through March 31, 1999 but has not been recorded due to Techtron's lack of sufficient revenues to make payment. All amounts due from Techtron, are unsecured and are guaranteed by Certain Executive Officers. Any demand for payment under the personal guarantees will have to be made by the Company's Board of Directors. The Company's Board of Directors does not currently intend to make demand for payment.

     As of March 31, 1999, all amounts due from Alpha had been paid, except for interest on a promissory note for $300,000 dated April 24, 1994. Principal and interest were originally due April 24, 1999. The principal was repaid in October 1997 and interest aggregating approximately $83,000 remains owing to the Company as of March 31, 1999. As of March 31, 1999, $115,681 was payable to Alpha by the Company. The interest is not considered to be in default since the Company intends to offset amounts payable to Alpha with amounts due from Alpha for interest once the Company has determined that there are no outstanding liabilities of Alpha that the Company may be required to pay on Alpha's behalf.

     As of March 31, 1999, amounts due the Company from UMDC totaled $1,866,000. Of this amount, two notes dated May 16, 1994 each in the amount of $50,000 were due from Drs. Lorch and Cortell, the remaining unaffiliated physician shareholders of UMDC. Under the original terms of these notes, principal plus interest was due one year from the date of the notes. The Company does not currently expect to be repaid and thus has not recorded the interest of $26,758 as of March 31, 1999 due it under these notes. The Company expects to forgive the unpaid accrued interest in accordance with the various agreements among Drs. Lorch and Cortell, Certain Executive Officers, UMDC, RRI and the Company. All other notes relating to UMDC, including accrued interest, were paid to the
Company at the first RRI Closing.                                            65

     United Dry Cleaning, L.L.C., the Company's Arizona based dry cleaning subsidiary, retains the services of Jeffrey Trenk as a consultant to provide day to day management of United's dry cleaning operations. Mr. Trenk received consulting and finder's fees of $65,150 from United during the 1998 fiscal year. In addition, Mr. Trenk has the right under certain circumstances to acquire up to 10% of the outstanding equity interests in United. Jeffrey Trenk is the son of Alvin S. Trenk, brother of Steven L. Trenk and nephew of Martin G. Jacobs.

    PROPOSAL 5.    RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company, subject to shareholder ratification, has selected Arthur Andersen LLP, to serve as its independent public accountants for the fiscal year ending December 31, 1999. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Company may reconsider its selection.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the appointment of auditors.

     The Board of Directors recommends ratification and approval of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ended December 31, 1999.

Other Matters

    The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

Attendance by Accountants

     A representative of Arthur Andersen LLP is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he desires to do so.

Information Incorporated by Reference

     The information contained under the headings "Item 1-- Business," "Item 2-- Properties," "Item 3-- Legal Proceedings," and "Item 6-- Management's Discussion and Analysis" and the Company's certified financial statements for the fiscal year ended December 31, 1998, each of which is contained in the Company's Annual Report for the Fiscal Year Ended December 31, 1998 as amended which accompanies this Proxy Statement ("Annual Report") are incorporated into this Proxy Statement. No other part of the Annual Report is incorporated herein. The Related Agreements were filed as exhibits to the Company's Report on Form 8-K filed with the SEC on February 19, 1999, copies of which are available from the Company on request.

                                    By Order of the Board of Directors



                                    Steven L. Trenk
                                    President

Dated: June 4, 1999

                     TELALINK NETWORK, LTD. AND SUBSIDIARY


                       Consolidated Financial Statements

                           December 31, 1998 and 1997

                          (With Independent Auditors'
                                Report Thereon)

                          Independent Auditors' Report


The Board of Directors
TelaLink Network, Ltd. and subsidiary:



We have audited the accompanying consolidated balance sheets of TelaLink Network, Ltd. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TelaLink Network, Ltd. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



February 17, 1999                                       KPMG LLP
Houston, Texas

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1998 and 1997


                                    Assets                                             1998               1997
                                                                                  ----------------   ----------------
Current assets:
    Cash                                                                       $          102,200                  -
    Accounts receivable                                                                   207,280                  -
    Prepaid expenses and other current assets                                              22,773                  -
                                                                                  ----------------   ----------------

             Total current assets                                                         332,253                  -

Property, plant and equipment, net                                                      1,365,904              2,521

Goodwill, net                                                                           3,045,075                  -

Other noncurrent assets                                                                   167,753                135
                                                                                  ----------------   ----------------

             Total assets                                                      $        4,910,985              2,656
                                                                                  ================   ================

                 Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
    Note payable to RTFC - current                                             $          140,206                  -
    Notes payable to related party                                                        166,667                  -
    Due to shareholder                                                                    200,000                  -
    Accounts payable and accrued expenses                                                 163,978                  -
    Customer deposits                                                                      32,635                  -
                                                                                  ----------------   ----------------

             Total current liabilities                                                    703,486                  -

Note payable to RTFC - long term                                                        3,117,689                  -

Series  A  convertible  preferred  stock,  $.001  par  value;  2,000,000  shares authorized, 600,000 and -0- shares issued and
    outstanding, respectively                                                           1,500,000                  -

Stockholders' equity (deficit):
    Common stock, $.001 par value; 10,000,000 shares authorized,
       2,840,000 and -0- shares issued and outstanding, respectively                        2,840                  -
    Additional paid-in capital                                                             83,083                  -
    Retained earnings (accumulated deficit)                                              (496,113)             2,656
                                                                                  ----------------   ----------------

             Total stockholders' equity (deficit)                                        (410,190)             2,656
                                                                                  ----------------   ----------------

             Total liabilities and stockholders' equity (deficit)              $        4,910,985              2,656
                                                                                  ================   ================


See accompanying notes to consolidated financial statements.

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

                      Consolidated Statements of Operations

                 For the years ended December 31, 1998 and 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

Revenues:
    Local network services                                                     $           34,529                  -
    Long distance network access                                                           32,161                  -
    Other                                                                                  29,840                  -
                                                                                  ----------------   ----------------

             Total revenues                                                                96,530                  -

Operating expenses:
    Plant operations                                                                       45,945                  -
    Customer operations                                                                    12,109                  -
    General and administrative                                                            468,090              8,467
    Depreciation and amortization                                                          32,960                878
    Other operating                                                                         5,557                  -
                                                                                  ----------------   ----------------

             Total operating expenses                                                     564,661              9,345
                                                                                  ----------------   ----------------

Loss from operations                                                                     (468,131)            (9,345)

Interest expense                                                                           29,084                  -

Other expense                                                                               1,554                  -
                                                                                  ----------------   ----------------

             Net loss                                                          $         (498,769)            (9,345)
                                                                                  ================   ================

Basic loss per share:
    Net loss                                                                   $            (2.11)
                                                                                  ================

    Weighted-average common shares outstanding                                            236,667
                                                                                  ================

Diluted loss per share:
    Net loss                                                                   $            (2.11)
                                                                                  ================

    Weighted-average common and dilutive shares outstanding                               236,667
                                                                                  ================


See accompanying notes to consolidated financial statements.

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

            Consolidated Statements of Stockholders' Equity (Deficit)

                 For the years ended December 31, 1998 and 1997



                                                                                               Retained
                                                Common stock              Additional           earnings               Total
                                       -------------------------------      paid-in          (accumulated         stockholders'
                                            Shares          Amount          capital            deficit)         equity (deficit)
                                       -----------------  ------------  ----------------  -------------------  --------------------

Balances, December 31, 1996                           -   $         -                 -               12,001                12,001

Net loss                                              -             -                 -               (9,345)               (9,345)
                                       -----------------  ------------  ----------------  -------------------  --------------------

Balances, December 31, 1997                           -             -                 -                2,656                 2,656

Issuance of common stock for
    services performed                        2,550,000         2,550                 -                    -                 2,550

Conversion of notes payable to
    common stock                                250,000           250            83,083                    -                83,333

Issuance of common stock for
    notes payable concession                     40,000            40                 -                    -                    40

Net loss                                              -             -                 -             (498,769)             (498,769)
                                       -----------------  ------------  ----------------  -------------------  --------------------

Balances, December 31, 1998                   2,840,000 $       2,840            83,083             (496,113)             (410,190)
                                       =================  ============  ================  ===================  ====================


See accompanying notes to consolidated financial statements.

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                 For the years ended December 31, 1998 and 1997


                                                                                      1998               1997
                                                                                 ----------------   ---------------

Cash flows from operating activities:
    Net loss                                                                  $         (498,769)           (9,345)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Depreciation and amortization                                                   32,960               878
          Common stock issued for services                                                 2,590                 -
          Changes in assets and liabilities net of working capital acquired:
                Accounts receivable, net                                                 (42,199)                -
                Prepaid expenses and other current assets                                (22,773)                -
                Accounts payable and accrued liabilities                                 163,978                 -
                Customer deposits                                                         (6,200)                -
                                                                                 ----------------   ---------------

                   Net cash used in operating activities                                (370,413)           (8,467)
                                                                                 ----------------   ---------------

Cash flows from investing activities:
    Cash paid for acquisition                                                         (4,534,351)                -
    Cash paid for property, plant and equipment additions                                (33,313)                -
    Cash paid for other noncurrent assets                                                 (3,408)                -
                                                                                 ----------------   ---------------

                   Net cash used in investing activities                              (4,571,072)                -
                                                                                 ----------------   ---------------

Cash flows from financing activities:
    Cash proceeds from note payable to RTFC                                            3,257,895                 -
    Cash proceeds from notes payable to related parties                                  250,000                 -
    Due to shareholder                                                                   200,000                 -
    Cash paid for subordinated capital certificate and
       other debt costs                                                                 (164,210)                -
    Cash proceeds from preferred stock issuance                                        1,500,000                 -
                                                                                 ----------------   ---------------

                   Net cash provided by financing activities                           5,043,685                 -
                                                                                 ----------------   ---------------

Net increase (decrease) in cash and cash equivalents                                     102,200            (8,467)

Cash and cash equivalents:
    Beginning of period                                                                        -             8,467
                                                                                 ----------------   ---------------

    End of period                                                             $          102,200                 -
                                                                                 ================   ===============

Summary of significant noncash financing activities:
    Conversion of notes payable to common stock                               $           83,333                 -
    Issuance of common stock for notes payable concession                                     40                 -
                                                                                 ================   ===============


See accompanying notes to consolidated financial statements.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(1)  Organization and Business

   TelaLink Network, Ltd. and subsidiary (the Company) is a Delaware corporation headquartered in Washington D.C. and founded in 1986. The Company is dedicated to the acquisition, consolidation and growth of rural local exchange carriers (RLECs) that provide basic telecommunications services throughout rural communities and protected territories in the United States.

(2)  Summary of Significant Accounting Policies

   General

   The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Public Service Commission of West Virginia which substantially adhere to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards No. 71 (SFAS
   71), Accounting for the Effects of Certain Types of Regulation.

   Principles of Consolidation

   The consolidated financial statements include the accounts of TelaLink Network, Ltd. and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

   Revenue Recognition

   Included in revenues are local service revenues and toll service revenues that are recognized when earned, regardless of the period in which they are billed. Local exchange service revenues are based upon tariffs filed with the West Virginia Public Service Commission. Telephone toll and long distance network access services are furnished jointly with AT&T Communications, Inc. and Citizens Telecommunications. Interstate access charges are based on a tariff filed by the National Exchange Carrier Association (NECA) with the Federal Communication Commission (FCC). Intrastate-intralata toll and access revenues are based upon a special settlement arrangement with certain intrastate-intralata long distance carriers. Interstate toll and access revenues are based on the average settlement schedule as determined by NECA.

   Advanced billings are recorded when monthly local service is billed in advance of the month it is earned.

   Cash and Cash Equivalents

   For purposes of financial statement presentation and reporting cash flows, all liquid investments with original maturities at date of purchase of three months or less are considered cash equivalents.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997




   Property, Plant and Equipment

   Property, plant and equipment consist primarily of telephone switching equipment, real property, vehicles and other equipment and is stated at cost. Depreciation is computed using the straight-line method over lives approved by regulators, which range from 5 to 25 years. Such depreciable lives have generally exceeded the depreciable lives used by nonregulated entities.

   Income Taxes

   No provision for Federal, state and local income taxes has been made because the Company has sustained cumulative losses since its inception. A 100% valuation allowance has been established for the related deferred tax asset.

   Loss Per Share

   Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive loss per share reflects the potential dilution from options, warrants and convertible securities. In calculating diluted loss per share for 1998, potential dilutive securities were excluded due to their antidilutive effect, as the Company incurred a loss for the year. Basic and diluted loss per share has not been calculated for 1997 due to the fact that no shares were outstanding.

   Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), requires companies to recognize stock-based expense based on the estimated fair value of employee stock options. Alternatively, SFAS No. 123 allows companies to retain the current approach set forth in APB Opinion 25, Accounting for Stock Issued to Employees, provided that expanded footnote disclosure is presented. The Company has not adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, but has provided the pro forma disclosure required therein.

   Fair Value of Financial Instruments

   SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of estimated fair values for financial statement instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. The Company believes that the carrying amounts of its current assets and current liabililties approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

   Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)  Acquisition of War Telephone Company

   On December 2, 1998, the Company acquired substantially all of the assets of War Telephone Company (War) for total cash proceeds of $4,500,000, plus acquisition costs. War is an RLEC with operations located in War, West Virginia.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



   The following unaudited pro forma information represents the combined results of operations as if the acquisition had been combined with the Company as of January 1, 1997:

                                                  December 31,
                                     -------------------------------------
                                            1998                 1997
                                     ----------------     ----------------
        Revenues                   $        1,159,261            1,059,601
        Net income (loss)                    (271,273)              73,702
                                     ================     ================

   The pro forma information is not necessarily indicative of operating results that would have occurred if the acquisition had been consummated as of January 1, 1997, nor is it necessarily indicative of future operating results. The actual results of operations of War are included in the Company's consolidated financial statements only from the date of acquisition. In addition, actual results of operations for 1998 include certain general and administrative charges as more fully discussed in note 6.

(4)  Property, Plant and Equipment

   Property, plant and equipment consist of the following at December 31:

                                            1998                1997
                                     ----------------    ----------------
Telephone switching equipment      $        1,247,730                   -
Land and buildings                            106,188                   -
Vehicles and other equipment                   32,511               3,399
                                     ----------------    ----------------
                                            1,386,429               3,399
Less accumulated depreciation                  20,525                 878
                                     ----------------    ----------------
                                   $        1,365,904               2,521
                                     ================    ================


(5)  Goodwill

   In connection with the acquisition of War, the Company recorded goodwill equal to the excess of fair value of the assets at the date of acquisition. Goodwill is being amortized using the straight-line method over a period of forty years for financial statement purposes.

   Goodwill consists of the following at December 31:

                                          1998               1997
                                    ---------------    ---------------
Goodwill attributed to purchase   $       3,057,510                  -
 of War, December 2, 1998
Less accumulated amortization                12,435                  -
                                    ---------------    ---------------
   Goodwill, net                  $       3,045,075                  -
                                    ===============    ===============
Amortization expense              $          12,435                  -
                                    ===============    ===============

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(6)  Due to Shareholder

   During 1998, the Company entered into a consulting agreement with Benchmark Equity Group (Benchmark), a shareholder of the Company. Under the terms of the consulting agreement, the Company was required to pay to Benchmark a fee of $200,000 as invoiced by Benchmark. At December 31, 1998, these costs had not been paid.

(7)  Note Payable to RTFC

   On December 2, 1998, a subsidiary of the Company borrowed $3,157,895 from the Rural Telephone Finance Cooperative (RTFC) to finance the purchase of War. The borrowings accrue interest at a variable rate, as determined by the RTFC (6.10% at December 31, 1998), and require quarterly principal and/or interest payments, as determined by the RTFC. Any remaining principal and accrued interest are payable in full on September 24, 2013. The borrowings are secured by substantially all the assets of War.

   In conjunction with the loan agreement, and using a portion of the proceeds from the loan, the Company purchased a 5% subordinated capital certificate, which represents an investment in the RTFC, for $157,895. This amount is included in other noncurrent assets on the accompanying consolidated balance sheets.

   Additionally, the Company has secured a revolving line of credit with the RTFC that allows the Company to borrow up to $300,000 for working capital purposes, at RTFC's short-term variable rate (6.7% at December 31, 1998), until September 24, 2003 at which time all borrowings under the line of credit are payable. Borrowings are secured by substantially all the assets of War. As of December 31, 1998, the Company had borrowings of $100,000 outstanding under the line of credit, which are included in note payable to RTFC on the accompanying consolidated balance sheets.

   Proceeds from the borrowings were used to finance the acquisition of War and for general corporate purposes. In connection with the borrowings, the Company has entered into security agreements which assign substantially all of the assets of the Company as collateral against the notes. The loan agreement includes covenants which among other things, require the subsidiary to maintain specified financial ratios and restrict payments of dividends.

   The aggregate maturities of notes payable to RTFC as of December 31, 1998 are as follows:

                           1999                  $    140,206
                           2000                       148,957
                           2001                       158,253
                           2002                       168,129
                           2003                       278,622
                        Thereafter                  2,363,728
                                                  -----------
                                                 $  3,257,895
                                                  ===========

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(8)  Notes Payable to Related Party

   In three separate transactions during 1998 the Company borrowed $75,000, $50,000 and $125,000 from Trident III, L.L.C. (Trident III). Trident III is an investment fund managed by Benchmark, a shareholder of the Company.

   The notes accrue interest at 15% and mature in April 1999. One-third of the unpaid principal amount of each note is convertible at the option of Trident III into common stock of the Company at a price per share equal to $0.33 per share. During 1998, Trident III converted $83,333 of notes payable into 250,000 shares of the Company's common stock.

   Under the original terms of the notes payable, repayment was accelerated by a private equity or debt offering by the Company. In connection with the offering of Series A convertible preferred stock discussed below, Trident III agreed to delay the effectiveness of its right of repayment until April 30, 1999. In exchange for this concession, the Company issued 40,000 shares of its common stock to Trident III.

(9)  Series A Convertible Preferred Stock

   On December 2, 1998, the Company sold 600,000 shares of Series A convertible preferred stock to various investors for cash proceeds of $1,500,000. The preferred stock is initially convertible into common stock of the Company at a 1:1 ratio at the earlier of either: (1) the discretion of the stockholder; or (ii) the acquisition of 10,000 cumulative access lines by the Company, at which point the conversion is mandatory. Further, if the Company does not acquire at least 10,000 cumulative access lines by June 30, 1999, the preferred stockholders will be entitled to receive dividends from the total unencumbered cash flow (as defined in the Preferred Stock Subscription Agreement) until the total purchase price of the preferred stock has been received by each preferred stockholder.

   After payment of such dividends, the Company shall be required to use 100% of unencumbered cash flow to redeem the Series A convertible preferred stock, on a pro rata basis among the holders, for 100% of the purchase price of the preferred stock. Upon redemption, holders of the preferred stock shall also receive a right to receive common stock, exercisable upon the completion of the redemption of all of the preferred stock such that the total number of such conversion rights attributable to the preferred stock will convert into such a number of outstanding shares of common stock as shall equal 10% of the total outstanding common stock of the Company, and each holder of the rights attributable to the preferred stock shall be entitled to receive a number of shares of common stock, as shall reflect his proportionate holding of such rights prior to the conversion.

(10)  Common Stock

   On November 30, 1998, the Company issued 2,550,000 shares of common stock to several individuals as compensation for consulting and other services performed. As a result, the Company recorded an expense in the amount of $2,550 based on the fair value of the common stock on the date of issuance.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(11)  Loss Per Share

   The following is a reconciliation of the numerators and denominators of the basic and diluted computations for the year ended December 31, 1998:

                                                                            Weighted-
                                                                             average
                                                                             shares                Per share
                                                           Loss            outstanding              amount
                                                    ----------------     ------------------    ----------------
Year ended December 31, 1998:
 Basic loss per share                             $         (498,769)               236,667  $            (2.11)
 Effect of dilutive warrants and options                           -                      -                   -
                                                    ----------------     ------------------    ----------------
 Diluted loss per share                           $         (498,769)               236,667  $            (2.11)
                                                    ================     ==================    ================


   Series A convertible preferred stock, which is convertible into 600,000 shares of common stock, and options to purchase 500,000 shares of common stock at an exercise price of $1.87 per share were outstanding for a portion of 1998, but were not included in the computation of diluted loss per share due to their antidilutive effects.

(12)  Employee Stock Options

   The Company has issued options to purchase 500,000 shares of common stock to a key employee. The options were granted with an exercise price equal to $1.87 and vest ratably over a period of 3 years.

   The Company applied APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been no different.

   At December 31, 1998, the exercise price of the options was $1.87 and the remaining contractual life of the outstanding options was 9 years. Stock option activity during the periods indicated was as follows:

                                                          Weighted-average
                                        Number of             exercise
                                          shares               price
                                    ----------------    ------------------
Balance at December 31, 1997                       -  $                  -
Granted                                      500,000                  1.87
Balance at December 31, 1998                 500,000  $               1.87
                                    ================    ==================



        At December 31, 1998, no options were exercisable.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997




(13)    Employment Agreements

   The Company has entered into employment agreements with three key executives which provide for, among other things, guaranteed salaries and bonuses, generally over a term of three years. In connection with one of these employment agreements, the Company issued 500,000 shares of common stock to the executive. Of these 500,000 shares, 250,000 shares are callable by the Company at a price per share of $.001 if the Company does not achieve certain financial targets by December 31, 1999.

(14)    Concentration of Credit Risk

   The Company is dependent upon sales to customers in the geographic area that it serves. The Company provides services on credit to many of its customers in the ordinary course of business, generally without collateral.

(15)    Year 2000 Compliance (Unaudited)

   The Company is continuing its efforts to prepare for the impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 issues are a result of computer programs, including microprocessing chips, using two digits rather than four to define the applicable year. Any Company programs that have time-sensitive software may recognize a date using "00" as the year 1900, rather than the year 2000, which could result in miscalculation or system failures.

   The Company's Year 2000 compliance efforts are focused principally on information and telecommunication systems. The Company is aware that at December 31, 1998 its digital electronic switching equipment is not Year 2000 compliant. However, management of the Company expects to make upgrades necessary to bring the equipment into compliance by June 30, 1999, at a cost of approximately $15,000. Should the Company be unable to complete the necessary upgrades on a timely basis, its operations, cash flow and financial position could be adversely affected.

(16)    Merger Agreement

   The Company has entered into a merger agreement with Continental Choice Care, Inc. (CCCI). Upon completion of the merger, the Company's common stockholders will receive 1,040,000 shares of CCCI common stock in exchange for all of the outstanding common stock of the Company. The Company's Series A convertible preferred stockholders will receive 600,000 shares of CCCI common stock in exchange for all of the outstanding Series A convertible preferred stock of the Company.

   CCCI will enter 1,540,000 additional shares of its common stock into escrow to be released to the Company's common stockholders upon the achievement of certain earnings and stock price conditions. Additionally, CCCI will reserve 500,000 shares of its common stock for issuance upon the exercise of Company management's stock options.

                             WAR TELEPHONE COMPANY


                              Financial Statements

                    November 30, 1998 and December 31, 1997

                          (With Independent Auditors'
                                Report Thereon)

                          Independent Auditors' Report


Board of Directors and Stockholder
War Telephone Company
Bay Springs, Mississippi


We have audited the accompanying balance sheets of War Telephone Company (a wholly-owned subsidiary of Colonial Telephone Company as of July 1, 1997) as of November 30, 1998 and December 31, 1997, and the related statements of income, stockholder's equity (deficit) and cash flows for the eleven-month period ended November 30, 1998 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of War Telephone Company as of November 30, 1998 and December 31, 1997, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.



Houston, Texas                                          KPMG LLP
February 10, 1999

                              WAR TELEPHONE COMPANY

                                 Balance Sheets

                     November 30, 1998 and December 31, 1997






                                                              Assets                        1998               1997
                                                                                       ----------------   ----------------

Current assets:
    Cash                                                                                 $  2,151              1,272
    Cash-restricted                                                                       236,397             63,481
    Accounts receivable-trade                                                             165,081             90,127
    Accounts receivable-NECA                                                               44,890                 --
    Income tax receivable                                                                   9,304                 --
    Materials and supplies                                                                  6,002              6,064
    Prepaid expenses                                                                        8,812              8,640
                                                                                  ----------------   ----------------

          Total current assets                                                            472,637            169,584
                                                                                  ----------------   ----------------
Noncurrent assets:
    Accounts receivable-NECA                                                              141,757                 --
    Due from officer, net                                                                      --          1,089,019
    Goodwill, net of accuumulated amortization                                            408,577            422,334
    Other assets                                                                              200              3,572
                                                                                  ----------------   ----------------

          Total noncurrent assets                                                         550,534          1,514,925
                                                                                  ----------------   ----------------

Property, plant and equipment:
    Plant in service-regulated                                                          3,011,594          2,747,208
    Plant in service-nonregulated                                                          16,970             16,255
                                                                                  ----------------   ----------------

          Total plant in service                                                        3,028,564          2,763,463
                                                                                  ----------------   ----------------

    Accumulated depreciation-regulated                                                 (1,607,566)        (1,497,992)
    Accumulated depreciation-nonregulated                                                 (16,970)           (15,240)
                                                                                 ----------------   ----------------
          Total accumulated depreciation                                               (1,624,536)        (1,513,232)
                                                                                 ----------------   ----------------
          Net property, plant, and equipment                                            1,404,028          1,250,231
                                                                                 ----------------   ----------------
          Total assets                                                                 $2,427,199          2,934,740
                                                                                  ================   ================


See accompanying notes to financial statements.

                              WAR TELEPHONE COMPANY

                                 Balance Sheets

                     November 30, 1998 and December 31, 1997





                                                                                                          (Continued)
                Liabilities and Stockholder's Equity (Deficit)                         1998               1997
                                                                                  ----------------   ----------------

Current liabilities:
    Bank overdraft payable                                                     $            5,850                101
    Accounts payable                                                                      527,625            243,355
    Current maturities of note payable                                                    295,000            140,000
    Customers' deposits                                                                    32,335             30,835
    Advance billings                                                                       38,835             34,534
    Accrued expenses                                                                       82,216             76,112
    Accrued interest                                                                       75,656             45,563
    Deferred revenue - NECA                                                                22,092                  -
    Accrued income taxes                                                                        -             69,611
                                                                                  ----------------   ----------------

          Total current liabilities                                                     1,079,609            640,111

Long-term liabilities:
    Note payable, net of current maturities                                               380,000            535,000
    Due to officer, net                                                                    67,809                  -
    Due to Colonial Telephone Company, net                                                363,852            382,608
    Deferred revenue - NECA                                                               141,757                  -
    Deferred tax liability                                                                403,788            427,561
                                                                                  ----------------   ----------------

          Total liabilities                                                             2,436,815          1,985,280
                                                                                  ----------------   ----------------

Stockholder's equity (deficit):
    Common stock - $1 par; 5,000 shares authorized,
       issued and outstanding                                                               5,000              5,000
    Retained earnings (accumulated deficit)                                               (14,616)           944,460
                                                                                  ----------------   ----------------

          Total stockholders' equity (deficit)                                             (9,616)           949,460
                                                                                  ----------------   ----------------

          Total liabilities and stockholder's equity (deficit)                 $        2,427,199          2,934,740
                                                                                  ================   ================


See accompanying notes to financial statements.

                                               WAR TELEPHONE COMPANY

                                                Statements of Income

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

Operating revenues:
    Basic local network services                                               $          386,711            417,846
    Long distance network services                                                        570,754            516,591
    Network access services                                                                54,049             65,776
    Other operating revenue                                                                51,217             59,388
                                                                                  ----------------   ----------------

             Total revenues                                                             1,062,731          1,059,601
                                                                                  ----------------   ----------------

Operating expenses:
    Plant specific operations                                                             106,408            137,523
    Plant nonspecific operations                                                           30,264             18,933
    Customer operations                                                                   135,578            219,689
    Corporate operations                                                                  135,507            211,332
    Depreciation and amortization                                                         123,332            130,172
    Other operating expenses                                                               53,918             64,739
                                                                                  ----------------   ----------------

             Total operating expenses                                                     585,007            782,388
                                                                                  ----------------   ----------------

             Income from operations                                                       477,724            277,213

Other income (expense):
    Interest income                                                                         2,953              1,719
    Interest expense                                                                      (82,906)          (108,708)
    Other income (expense)                                                                  7,644            (10,568)
                                                                                  ----------------   ----------------

             Total other income (expense)                                                 (72,309)          (117,557)
                                                                                  ----------------   ----------------

             Income before provision for income taxes                                     405,415            159,656

Provision for income taxes:
    Current                                                                               201,692            114,194
    Deferred tax expense (benefit)                                                        (23,773)           (37,585)
                                                                                  ----------------   ----------------

             Total provision for income taxes                                             177,919             76,609
                                                                                  ----------------   ----------------

             Net income                                                        $          227,496             83,047
                                                                                  ================   ================

Basic earnings per share                                                       $            45.50              16.61
                                                                                  ================   ================

Diluted earnings per share                                                     $            45.50              16.61
                                                                                  ================   ================

Weighted-average common shares outstanding                                                  5,000              5,000
                                                                                  ================   ================

See accompanying notes to financial statements.

                                               WAR TELEPHONE COMPANY

                                    Statements of Stockholder's Equity (Deficit)

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                               Retained                 Total
                                                                               earnings             stockholder's
                                                            Common           (accumulated              equity
                                                             stock             deficit)               (deficit)
                                                         --------------   --------------------   --------------------

Balances at December 31, 1996                         $          5,000                861,413                866,413

Net income                                                           -                 83,047                 83,047
                                                         --------------   --------------------   --------------------

Balances at December 31, 1997                                    5,000                944,460                949,460

Net income                                                           -                227,496                227,496

Dividend to stockholder                                              -             (1,186,572)            (1,186,572)
                                                         --------------   --------------------   --------------------

Balances at November 30, 1998                         $          5,000                (14,616)                (9,616)
                                                         ==============   ====================   ====================


See accompanying notes to financial statements.

                                               WAR TELEPHONE COMPANY

                                              Statements of Cash Flows

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

Cash flows from operating activities:
    Cash received from customers                                               $          982,108          1,089,082
    Interest and dividends received                                                         2,953              1,719
    Cash paid to suppliers and employees                                                 (435,447)          (673,860)
    Interest paid                                                                         (52,813)          (116,808)
    Taxes paid                                                                           (280,617)          (225,354)
                                                                                  ----------------   ----------------

          Net cash provided by operating activities                                       216,184             74,779
                                                                                  ----------------   ----------------

Cash flows from investing activities -
    purchases of property, plant and equipment                                            (10,671)            (7,459)
                                                                                  ----------------   ----------------

Cash flows from financing activities:
    Net advances to/from related parties                                                  (37,467)            27,789
    Principal payments on note payable                                                          -           (120,000)
                                                                                  ----------------   ----------------

          Net cash used in financing activities                                           (37,467)           (92,211)
                                                                                  ----------------   ----------------

Increase (decrease) in cash and cash equivalents                                          168,046            (24,891)

Cash and cash equivalents, beginning of period                                             64,652             89,543
                                                                                  ----------------   ----------------

Cash and cash equivalents, end of period                                       $          232,698             64,652
                                                                                  ================   ================

Classified on the balance sheets as follows:
    Current assets:
       Cash                                                                    $            2,151              1,272
       Cash - restricted                                                                  236,397             63,481

    Current liabilities - bank overdraft payable                                           (5,850)              (101)
                                                                                  ----------------   ----------------

          Cash and cash equivalents, end of period                             $          232,698             64,652
                                                                                  ================   ================

                                               WAR TELEPHONE COMPANY

                                              Statements of Cash Flows

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

                                                                                                          (Continued)
Reconciliation of net income to net cash provided
    by operating activities:
       Net income                                                              $          227,496             83,047
       Adjustments reconciling net income to net cash
          provided by operating activities:
             Depreciation and amortization                                                123,332            130,172
             Provision for deferred taxes                                                 (23,773)           (37,585)
             (Increase) decrease in assets:
                Accounts receivable - trade                                               (74,954)            24,121
                Accounts receivable - NECA                                                (22,798)                 -
                Income tax receivable                                                      (9,304)                 -
                Materials and supplies                                                         62                216
                Prepaid expenses                                                             (172)             8,810
                Other assets                                                                3,372             (3,372)
             Increase (decrease) in liabilities:
                Accounts payable                                                           20,536            (49,273)
                Customers' deposits                                                         1,500              1,300
                Advance billings                                                            4,301              1,730
                Accrued expenses                                                            6,104             34,873
                Accrued interest                                                           30,093             (8,100)
                Accrued income taxes                                                      (69,611)          (111,160)
                                                                                  ----------------   ----------------

                   Total adjustments                                                      (11,312)            (8,268)
                                                                                  ----------------   ----------------

                   Net cash provided by operating activities                   $          216,184             74,779
                                                                                  ================   ================

Supplemental schedule of noncash financing activities:
    Assignment of due from officer receivable
       as dividend to stockholder in lieu of cash                              $        1,186,572                  -
                                                                                  ================   ================

    Short-term borrowings for purchase of property,
       plant and equipment                                                     $          263,734                  -
                                                                                  ================   ================


See accompanying notes to financial statements.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


(1)  Summary of Significant Accounting Policies

   Organization

   War Telephone Company (the Company) was incorporated in the state of West Virginia on September 1, 1985 and is engaged in the ownership and operation of a telephone system to approximately 1,650 customers in War, West Virginia. The Company is a wholly-owned subsidiary of Colonial Telephone Company (Colonial) effective July 1, 1997.

   The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Public Service Commission of West Virginia which substantially adheres to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards No. 71 (SFAS
   71), Accounting for the Effects of Certain Types of Regulation.

   As discussed further in note 9, the Company sold substantially all of its assets and liabilities to TelaLink Network, Inc. on December 2, 1998.

   Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

   Cash and Cash Equivalents

   For purposes of the statements of cash flows, the Company considers cash in operating bank accounts, cash on hand and bank overdrafts payable as cash and cash equivalents.

   Cash - Restricted

   Cash - restricted consists of funds deposited on a monthly basis with Regions Bank, trustee for the McDowell County West Virginia Industrial Development Bonds (War Telephone Project). These deposits are required by the bond indenture agreement and can only be used to fund the semi-annual debt service payments.

   Revenue Recognition

   Included in revenues are local service revenues and toll service revenues that are recognized when earned, regardless of the period in which they are billed. Local exchange service revenues are based upon tariffs filed with the West Virginia Public Service Commission. Telephone toll and access services are primarily furnished jointly with AT&T Communications, Inc. and Citizens Telecommunications. The interstate access charges are based on a tariff filed by the National Exchange Carrier Association (NECA) with the Federal Communication Commission (FCC). The Company's intrastate-intralata toll and access revenues are based upon a special settlement arrangement with certain intrastate-intralata long distance carriers. Interstate toll and access revenues are based on the average settlement schedule as determined by NECA.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


   Advance billings are recorded when monthly local service is billed in advance of the month it is earned.

   Accounts Receivable - NECA and Deferred Revenue - NECA

   These accounts represent the amounts approved by NECA for the Company to recover a portion of the capital costs related to a certain equipment upgrade for equal access. The eight-year recovery period began on May 6, 1998 (equal access conversion date) and continues through April 2006. The recovery amount is $1,841 monthly and the Company recognizes the deferred revenue monthly over the recovery period.

   Advances to/from Related Parties

   The Company makes advances to and receives advances from its parent, Colonial, and its officers without specified terms and conditions for repayment.

   Goodwill

   Goodwill is amortized over forty years using the straight-line method.

   Plant in Service - Regulated

   Telephone plant in service is stated at original cost of construction, including capitalized costs such as taxes, payroll and related expenses. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as provided by the West Virginia Public Service Commission. Renewals and betterment of units of property are charged to telephone plant in service. The original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. Repairs and renewals of minor items of property are charged to maintenance expense. No gain or loss is recognized on ordinary retirements of depreciable property.

   Plant in Service - Nonregulated

   Nonregulated equipment held for lease (customer premises equipment) is stated at cost. Depreciation is provided using the straight-line method. Only a small amount of the customers' nonregulated equipment is owned by the Company. The Company utilizes nonregulated equipment owned by Colonial, which charges the Company a monthly fee for maintaining the Company's customer's equipment.

   Income Taxes

   The Company files a consolidated federal income tax return with its parent, Colonial, for the period of January 1, 1998 to November 30, 1998 and the
   short period of July 1, 1997 to December 31, 1997.   For the period of
   January 1, 1997 to June 30, 1997, the Company filed a separate return. For book purposes, the Company computes its federal and state income tax provision by applying the statutory rates of 34% and 9%, respectively, to its pretax income (separate return method).

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997



   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets for financial and income tax reporting. The deferred tax liability represents the future tax return consequence of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

   Fair Value of Financial Instruments

   SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of estimated fair values for financial statement instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

   Earnings Per Share

   Basic earnings per share is calculated by dividing income available to the common stockholder by the weighted-average number of common shares outstanding for the period, and excludes the effects of potentially dilutive securities which are convertible into common stock. Dilutive earnings per share reflects the potential dilution from options, warrants and convertible securities. For 1998 and 1997, there were no potentially dilutive securities outstanding.

(2)  Goodwill

   The Company recorded goodwill related to the cost of the acquisition in excess of fair value of the assets at the date of acquisition. Goodwill is being amortized using the straight-line method over a period of forty years for financial statement purposes.

   Goodwill consists of the following at November 30, 1998 and December 31, 1997:

                                                                     1998                 1997
                                                              ----------------     ----------------
Goodwill attributed to purchase of business, December 1,
 1985                                                       $          603,680              603,680
Less accumulated amortization                                         (195,103)            (181,346)
                                                              ----------------     ----------------
   Net goodwill                                                        408,577              422,334
                                                              ================     ================
Amortization expense                                        $           13,757               15,008
                                                              ================     ================

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997



(3)  Property, Plant and Equipment

   The major classes of telephone plant as of November 30, 1998 and December 31, 1997 and their related straight-line depreciation rates are as follows:

                                                                                                Annual
                                                                                             depreciation
                                                       1998                1997                  rate
                                                ----------------    ----------------      ----------------
Regulated:
 Land and right of ways                        $          19,677              19,677                     -
 Buildings                                                70,484              70,484            2.5 - 4.0 %
 Digital electronic switching                          1,115,798             851,799                  5.0 %
 Circuit equipment                                       133,662             133,662                  5.0 %
 Other equipment                                          94,085              94,085                 20.0 %
 Pole lines, cable, and wire                           1,505,432           1,505,229           3.5 - 12.5 %
 Furniture and office equipment                           22,468              22,468           4.0 - 10.0 %
 Vehicles                                                 49,988              49,804                 20.0 %
                                                ----------------    ----------------
    Total plant in service - regulated                 3,011,594           2,747,208
 Less accumulated depreciation                        (1,607,566)         (1,497,992)


    Total plant in service - regulated,
     net                                               1,404,028           1,249,216
                                                ----------------    ----------------
Nonregulated:
 Equipment                                                16,970              16,255                15.65 %
 Less accumulated depreciation                           (16,970)            (15,240)
                                                ----------------    ----------------


    Total plant in service - nonregulated,
     net                                                       -               1,015
                                                ----------------    ----------------


    Net property, plant and equipment          $       1,404,028           1,250,231
                                                ================    ================

   Depreciation expense for regulated equipment amounted to $109,575 for 1998 and $115,164 for 1997. Depreciation expense for nonregulated equipment amounted to $1,730 for 1998 and $2,377 for 1997.

   In May 1998, the Company completed an equipment upgrade, including software for equal access, totaling $279,724, which is reported in digital electronic switching. A portion of these equal access capital costs has been approved for recovery by NECA, as further described in note 1 to the financial statements.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997

(4)  Note Payable

   Note payable consists of the following:

                                                                         1998                 1997
                                                                  ----------------     ----------------
Note payable - Promissory note to McDowell
 County, West Virginia, payable to its trustee,
 Regions Bank; substantially all of the Company's
 telephone plant in service is pledged as collateral
 for the promissory note and the promissory note
 is pledged as security for the McDowell County
 West Virginia Industrial Development Bonds
 (War Telephone Project), Series 1981, in the
 original amount of $1,500,000; interest at 13.5%
 per annum on the remaining balance; semi-annual
 interest payments  are due February 1 and
 August 1, with principal payments required
 annually on August 1, varying in amount;
 matures in August 2001.                                        $          675,000              675,000

Less current maturities                                                   (295,000)            (140,000)
                                                                  ----------------     ----------------
    Note payable, net of current maturities                     $          380,000              535,000
                                                                  ================     ================


   The scheduled annual requirement for principal payments on the note payable as of November 30, 1998, are as follows:

                        Year                     Amount
                    -----------                ---------
                        1998                  $  140,000
                        1999                     155,000
                        2000                     180,000
                        2001                     200,000
                                               ---------
                        Total                 $  675,000
                                               =========


   The trustee, Regions Bank, failed to pay the scheduled debt service payment for August 1, 1998 to the bondholders from the Company's restricted cash funds deposited with the trustee, summarized as follows:

       Principal                                         $    140,000
       Interest                                                45,563
                                                            ---------

        Total debt service payment due August 1, 1998    $    185,563
                                                           ==========

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


   In January 1999, the above note payable in the amount of $535,000 and the related accrued interest of approximately $30,000 was paid in full with the proceeds from the sale of substantially all of the Company's assets, as further explained in note 9 to the financial statements.

(5)  Related Party Transactions

   The amounts due to, or receivable from, related parties are summarized below.

   Due to/from officer

   The Company made advances to and received advances from one of its officers. These advances are without specified terms or conditions for repayment. During the eleven-month period ended November 30, 1998 and the year ended December 31, 1997, no interest was received or paid by the Company and/or the officer.

                                          1998                1997
                                   ----------------    ----------------

        Due from officer, net    $                -           1,089,019
                                   ================    ================
        Due to officer, net      $           67,809                   -
                                   ================    ================


   Due to Colonial Telephone Company

   The Company made advances to and received advances from its parent, Colonial, (effective July 1, 1997). These advances are without specified terms or conditions for repayment. During the eleven-month period ended November 30, 1998 and the year ended December 31, 1997, no interest was received or paid by the Company and/or Colonial.

                                                 1998                1997
                                          ----------------    ----------------

        Due to Colonial Telephone
         Company, net                   $          363,852             382,608
                                          ================    ================


   Additional related party information is as follows:

   Parent cost allocation - Colonial Telephone Company

   Colonial provides the Company with certain management services including centralized management, accounting, consulting, data processing, purchasing and customer billing. Colonial also provides similar services to other companies that are owned by the same shareholder or are wholly-owned subsidiaries. Expenses which may be directly associated with the Company are directly charged. Other costs incurred by Colonial are allocated to all entities under its management. The total costs charged to the Company were $81,592 for 1998 and $77,619 for 1997 and are included in the statements of income, as summarized below:

                                            1998                1997
                                     ----------------    ----------------

Customer operations                $           50,088              44,494
Corporate operations                           31,504              33,125
                                     ----------------    ----------------
    Total parent cost allocation   $           81,592              77,619
                                     ================    ================

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


   Management fees - Colonial Telephone Company

   In addition to actual costs incurred and allocated (parent cost allocation), Colonial charges a management fee to the companies under its management. For 1998 and 1997, the management fees charged to the Company were $71,500 and $156,000, respectively, and are included in corporate operations in the statements of income.

   Equipment maintenance fees - Colonial Telephone Company

   Additionally, monthly fees are charged to the Company by Colonial for services rendered on behalf of the Company for the maintenance of its customer's premise equipment, as further explained in note 1 to the financial statements. These fees generally represent the net of equipment fees charged to the Company's customers less the direct expenses incidental to this income such as labor, material and depreciation expense on nonregulated equipment. For 1998 and 1997, the fees charged to the Company were $51,585 and $65,327, respectively.

(6)  Income Taxes

   The Company filed its own federal income tax return for the short period of January 1, 1997 to June 30, 1997. The Company files a consolidated federal income tax return with its parent, Colonial, for the period of July 1, 1997 to December 31, 1997 and for the period of January 1, 1998 to November 30, 1998. The Company's 1998 and 1997 tax expense is $177,919 and $76,609, respectively. As of November 30, 1998 and December 31, 1997, the income tax related amounts included in due to Colonial Telephone Company were $201,692 and $69,933, respectively.

   Deferred income taxes are calculated on the difference between the financial reporting and the income tax basis of property, plant and equipment.

   The component of the deferred tax liability is as follows:

                                          1998                1997
                                   ----------------    ----------------

        Property, plant
         and equipment           $          403,788             427,561
                                   ================    ================

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997



   The components of federal and state income tax expense are as follows:

                                                                   1998                 1997
                                                            ----------------     ----------------
Currently payable:
 Federal                                                  $          156,243               89,071
 State                                                                45,449               25,123

    Total currently payable                                          201,692              114,194
                                                            ----------------     ----------------

Deferred:
 Federal                                                             (21,670)             (34,260)
 State                                                                (2,103)              (3,325)

    Total deferred (benefit)                                         (23,773)             (37,585)
                                                            ----------------     ----------------

    Total provision for income taxes                      $          177,919               76,609
                                                            ================     ================


   The Company's effective tax rate applicable to income before taxes differed from the U.S. federal income tax rate of 34% primarily due to state income taxes of $43,346 and $21,798 in 1998 and 1997, respectively, and nondeductible expenses.

(7)  Contingencies

   Concentration of Credit Risk

   Cash

   The Company's cash balance in one financial institution is insured by the Federal Deposit Insurance Corporation up to $100,000. At November 30, 1998, the amount on deposit in that one institution exceeded the federally insured limit by approximately $136,000.

   Accounts Receivable

   The Company is dependent upon sales to customers in the geographic area that it serves. The Company provides services on credit to many of its customers in the ordinary course of business generally without collateral.

(8)  Commitments

   Compensated Absences

   The Company did not accrue a liability for compensated absences as of November 30, 1998 or December 31, 1997. The Company's policy is to allow for the carryover of sick leave but not vacation leave. Due to the small number of employees of the Company, this liability is not considered material to the financial statements.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


(9)  Subsequent Events

   Sale of Business Operations

   On December 2, 1998, the Company sold substantially all of its assets and liabilities that related to the operation of the telephone business for approximately $4.5 million to War Telecommunications Company, Inc. and its parent company, TelaLink Network, Ltd. Approximately $565,000 of the sale proceeds was used to pay off the note payable and related accrued interest, as more fully described in note 4 to the financial statements.

   Corporate Name Change

   Subsequent to November 30, 1998, the Company changed its corporate name to McDowell Telephone Company.

(10) Year 2000 Compliance (Unaudited)

   The Company is continuing in its efforts to prepare for the impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 issues are a result of computer programs, including microprocessing chips, using two digits rather than four to define the applicable year. Any Company programs that have time-sensitive software may recognize a date using "00" as the year 1900, rather than the year 2000, which could result in miscalculation or system failures.

   The Company's efforts are focused principally on information and telecommunication systems. The Company is aware that at November 30, 1998 its digital electronic switching equipment is not Year 2000 compliant. However, management of the Company expects to make upgrades necessary to bring the equipment into compliance by June 30, 1999 at a cost of approximately $15,000. Should the Company be unable to complete the necessary upgrades on a timely basis, its operations, cash flow and financial position could be adversely affected.

                              Pine Tree Telephone
                             and Telegraph Company

                          Audited Financial Statements

                     Years Ended December 31, 1998 and 1997
                       With Independent Auditors' Report

                              Pine Tree Telephone
                             and Telegraph Company

                          Audited Financial Statements
                           and Additional Information

                     Years Ended December 31, 1998 and 1997
                       With Independent Auditors' Report

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Pine Tree Telephone and Telegraph Company


We have audited the accompanying balance sheets of Pine Tree Telephone and Telegraph Company as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pine Tree Telephone and Telegraph Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying additional information (Schedules 1 and 2) is presented for purposes of additional analysis and is not a required part of the financial statements. Such information has been subjected to the procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.



February 4, 1999                              /s/ Baker Newman & Noyes
                                              Limited Liability Company

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Pine Tree Telephone and Telegraph Company


We have audited the accompanying balance sheets of Pine Tree Telephone and Telegraph Company as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pine Tree Telephone and Telegraph Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



February 4, 1999                              /s/ Baker Newman & Noyes
                                              Limited Liability Company

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                                 BALANCE SHEETS

                           December 31, 1998 and 1997


                                     ASSETS
                                     ------

                                                             1998         1997
                                                          -----------  ----------

Current assets:
 Cash and cash equivalents                                $   861,467  $   59,955
 Trading account - investments, at fair value (note 2)      3,999,351   3,429,533
 Accounts receivable, net of allowance for
    doubtful accounts of $36,000                              720,145     734,977
 Note receivable                                                1,576       1,425
 Materials and supplies                                        80,817      79,727
                                                          -----------  ----------

    Total current assets                                    5,663,356   4,305,617

Property, plant and equipment:
 Telephone operating plant, at cost (note 3)               10,153,580   9,768,293
 Nonoperating plant                                            50,915      50,915
                                                          -----------  ----------

                                                           10,204,495   9,819,208
Less accumulated depreciation:
 Telephone operating plant (note 3)                         4,688,665   4,271,998
 Nonoperating plant                                            12,483       8,893
                                                          -----------  ----------

                                                            4,701,148   4,280,891
                                                          -----------  ----------

                                                            5,503,347   5,538,317

Other assets:
 Cash value - life insurance                                  136,091     125,562
 Other                                                         26,006      26,006
                                                          -----------  ----------

                                                              162,097     151,568
                                                          -----------  ----------

                                                          $11,328,800  $9,995,502
                                                          ===========  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                             1998         1997
                                                          -----------  ----------

Current liabilities:
 Accounts payable                                         $   183,599  $  127,829
 Other taxes accrued                                           34,577      22,200
 Other current liabilities                                     39,676      58,011
 Customer deposits                                             42,114      42,173
 Accrued pension (note 5)                                     147,913     108,609
                                                          -----------  ----------

    Total current liabilities                                 447,879     358,822

Stockholders' equity:
 Common stock, par value $10; authorized 2,500 shares;
    issued and outstanding 2,144 shares                        21,440      21,440
 Deferred income taxes (note 4)                                 9,901      13,732
 Customers' contribution to plant                               4,340       4,340
 Retained earnings (note 4)                                10,845,240   9,597,168
                                                          -----------  ----------

    Total stockholders' equity                             10,880,921   9,636,680

                                                          -----------  ----------
                                                          $11,328,800  $9,995,502
                                                          ===========  ==========

See accompanying notes.

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                              STATEMENTS OF INCOME

                     Years Ended December 31, 1998 and 1997

                                                   1998         1997
                                                -----------  -----------
Operating revenues:
 State toll service                             $1,415,228   $1,569,430
 Interstate exchange access                      1,715,427    1,622,084
 Intrastate exchange access                        336,525      201,815
 Local telephone service                         1,267,955    1,218,553
 Billing and collection                            230,416       55,147
 Retail                                             23,736       17,261
 Other                                              84,272       62,673
                                                ----------   ----------
                                                 5,073,559    4,746,963
Uncollectible revenues                              12,549       14,047
                                                ----------   ----------

Net operating revenues                           5,061,010    4,732,916

Operating expenses:
 Plant operations expense                          462,511      417,581
 Plant nonspecific operations expense              762,985      741,797
 Customer operations expense                       524,732      560,212
 Corporate operations expense                      683,594      609,946
 Operating taxes                                   163,972      147,458
 Pension expense (note 5)                           39,304       59,882
                                                ----------   ----------
                                                 2,637,098    2,536,876
                                                ----------   ----------

Operating income                                 2,423,912    2,196,040

Nonoperating income (expense):
 Dividend income                                    42,006       35,310
 Interest income                                    21,708       23,698
 Interest expense                                   (2,177)      (1,913)
 Unrealized gain on investments                    309,327      271,272
 Capital gain distributions on investments         167,629      185,794
 Realized gain (loss) on sale of investments       (94,606)     142,510
 Paystation, net                                       (35)        (161)
 Paging income, net                                      -       33,935
                                                ----------   ----------

                                                   443,852      690,445
                                                ----------   ----------

Net income (note 4)                             $2,867,764   $2,886,485
                                                ==========   ==========

Pro forma net income assuming application of "C" Corporation tax rates:

   Income before income taxes                   $2,867,764   $2,886,485
   Normal corporate tax provision (note 4)       1,135,000    1,142,000
                                                ----------   ----------

   Net income on basis described above          $1,732,764   $1,744,485
                                                ==========   ==========

See accompanying notes.

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1998 and 1997


                                                  Deferred    Customers'                     Total
                                         Common    Income    Contribution    Retained    Stockholders'
                                          Stock     Taxes      to Plant      Earnings        Equity
                                         -------  ---------  ------------  ------------  --------------

Balances, January 1, 1997                $21,440   $18,333         $4,340  $ 8,013,922     $ 8,058,035

  Amortization of deferred income
   taxes (note 4)                              -    (4,601)             -        4,601               -

  Net income                                   -         -              -    2,886,485       2,886,485

  Dividends to stockholders to pay
   individual income taxes related to
   corporate income, $500 per share            -         -              -   (1,072,000)     (1,072,000)

  Other dividends on common stock,
   $110 per share                              -         -              -     (235,840)       (235,840)
                                         -------  --------   ------------  -----------     -----------

Balances, December 31, 1997               21,440    13,732          4,340    9,597,168       9,636,680

  Amortization of deferred income
   taxes (note 4)                              -    (3,831)             -        3,831               -

  Net income                                   -         -              -    2,867,764       2,867,764

  Dividends to stockholders to pay
   individual income taxes related to
   corporate income, $647 per share            -         -              -   (1,387,683)     (1,387,683)

  Other dividends on common stock,
   $110 per share                              -         -              -     (235,840)       (235,840)
                                         -------  --------   ------------  -----------     -----------

Balances, December 31, 1998              $21,440   $ 9,901         $4,340  $10,845,240     $10,880,921
                                         =======  ========   ============  ===========     ===========


See accompanying notes.

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                            STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 1998 and 1997


                                                            1998          1997
                                                        ------------  ------------

Cash flows from operating activities:
 Net income                                             $ 2,867,764   $ 2,886,485
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Unrealized gain on investments                        (309,327)     (271,272)
     Gain on sale of paging assets                                -       (33,967)
     Depreciation and amortization                          635,091       585,246
     Pension expense                                         39,304        59,882
     Life insurance credit                                   (7,361)       (8,076)
     Changes in operating assets and liabilities:
       Accounts receivable                                   14,832       (13,020)
       Materials and supplies                                (1,090)       (9,968)
       Accounts payable and accrued expenses                 49,753      (124,528)
                                                        -----------   -----------

 Net cash provided by operating activities                3,288,966     3,070,782

Cash used in investing activities:
 Increase in investments                                   (260,491)     (803,467)
 Note receivable - other                                       (151)          837
 Capital expenditures - telephone plant, net               (595,018)   (1,358,205)
 Plant removal costs and salvage                             (5,103)       (5,869)
 Life insurance premiums                                     (3,168)       (3,168)
 Proceeds from sale of property, plant and equipment              -        55,542
                                                        -----------   -----------

 Net cash used by investing activities                     (863,931)   (2,114,330)

Cash used in financing activities:
 Dividends paid                                          (1,623,523)   (1,307,840)
                                                        -----------   -----------

 Net cash used by financing activities                   (1,623,523)   (1,307,840)
                                                        -----------   -----------

Net increase (decrease) in cash and cash equivalents        801,512      (351,388)

Cash and cash equivalents at beginning of year               59,955       411,343
                                                        -----------   -----------

Cash and cash equivalents at end of year                $   861,467   $    59,955
                                                        ===========   ===========


See accompanying notes.

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997


1. Accounting Policies
   -------------------

       Description of the Business
       ---------------------------

    The Company's principal business is to provide telecommunication services to customers located in the Gray and New Gloucester, Maine area. The Company's telephone operations are regulated by various agencies.

    Telephone Plant
    ---------------

    Extensions of, and major improvements to, the telephone system are recorded at cost, including all direct and an allocable portion of indirect overhead. The original cost of assets retired is removed from both the cost and accumulated depreciation accounts. This treatment does not allow for recognition of any resulting gains or losses on other than extraordinary disposals.

    Depreciation of plant and equipment is computed on the straight-line method, at rates calculated to amortize the original cost, adjusted for estimated removal costs and salvage, over the average useful lives of the assets.

    Other Nonoperating Plant
    ------------------------

    Other nonoperating property, plant and equipment are depreciated on the straight-line method.

    Materials and Supplies
    ----------------------

    Inventories of materials and supplies are stated at cost (first-in, first-out), which is not in excess of market value.

    Cash Equivalents
    ----------------

    For purposes of the balance sheets and statements of cash flows, short-term investments which have a maturity of 90 days or less when purchased are considered cash equivalents.

    Investments
    -----------

    Investments consist of investments in mutual funds, which are carried at fair value as the Company considers these investments to constitute trading securities. Trading account gains and losses (realized and unrealized) are included in nonoperating income.

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997


1. Accounting Policies (Continued)
   ------------------------------

    Use of Estimates
    ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Advertising
    -----------

    It is the Company's policy to expense advertising costs as incurred.


2. Investments
   -----------

         Trading account investments consisted of the following at December 31, 1998 and 1997:


                                                     1998                    1997
                                            ----------------------  ----------------------
                                               Cost       Market       Cost       Market
                                            ----------  ----------  ----------  ----------

T. Rowe Price - Equity Income Fund          $  197,596  $  283,731  $  201,991  $  285,470
T. Rowe Price - Small Cap Value Fund           361,270     479,167     390,615     616,408
T. Rowe Price - Growth and Income Fund               -           -       1,238       1,919
T. Rowe Price - International Stock Fund        12,168      17,690      11,522      15,232
T. Rowe Price - New Asia Fund                        -           -         719         587
T. Rowe Price - Mid-cap Growth                 323,015     475,049     313,077     389,385
Dreyfus - Short/Intermediate Tax Exempt
    Bond Fund                                        -           -       3,068       3,102
Vanguard - World International Growth
    Fund                                       444,230     545,644     232,867     272,279
Vanguard - Total Stock                         304,081     390,794     345,710     353,412
Vanguard - Prime Cap                            34,060      55,802      31,945      44,494
Vanguard - Gold and Precious Metals
    Fund                                             -           -     110,075      67,732
Vanguard - Index Trust 500                     495,746     720,947     267,763     346,257
Fidelity - Equity Income II Fund               410,913     605,938     355,430     492,712
Fidelity - Value Fund                          341,055     389,015     400,244     504,644
Fidelity - Latin America Fund                        -           -         423         515
Fidelity - Low Priced Stock                     29,581      35,574      26,537      35,385
                                            ----------  ----------  ----------  ----------

                                            $2,953,715  $3,999,351  $2,693,224  $3,429,533
                                            ==========  ==========  ==========  ==========

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997


3. Telephone Plant
   ---------------

         A summary of activity during 1998 in the telephone plant accounts follows:

                                                           COST
                               ---------------------------------------------------------------
                                  Balances      Transfers and    Balances
                               January 1, 1998    Additions    Retirements   December 31, 1998
                               ---------------  -------------  ------------  -----------------

Land                                $   99,509       $      -    $       -         $    99,509
Vehicles                               227,502         18,945      (14,880)            231,567
Other work equipment                    85,337          7,596            -              92,933
Buildings                              681,131          3,400            -             684,531
Furniture                               46,587          3,095       (2,725)             46,957
Office equipment                        29,159              -       (3,440)             25,719
General purpose computers               68,415         34,993      (55,293)             48,115
Voice mail equipment                   151,845              -            -             151,845
Digital switching equipment          3,543,905        131,960       (3,633)          3,672,232
Circuit equipment                      557,008         32,247            -             589,255
Other terminal equipment                11,967          1,279            -              13,246
Poles                                  897,710         99,873       (2,541)            995,042
Cable                                3,354,144        228,060      (94,795)          3,487,409
Wire                                    12,115          3,456         (474)             15,097
Plant under construction                 1,959         30,114      (31,950)                123
                                    ----------       --------    ---------         -----------

                                    $9,768,293       $595,018    $(209,731)        $10,153,580
                                    ==========       ========    =========         ===========

                                                   ACCUMULATED DEPRECIATION
                               ---------------------------------------------------------------
                                   Balances                   Transfers and  Balances
                               January 1, 1998    Additions    Retirements   December 31, 1998
                               ---------------  -------------  -----------   -----------------
Vehicles                            $  119,723       $ 18,195    $ (14,880)        $   123,038
Other work equipment                    58,830          8,913            -              67,743
Buildings                              216,962         17,306            -             234,268
Furniture                               29,090          3,134       (2,725)             29,499
Office equipment                        15,435          3,841       (3,440)             15,836
General purpose computers               47,318         11,653      (55,292)              3,679
Voice mail equipment                    25,915         12,451            -              38,366
Digital switching equipment          2,003,095        295,862       (7,359)          2,291,598
Circuit equipment                      196,381         34,244            -             230,625
Other terminal equipment                 6,746          1,261            -               8,007
Poles                                  104,507         46,451      (10,642)            140,316
Cable                                1,446,962        176,285     (119,825)          1,503,422
Wire                                     1,034          1,905         (671)              2,268
                                    ----------       --------    ---------         -----------

                                    $4,271,998       $631,501    $(214,834)        $ 4,688,665
                                    ==========       ========    =========         ===========

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997


4. Income Taxes
   ------------

         The Company and its stockholders have elected S corporation status. Under such election, the Company's taxable income is reportable by its stockholders and no income taxes will normally be payable by the Company. Accordingly, the liability related to deferred income taxes at the date of the S election (January 1, 1988) was reclassified to stockholders' equity. The unamortized balance of such taxes, however, will be utilized in the computation of the return on capital investment for regulatory purposes and is, therefore, being separately accounted for within the stockholders' equity section.

         Retained earnings at December 31, 1998 includes approximately $7,431,000 of earnings reported as taxable income by the Company's stockholders and available for tax free distributions. A rollforward of these earnings for the year ended December 31, 1998, is as follows:

                                  (In Thousands)

    Balance, December 31, 1997          $ 6,187
    Net income                            2,868
    Dividends paid                       (1,624)
                                        -------

Balance, December 31, 1998              $ 7,431
                                        =======


5. Pension Plan
   ------------

      The Company's defined benefit pension plan, covering substantially all full time employees, is incorporated in the United States Independent Telephone Association (U.S.I.T.A.) master plan. Pension benefits are based upon average annual compensation for the highest three consecutive years of credited service. The Company's plan attained fully funded status in 1986 and no contributions have been permitted since then. The assets of the plan are held in trust and are invested in a diversified portfolio that includes common stocks, U.S. Government obligations and short-term financial instruments.

      Net pension expense for 1998 and 1997 included the following components:


                                                            1998        1997
                                                          ---------  ----------

    Service cost - benefits earned during period          $ 63,854   $  67,208
    Interest incurred on projected benefit obligations      79,328      71,923
    Net return on plan assets (expected in 1998)           (91,915)   (258,416)
    Net amortization and deferral                          (11,963)    179,167
                                                          --------   ---------

    Net pension expense                                   $ 39,304   $  59,882
                                                          ========   =========

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997


5. Pension Plan (Continued)
   -----------------------

         Significant assumptions used in 1998 and 1997 in determining the net periodic pension credit were:


Discount rate                                        7.0%
Increase in compensation levels                      4.5
Long-term rate of return on assets                   7.0

      The funded status at December 31, 1997 (the latest information available) and December 31, 1996 is reconciled to accrued (prepaid) pension expense as follows:

                                                                 1997         1996
                                                              -----------  -----------
    Actuarial present value of benefit obligations:
    Accrued benefit obligations, including vested benefits
      of $751,977 ($685,516 at December 31, 1996)             $  769,482   $  698,227

    Effects of future services and salary growth                 365,765      331,247
                                                              ----------   ----------

    Projected benefit obligations                              1,135,247    1,029,474

Plan assets                                                    1,315,070    1,060,339
                                                              ----------   ----------

Excess of plan assets over projected
    benefit obligations                                         (179,823)     (30,865)

Unrecognized net gain from experience
    different from that assumed                                  240,270       26,265

Unrecognized prior service cost                                  (56,297)     (60,628)

Unrecognized net transition asset being amortized
    over 20 years                                                104,459      113,957
                                                              ----------   ----------

Accrued (prepaid) pension expense                             $  108,609   $   48,729
                                                              ==========   ==========


6. Related Party Transaction
   -------------------------

      During 1997, the Company rendered administrative services on behalf of Northeast Cellular L.P., an entity controlled by the Company's majority stockholder. The Company charged Northeast Cellular L.P. $86,303 for these and other services.

                             ADDITIONAL INFORMATION

                                                            SCHEDULE 1

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                       SCHEDULE OF NET INCOME BY DIVISION

                          Year Ended December 31, 1998

                                                Telephone     Retail       Total
                                               Operations   and Other     Company
                                               -----------  ----------  -----------
Operating revenues:
  State toll service                           $1,415,228    $      -   $1,415,228
  Interstate exchange access                    1,715,427           -    1,715,427
  Intrastate exchange access                      336,525           -      336,525
  Local telephone service                       1,267,955           -    1,267,955
  Billing and collection                          230,416           -      230,416
  Retail                                                -      23,736       23,736
  Other                                            84,272           -       84,272
                                               ----------    --------   ----------
                                                5,049,823      23,736    5,073,559

Uncollectible revenues                             12,549           -       12,549
                                               ----------    --------   ----------
Net operating revenues                          5,037,274      23,736    5,061,010

Operating expenses:
  Plant operations expense                        462,511           -      462,511
  Plant nonspecific operations expense            762,985           -      762,985
  Customer operations expense                     522,626       2,106      524,732
  Corporate operations expense                    666,617      16,977      683,594
  Operating taxes                                 163,972           -      163,972
  Pension expense                                  39,304           -       39,304
                                               ----------    --------   ----------
                                                2,618,015      19,083    2,637,098
                                               ----------    --------   ----------

Operating income                                2,419,259       4,653    2,423,912

Nonoperating income (expense):
  Dividend income                                     150      41,856       42,006
  Interest income                                       -      21,708       21,708
  Interest expense                                 (2,177)          -       (2,177)
  Unrealized gain on investments                        -     309,327      309,327
  Capital gain distributions on investments             -     167,629      167,629
  Realized loss on sale of investments                  -     (94,606)     (94,606)
  Paystation, net                                       -         (35)         (35)
                                               ----------    --------   ----------
                                                   (2,027)    445,879      443,852
                                               ----------    --------   ----------

Net income                                     $2,417,232    $450,532   $2,867,764
                                               ==========    ========   ==========

Pro forma net income if Company had
  continued to be taxed as a
  C corporation:
    Income before income taxes                 $2,417,232    $450,532   $2,867,764
    Normal corporate tax provision                963,000     172,000    1,135,000
                                               ----------    --------   ----------

Net income                                     $1,454,232    $278,532   $1,732,764
                                               ==========    ========   ==========

                                                            SCHEDULE 2

                   PINE TREE TELEPHONE AND TELEGRAPH COMPANY

                       SCHEDULE OF CASH FLOWS BY DIVISION

                          Year Ended December 31, 1998

                                                               Telephone      Retail       Total
                                                               Operations   and Other     Company
                                                              ------------  ----------  ------------

Cash flows from operating activities:
  Net income                                                  $ 2,417,232   $ 450,532   $ 2,867,764
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Unrealized appreciation on investments                            -    (309,327)     (309,327)
      Depreciation and amortization                               631,501       3,590       635,091
      Pension expense                                              39,304           -        39,304
      Life insurance credit                                        (7,361)          -        (7,361)
      Changes in assets and liabilities:
        Accounts receivable                                        14,832           -        14,832
        Materials and supplies                                     (1,090)          -        (1,090)
        Accounts payable and accrued expenses                      49,753           -        49,753
                                                              -----------   ---------   -----------

  Net cash provided by operating activities                     3,144,171     144,795     3,288,966

Cash used in investing activities:
  Increase in investments                                               -    (260,491)     (260,491)
  Note receivable - other                                               -        (151)         (151)
  Capital expenditures                                           (595,018)          -      (595,018)
  Plant removal costs                                              (5,103)          -        (5,103)
  Life insurance premium                                           (3,168)          -        (3,168)
                                                              -----------   ---------   -----------

  Net cash used by investing activities                          (603,289)   (260,642)     (863,931)

Cash used in financing activities:
  Dividends paid                                               (1,623,523)          -    (1,623,523)
                                                              -----------   ---------   -----------

  Net cash used by financing activities                        (1,623,523)          -    (1,623,523)
                                                              -----------   ---------   -----------

Net increase (decrease) in cash and cash equivalents              917,359    (115,847)      801,512

Transfer of cash                                                 (917,359)    917,359             -

Cash and cash equivalents at beginning of year                          -      59,955        59,955
                                                              -----------   ---------   -----------

Cash and cash equivalents at end of year                      $         -   $ 861,467   $   861,467
                                                              ===========   =========   ===========


                         CONTINENTAL CHOICE CARE, INC.

     The undersigned hereby appoints Steven L. Trenk and Alvin S. Trenk or either of them, with full power of substitution, as proxies for the undersigned, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, at the annual meeting of shareholders of Continental Choice Care, Inc. (the "Company"), to be held at Hamilton Park Conference, 175 Park Avenue, Florham Park, New Jersey 07932, on May 17, 1999, at 4:00 p.m.,
New York City time, or any adjourmnent thereof, as follows:

1. Approve the Agreement and Plan of Merger dated as of February 5, 1999, the consummation of the transactions contemplated thereby and related matters, and the amendment of the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorem Holding
   Corp."

        -For      or        -Against        or        -Abstain

2. Approve the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 10,000,000 to 20,000,000 shares.

        -For      or        -Against        or        -Abstain


3. Approve the increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan from 1,250,000 to 2,500,000.

        -For      or        -Against        or        -Abstain


4. For election of Steven L. Trenk as Class II director.

        -For or -Withhold Authority

5. Approval of the appointment for Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

        -For      or        -Against        or        -Abstain


6. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

     The Proxies will vote as specified herein or, if a choice is not specified, they will vote for the proposals set forth in Items 1, 2, 3 and 5 and for the nominee listed in Item 4.

This Proxy is solicited by the Board of Directors of the Company.

                                Receipt of the Notice Annual Meeting of
                                Shareholders, Proxy Statement dated April 28, 1998 and Annual Report to Shareholders is hereby acknowledged:

                                Date:                                , 1999
                                     --------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------
                                (Signatures)

                                (Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.)